    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998


                                                     REGISTRATION NO.: 333-59617
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT


                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                 (Name of small business issuer in its charter)
                         ------------------------------

               DELAWARE                                  7372                                 11-3027591
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                                70 Walnut Street
                      Wellesley Hills, Massachusetts 02481
                                 (781) 239-8280
   (Address and Telephone Number of Registrant's Principal Executive Offices)
                         ------------------------------

                                  AVI A. FOGEL
                     President and Chief Executive Officer
                       Network-1 Security Solutions, Inc.
                                70 Walnut Street
                      Wellesley Hills, Massachusetts 02481
                                 (781) 239-8280

      (Name, Address and Telephone Number of Agent for Service of Process)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:
                         ------------------------------

          SAM SCHWARTZ, ESQ.                     ROBERT J. MITTMAN, ESQ.
       Bizar Martin & Taub, LLP                   Tenzer Greenblatt LLP
     1350 Avenue of the Americas                  The Chrysler Building
       New York, New York 10019                    405 Lexington Avenue
      Telephone: (212) 265-8600                  New York, New York 10174
      Telecopier: (212) 581-8958                Telephone: (212) 885-5000
                                                Telecopier: (212) 885-5001

                         ------------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. / / [      ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. / / [      ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. / / [      ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. / / [      ]
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE


                                                                                                              PROPOSED
                                                                                            PROPOSED          MAXIMUM
                                                                                             MAXIMUM         AGGREGATE
                         TITLE OF EACH CLASS OF                            AMOUNT TO BE  OFFERING PRICE    OFFERING PRICE
                       SECURITIES BEING REGISTERED                          REGISTERED    PER SHARE (1)         (1)
Common Stock, par value $.01 per share...................................    1,955,000      $    6.00       $ 11,730,000
Underwriter's Warrants(3), each to purchase one share of Common Stock....      170,000      $    .001       $        170
Common Stock, par value $.01 per share issuable upon exercise of
Underwriter's Warrants(4)................................................      170,000      $    9.30(4)    $  1,581,000
Total....................................................................


                                                                            AMOUNT OF
                         TITLE OF EACH CLASS OF                            REGISTRATION
                       SECURITIES BEING REGISTERED                             FEE
Common Stock, par value $.01 per share...................................   $3,460.35
Underwriter's Warrants(3), each to purchase one share of Common Stock....   $     .05
Common Stock, par value $.01 per share issuable upon exercise of
Underwriter's Warrants(4)................................................   $  466.40
Total....................................................................   $3,926.80(5)



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.



(2) Includes 255,000 shares of Common Stock issuable upon exercise of an option granted to the Underwriter to cover over-allotments of shares, if any.



(3) Pursuant to Rule 416, this Registration Statement also registers such indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the Underwriter's Warrants.



(4) No fee due pursuant to Rule 457(g).



(5) Fee previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

FORM SB-2 ITEM NUMBER AND CAPTION                                                 HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
             Cover of Prospectus................................  Outside Front Cover of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover
       3.  Summary Information and Risk Factors.................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Risk Factors; Underwriting
       6.  Dilution.............................................  Dilution; Risk Factors
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus
       9.  Legal Proceedings....................................  Business
      10.  Directors, Executive Officers, Promoters and Control
             Persons............................................  Risk Factors; Management
      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Principal Stockholders
      12.  Description of Securities............................  Description of Securities
      13.  Interest of Named Experts and Counsel................  Legal Matters; Experts
      14.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Description of Securities
      15.  Organization Within Last Five Years..................  Business; Certain Transactions
      16.  Description of Business..............................  Business
      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations
      18.  Description of Property..............................  Prospectus Summary; Risk Factors; Discussion and
                                                                    Analysis of Financial Results of Operations;
                                                                    Business
      19.  Certain Relationships and Related Transactions.......  Certain Transactions
      20.  Market for Common Equity and Related Stockholder
             Matters............................................  Risk Factors; Dilution; Management; Shares Eligible
                                                                    for Future Sale
      21.  Executive Compensation...............................  Management
      22.  Financial Statements.................................  Financial Statements
      23.  Change in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 PRELIMINARY PROSPECTUS DATED OCTOBER 22, 1998


                             SUBJECT TO COMPLETION


                                1,700,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. It is anticipated that the Common Stock will be quoted on the Nasdaq SmallCap Market under the symbol "NSSI." For a discussion of the factors considered in determining the initial public offering price, see "Underwriting."

                            ------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
  AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
                COMMENCING ON PAGE 7 AND "DILUTION" ON PAGE 21.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


                                                           PRICE            UNDERWRITING          PROCEEDS
                                                             TO            DISCOUNTS AND             TO
                                                           PUBLIC          COMMISSIONS(1)        COMPANY(2)
Per Share..........................................        $6.00                $.60               $5.40
Total(3)...........................................     $10,200,000          $1,020,000          $9,180,000



(1) In addition, the Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance and to sell to the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 170,000 shares of Common Stock. The Company has also agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(2) Before deducting expenses estimated at $1,035,000, including the Underwriter's nonaccountable expense allowance in the amount of $306,000 ($351,900 if the Underwriter's over-allotment option is exercised in full), payable by the Company.



(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 255,000 shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the price to public, underwriting discounts and commissions, and proceeds to Company will be $11,730,000, $1,173,000 and $10,557,000, respectively. See "Underwriting."


    The shares of Common Stock are being offered, subject to prior sale, when, as and if delivered to, and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares will be made against payment therefor at the offices of the Underwriter, 650 Fifth Avenue, New York, New York 10019, on
or about            , 1998.

                            ------------------------

                           WHALE SECURITIES CO., L.P.

                The date of this Prospectus is            , 1998

                                [GATEFOLD COVER]

       [GRAPHIC ILLUSTRATING DEPLOYMENT OF THE COMPANY'S FIREWALL/PLUS PRODUCTS THROUGHOUT AN ENTERPRISE'S COMPUTER NETWORK, OFFERING PROTECTION FOR SUCH NETWORKS AGAINST INTERNAL AND EXTERNAL
       SECURITY THREATS.]

The Company's FIREWALL/PLUS family of security software products enables an organization to protect and secure its computer networks from internal and external security threats. Specific features include:

ENTERPRISE-WIDE DEPLOYMENT. Unlike most other firewall solutions which focus on an enterprise's connection to the Internet, FIREWALL/PLUS may be used throughout the enterprise; as a perimeter firewall to control access to and from the Internet, between internal networks to protect the network from attacks from within, and on application servers and clients PCs to protect data.

MULTI-PROTOCOL CAPABILITY. FIREWALL/PLUS provides multi-protocol filtering not available from network security products offered by other firewall vendors. FIREWALL/PLUS filters TCP/IP plus all other commonly used network transport protocols, such as IPX, SNA, DECnet and NetBEUI.

MULTI-LAYER SECURITY. FIREWALL/PLUS' Interceptor Shim and security filter engine technology introduce a security layer between the network hardware drivers and the Windows NT operating system by filtering all network traffic before it reaches Windows NT.

ADVANCED FILTERING SYSTEM. FIREWALL/PLUS incorporates frame, packet, application layer, proxy, and stateful inspection filtering capabilities. The Company believes that its hybrid approach to filtering allows the Company to offer a firewall product that maximizes security without sacrificing performance.

                         ------------------------------

    FIREWALL/PLUS is a trademark of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               [INSIDE GATEFOLD]

                 [FOUR PICTURES IN CLOCKWISE ORDER AS FOLLOWS]

    [GRAPHIC ILLUSTRATING DEPLOYMENT OF THE COMPANY'S FIREWALL/PLUS ENTERPRISE VERSION WHICH RESIDES ON THE PERIMETER OF A COMPUTER NETWORK OFFERING A BARRIER BETWEEN THE ENTERPRISE AND THE INTERNET.]

    [The following text appears to the right of the graphic.]

    - Sits on the perimeter of a network, offering a barrier between the enterprise and the Internet.

    - Incorporates Virtual Private Network (VPN) technology to enable secure communications between networks across the Internet, utilizing all commonly used network transport protocols.

    - May be operated in a transparent mode and therefore cannot be identified for attack.

    [GRAPHIC ILLUSTRATING DEPLOYMENT OF THE COMPANY'S FIREWALL/PLUS ENTERPRISE VERSION BEING USED AS AN INTERNAL GATEWAY SECURITY DEVICE TO PROTECT SUB-NETWORKS FROM UNAUTHORIZED ATTACK ORIGINATING FROM OTHER SUB-NETWORKS ON THE NETWORK.]

    [The following text appears to the right of the graphic.]

    - Controls access by users to sub-networks throughout the enterprise network.

    - Protects against attacks originating from within the internal enterprise network, where security breaches often originate.

    - Supports multiple network transport protocols, including IP, IPX, SNA, DECnet, and NetBEUI.

    [GRAPHIC ILLUSTRATING DEPLOYMENT OF THE COMPANY'S FIREWALL/PLUS CLIENT VERSION, WHICH PROTECTS A WINDOWS NT WORKSTATION AGAINST INTERNAL AND EXTERNAL NETWORK ATTACKS.]

    [The following text appears to the right of the graphic.]

    - Protects the Windows NT workstation on which it resides against internal and external network attacks.

    - Protects highly sensitive Windows NT workstations (e.g. CEO, human resources, payroll and accounting).

    - Supports multi-protocol environments commonly used in enterprise networks.

    [GRAPHIC ILLUSTRATING DEPLOYMENT OF THE COMPANY'S FIREWALL/PLUS SERVER VERSION WHICH RESIDES ON A WINDOWS NT APPLICATION SERVER PREVENTING UNAUTHORIZED ACCESS BY INTERNAL NETWORK USERS.]

    [The following text appears to the right of the graphic.]

    - Installs directly on a Windows NT application server without interfering with the normal operation of the server.

    - Prevents unauthorized access to a secured Windows NT server by internal users, where security breaches often originate.

    - Protects sensitive enterprise systems such as database servers, key escrow securities, digital certificate servers and authentication servers.

    - Security provided for all commonly used network transport protocols.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING PER SHARE DATA AND INFORMATION RELATING TO THE NUMBER OF SHARES OUTSTANDING, (I) HAS BEEN ADJUSTED TO REFLECT A 1-FOR-1.61083 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JULY 20, 1998,
(II) GIVES EFFECT TO THE CONVERSION OF THE OUTSTANDING SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK INTO 310,399 SHARES OF COMMON STOCK, THE ISSUANCE OF 562,836 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK (THE "SERIES C PREFERRED STOCK") IN EXCHANGE FOR THE CANCELLATION OF PROMISSORY NOTES, INCLUDING ACCRUED INTEREST, OF $2,954,888, AND THE ISSUANCE OF AN AGGREGATE OF 64,167 SHARES OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION OF COMMHOME SYSTEMS CORPORATION (THE "COMMHOME ACQUISITION") AND SATISFACTION OF CERTAIN INDEBTEDNESS OF COMMHOME, ALL UPON CONSUMMATION OF THIS OFFERING, AND (III) ASSUMES THE CONVERSION OF 562,836 SHARES OF SERIES C PREFERRED STOCK INTO 562,836 SHARES OF COMMON STOCK AND NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION TO PURCHASE UP TO 255,000 ADDITIONAL SHARES OF COMMON STOCK. SEE "BUSINESS--COMMHOME SYSTEM CORPORATION ACQUISITION," "CERTAIN TRANSACTIONS," "DESCRIPTION OF SECURITIES--PREFERRED STOCK" AND NOTE J TO NOTES TO FINANCIAL STATEMENTS.


    CERTAIN STATEMENTS CONTAINED HEREIN UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" INCLUDING, WITHOUT LIMITATION, STATEMENTS CONCERNING THE COMPANY'S STRATEGY AND GROWTH PLANS, CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING THE COMPANY'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

                                  THE COMPANY

    Network-1 Security Solutions, Inc. (the "Company") develops, markets, licenses and supports a family of network security software products designed to provide comprehensive security to computer networks, including Internet based systems and internal networks and computing resources. The Company's FIREWALL/PLUS family of security software products enables an organization to protect its computer networks from internal and external attacks and to secure organizational communications over such internal networks and the Internet. The Company also offers its customers a full range of consulting services in network security and network design and support in order to build, maintain and enhance customer relationships and increase the demand for its software products.

    The FIREWALL/PLUS family of security solutions is designed to protect against Internet and intranet (internal networks utilizing Internet technology and applications based upon TCP/IP--the Internet network transport protocol) based security threats and to address security needs that arise from within internal networks that often utilize other network transport protocols besides TCP/IP including, among others, Novell's IPX, Digital Equipment's DECnet and IBM's SNA. The Company's FIREWALL/PLUS family of firewall products operates on the Microsoft Windows NT operating system platform. FIREWALL/PLUS' proprietary Interceptor Shim and filter engine software technology, with its unique ability to handle and filter all commonly used network transport protocols, provide organizations with a highly secure and flexible security solution. Additionally, unlike most other firewall solutions which focus on an enterprise's connection to the Internet, the FIREWALL/PLUS solution can be deployed throughout the enterprise; at the perimeter to control access to and from the Internet, between internal networks and on application servers and desktop PCs to protect data residing on such servers and PCs. FIREWALL/PLUS for Windows NT received the 1997 Internet and Electronic Commerce Conference award for "Best Intranet Solution" and the 1997 ENT Magazine Readers Choice Award for "Best NT Firewall."

    As a result of the explosive growth in network computing and Internet use (as well as use of intranets and extranets), protection of an organization's network and data has become a significant economic concern for businesses. According to the 1997 Annual Information Week/Ernst & Young LLP Information Security Survey of information technology managers and professionals, 42% of the respondents reported malicious acts from external sources, as compared to 16% in the prior year, and 43% of the respondents reported malicious acts by employees as compared to 29% in the prior year. According to FBI estimates, U.S. companies suffer estimated losses of $5 to $10 billion per year as a result of unauthorized access to information and data. According to the 1998 Computer Security Institute/FBI Computer Crime and Security Survey, 44% of the respondents reported unauthorized access by employees. The Company believes that securely segmenting internal network areas and computing resources from unauthorized access will become paramount to insuring the integrity of both the internal network and an organization's intranet and extranet (intranets which allow access to one or more users outside of the internal network) resources.

    In a Windows NT based environment, it is typical for multiple network transport protocols to co-exist, as Windows NT comes pre-equipped with TCP/IP, IPX (Novell), NetBEUI (LAN Manager) and AppleTalk. In addition, certain applications require the use of non-TCP/IP protocols to operate between sub-networks within a network. The Company believes that multiple network transport protocols will remain prevalent in computing environments because of the large installed base of non-TCP/IP based computer systems and applications. As a result, the Company believes that its FIREWALL/PLUS technology offers significant advantages as a security product for computer networks because of its unique ability to filter all commonly used network transport protocols and reside in multiple locations throughout an organization's network.

    The Company intends to pursue an aggressive growth strategy and to focus its efforts on marketing its FIREWALL/PLUS family of network security products. Key elements of the Company's strategy are to:

    - Provide comprehensive network security solutions by developing, marketing and supporting a family of network security products to address a broad range of security issues confronting computer networks and computing, including concerns arising from allowing access to the Internet as well as concerns relating to the security of internal networks.

    - Emphasize internal network security because of the ability of FIREWALL/PLUS to filter a multitude of network transport protocols which are common in many organizations. The Company intends to devote a significant portion of the proceeds of this offering for sales and marketing toward educating potential end users and third-party distributors as to the need to protect networks and computing resources from unauthorized access and attacks from within an internal network and the capabilities and benefits of the Company's products.

    - Implement a marketing plan which includes a multi-channel distribution strategy which emphasizes establishing and maintaining third-party distributor relationships with systems integrators, VARs, OEMs and resellers in the United States and internationally.

    - Increase sales of FIREWALL/PLUS by leveraging relationships with consulting clients.

    Since its inception, the Company has incurred significant losses. The future success of the Company is largely dependent upon its FIREWALL/PLUS family of software products achieving market acceptance. There can be no assurance that the Company will be able to successfully implement its marketing strategy, achieve significant market acceptance of its FIREWALL/PLUS products or achieve profitable operations.

    The Company was incorporated under the laws of the State of Delaware in July 1990. Unless the context requires otherwise, all references to the Company include the Company's wholly-owned subsidiary, Network-1 Acquisition Corp., which was formed to acquire CommHome Systems Corporation upon the consummation of this offering. The Company's executive offices are located at 70 Walnut Street, Wellesley Hills, Massachusetts 02481 and its telephone number at that address is (781) 239-8280. The Company intends to relocate its executive offices to a new facility in the Boston, Massachusetts area following the consummation of this offering. The Company's website can be found at http://www.network-1.com.

                                  THE OFFERING


Common Stock offered..............  1,700,000 shares

Common Stock to be outstanding
  after the offering..............  4,925,467 shares(1)(2)

Use of Proceeds...................  The Company intends to use the net proceeds of this offering for sales and marketing; software development;
                                    payment of trade payables; repayment of indebtedness;
                                    purchase of computer equipment; establishing a new
                                    office facility; and the balance for working capital and
                                    general corporate purposes.

Risk Factors......................  The securities offered hereby involve a high degree of risk and immediate substantial dilution to new investors
                                    and should not be purchased by investors who cannot
                                    afford the loss of their entire investment. See "Risk
                                    Factors" and "Dilution."

Proposed Nasdaq SmallCap Market
  symbol..........................  NSSI


------------------------


(1) Includes 562,836 shares of Common Stock issuable upon conversion of the 562,836 shares of Series C Preferred Stock to be issued in exchange for the cancellation of promissory notes, including accrued interest, of $2,954,888 upon the consummation of this offering. Such shares of Common Stock will be outstanding only if the holders elect to convert such shares into shares of Common Stock. If the Underwriter exercises the over-allotment option in whole or in part, the Company will use 50% of the net proceeds therefrom to repay a portion of the promissory notes and, as a result, less shares of Series C Preferred Stock will be issued. If the Underwriter exercises the over-allotment option in full, $665,550 of the net proceeds therefrom will be used to repay a portion of the promissory notes and 126,771 shares of Series C Preferred Stock will not be issued. See "Certain Transactions" and "Description of Securities--Preferred Stock."



(2) Does not include: (i) 170,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants; (ii) 855,216 shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's 1996 Stock Option Plan (the "Stock Option Plan"); (iii) 194,784 shares of Common Stock reserved for issuance upon exercise of stock options available for future grant under the Stock Option Plan; and (iv) 630,886 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants and options. See "Management--Stock Option Plan," "Description of Securities," "Certain Transactions" and "Underwriting."


                            ------------------------


    NOTICE TO CALIFORNIA INVESTORS: Each purchaser of Common Stock in California must be an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or satisfy one of the following suitability standards; (i) minimum gross income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or (ii) minimum net worth (exclusive of home, home furnishings and automobiles) of $500,000.



    NOTICE TO NEW JERSEY, OHIO, SOUTH CAROLINA AND WASHINGTON INVESTORS: Each purchaser of Common Stock in New Jersey, Ohio, South Carolina and Washington must be an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:

                                                           YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                         ----------------------------  ---------------------------
                                                             1996           1997           1997          1998
                                                         -------------  -------------  ------------  -------------
Total revenues.........................................  $   1,027,000  $   2,369,000  $  1,427,000  $     902,000
Loss from operations...................................     (4,239,000)    (1,837,000)     (640,000)    (1,552,000)
Net loss...............................................     (4,499,000)    (2,390,000)     (781,000)    (1,990,000)
Loss per share (1).....................................          (2.46)         (1.29)         (.40)         (1.17)
Weighted average number of shares
  outstanding..........................................      1,825,163      1,855,244     1,934,334      1,699,120

BALANCE SHEET DATA:


                                                                 DECEMBER 31, 1997          JUNE 30, 1998
                                                                 -----------------  -----------------------------
                                                                      ACTUAL           ACTUAL      AS ADJUSTED(2)
                                                                 -----------------  -------------  --------------
Cash and cash equivalents......................................    $      60,000    $     634,000  $    8,349,000
Working capital (deficit)......................................         (661,000)      (2,429,000)      8,187,000
Total assets...................................................        2,404,000        3,129,000      10,494,000
Total liabilities..............................................        2,479,000        3,707,000         806,000
Accumulated deficit............................................       (7,470,000)      (9,460,000)    (10,758,000)
Total stockholders' equity (deficit)...........................          (75,000)        (578,000)      9,688,000


------------------------

(1) See Notes A and B to Notes to Financial Statements for an explanation of shares used in net loss per share calculations.


(2) Gives effect to (i) the sale of 1,700,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom, including the repayment of promissory notes, plus accrued interest, of $585,000, (ii) the issuance of 562,836 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, plus accrued interest, of $2,954,888, (iii) the incurrence of aggregate non-cash charges estimated to be $668,000 relating to the amortization of the debt discount on the promissory notes described in (i) and (ii) above, upon consummation of this offering, (iv) the issuance of an aggregate of 64,167 shares of Common Stock, upon consummation of this offering, in connection with the CommHome Acquisition and the satisfaction of an aggregate of $105,000 of indebtedness of CommHome owed to certain officers of the Company, and a charge related to the CommHome Acquisition for purchased research and development of $469,000 and (v) the issuance of 13,220 shares of Common Stock in October 1998 for services rendered valued at $79,320 (such adjustment, together with the adjustments described in (ii) through (iv) above, collectively the "Offering Adjustments"). See "Use of Proceeds," "Business--CommHome Systems Corporation Acquisition," "Certain Transactions" and "Capitalization."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.


    LIMITED RELEVANT OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES; SIGNIFICANT ACCUMULATED DEFICIT; EXPLANATORY PARAGRAPH IN INDEPENDENT PUBLIC ACCOUNTANT'S REPORT RELATING TO THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. Although the Company was organized in July 1990, it was engaged primarily in providing network consulting and training services through 1994 and did not commence marketing of its first FIREWALL/PLUS product until June 1995. Accordingly, the Company has a limited relevant operating history as a software developer upon which an evaluation of its prospects and future performance can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the shift from research and product development to commercialization of products based on rapidly changing technologies in a highly specialized and emerging market. Since inception, the Company has incurred significant net losses, including net losses of $4,499,000, $2,390,000 and $1,990,000 for the years ended December 31, 1996, December 31, 1997 and the six months ended June 30, 1998, respectively. At June 30, 1998, the Company had an accumulated deficit of $9,460,000 and, since June 30, 1998, the Company has continued to incur significant and increasing losses. The Company will also incur aggregate non-cash charges upon consummation of this offering of approximately $1,137,000 relating to (i) the amortization of debt discount with respect to $3,250,000 principal amount promissory notes which will be repaid or cancelled in exchange for shares of Series C Preferred Stock, upon consummation of this offering and (ii) purchased research and development in connection with the CommHome Acquisition. In addition, the Company will incur additional non-cash charges of $572,000 over the vesting period related to stock options issued in May 1998 to Avi A. Fogel, President and Chief Executive Officer of the Company. Inasmuch as the Company intends to increase its level of activities following the consummation of this offering and will be required to make significant up-front capital expenditures in connection with its sales and marketing and continuing research and product development efforts, the Company anticipates that losses will continue until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will ever achieve significantly increased revenues or profitable operations. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the years ended December 31, 1996 and December 31, 1997, stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Financial Statements.


    SIGNIFICANT CAPITAL REQUIREMENTS; WORKING CAPITAL DEFICIT; DEPENDENCE ON PROCEEDS FOR PLAN OF OPERATION; CONTINUING NEED FOR ADDITIONAL FINANCING. The Company's capital requirements have been and will continue to be significant, and its cash requirements have been exceeding its cash flow from operations. At June 30, 1998, the Company had a working capital deficit of $2,429,000. As a result, the Company has been substantially dependent on private sales of equity and debt securities to fund its operations. The Company is dependent on the proceeds of this offering to implement its business plan and finance its working capital requirements. The Company anticipates, based on currently proposed plans and assumptions relating to the implementation of its business plan (including the timetable of, costs and expenses associated with, and success of, its marketing efforts), that the net proceeds of this offering, together with projected revenues from operations, will be sufficient to satisfy the Company's operations and capital requirements for approximately twelve months following the consummation of this offering. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the net proceeds of this offering and projected revenues otherwise prove to be insufficient to fund the implementation of the Company's business plan or working capital requirements, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNCERTAINTY OF MARKET ACCEPTANCE OF PRODUCTS. The future success of the Company is largely dependent upon market acceptance of its FIREWALL/PLUS family of software products. The network security market is at an early stage of development and is rapidly evolving. Accordingly, demand for the Company's products and market acceptance are subject to a high level of uncertainty. While the Company believes that its FIREWALL/PLUS family of software products offers advantages over competing products for network security, revenue from licenses of FIREWALL/PLUS products since introduction (June 1995) through June 30, 1998 have been only $2,561,000, including a non-refundable prepaid royalty of $500,000. There can be no assurance that FIREWALL/PLUS will gain market acceptance. Revenues from such products depend on a number of factors, including the influence of market competition, technological changes in the network security market, the Company's ability to design, develop and introduce enhancements on a timely basis, and the ability of the Company to successfully establish and maintain distribution channels. Moreover, there are commercially available competitive products, offered by companies with significantly greater resources than the Company, which have comparable or more favorable price characteristics and which may be perceived to have performance characteristics comparable to the Company's products. In addition, the Company anticipates the introduction of additional competitive products, particularly if the demand for network security products continues to increase. Existing and future competition may make it more difficult to achieve market acceptance for FIREWALL/PLUS. Additionally, potential customers may be reluctant to purchase the Company's products due to significant investments in other network security products. Consequently, although the Company intends to utilize a significant portion of the proceeds of this offering to expand its marketing and sales activities, there can be no assurance that such funds will be sufficient, that the Company's increased marketing efforts and expenditures will result in significant levels of revenue or that the FIREWALL/PLUS family of products will achieve significant market acceptance. Moreover, a highly publicized breach of network security involving the Company's products could adversely affect public perception of, and confidence in, the Company's products. See "Use of Proceeds," "Business--Sales and Marketing" and "Business--Competition."


    LIMITED MARKETING CAPABILITIES AND EXPERIENCE; DEPENDENCE UPON THIRD-PARTY MARKETING ARRANGEMENTS. The Company has not yet undertaken significant marketing efforts relating to product commercialization, has limited marketing experience and has limited financial, personnel and other resources to undertake extensive marketing activities independently. Accordingly, the Company has relied and intends to continue to rely to a large extent on arrangements with third parties for the marketing and distribution of its products, including arrangements with VARs, systems integrators, resellers, distributors and OEMs. The Company has only recently entered into marketing arrangements with most of its distributors and, to date, most of such arrangements have generated limited revenues. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's five largest distributors accounted for an aggregate of approximately 28% and 25% of the Company's revenues, respectively. Trusted Information Systems, Inc. ("TIS"), as a result of a $500,000 non-refundable pre-paid royalty, Electronic Data Systems

Corporation ("EDS") and Atlantic Richfield Company and related entities ("ARCO") accounted for 21%, 15% and 13%, of the Company's revenues, respectively, for the year ended December 31, 1997, and The City of Hope, EDS and The Sabre Group, Inc. accounted for 32%, 17% and 11% of the Company's revenues, respectively, for the six months ended June 30, 1998. In October 1998, Network Associates, Inc. (which acquired TIS) terminated the license agreement with the Company effective December 31, 1998. Based on information provided by Network Associates, Inc., the Company does not anticipate receiving any additional royalties. The Company's prospects will be dependent upon its ability to develop and maintain strategic marketing relationships with additional third parties and upon the marketing and distribution efforts of its third-party distributors. While the Company believes that the third parties with which it enters into marketing arrangements have an economic incentive to commercialize the Company's products, the time and resources devoted to these activities will be contributed and controlled by such third parties. Many of the Company's third-party distributors represent various product lines, including those competing with the Company's products. A decline in the prospects of key distributors could have an adverse effect on the Company. There can be no assurance that the Company will be able, for financial or other reasons, to finalize any additional third-party distribution or marketing arrangements, maintain its existing marketing and distribution arrangements or that any such arrangements will result in the successful commercialization of the Company's products. See "Business--Sales and Marketing."



    COMPETITION. The network security market in general, and the firewall product market in particular, is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies. The Company believes that the principal competitive factors affecting the market for network security products include security effectiveness, scope of product offerings, name recognition, product features, distribution channels, price, ease of use and customer service and support. Currently, the Company's principal competitors include AXENT Technologies Inc., Bay Networks, Inc. (a subsidiary of Northern Telecom Limited), CheckPoint Software Technologies, Ltd., Cisco Systems, Inc., Compaq Computer Corporation, Cyberguard Corp., International Business Machines Corporation, ISS Group, Inc., Microsoft Corporation, Network Associates, Inc. and Secure Computing Corporation. Due to the rapid expansion of the network security market, the Company may face competition from new entrants to the firewall product market. Most of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and possess substantially greater financial, technical and marketing and other competitive resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. While the Company believes that its firewall products do not compete against manufacturers of other types of security products (such as encryption and authentication products), there can be no assurance that potential customers will not perceive the products of such other companies as substitutes for the Company's products. In addition, certain of the Company's competitors may determine for strategic reasons to consolidate, to substantially lower the price of their network security products or to bundle their products with other products, such as hardware or other enterprise software products. Accordingly, it is possible that new competitors and alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company's current and potential competitors will not develop products that may be more effective than the Company's current or future products or that the Company's products would not be rendered obsolete or less marketable by evolving technologies or changing consumer demands or that the Company will otherwise be able to compete successfully. Increased competition for firewall products may result in price reductions and reduced gross margins and may adversely effect the Company's ability to gain market share, any of which would adversely affect the Company's business, operating results and financial condition. See "Business--Competition."


    RAPID TECHNOLOGICAL CHANGE; POTENTIAL PRODUCT OBSOLESCENCE. The network security industry is characterized by rapid technological advances, increasingly sophisticated and changing customer requirements, frequent new product introductions and enhancements, new and continuously evolving network security threats and attack methodologies and evolving industry standards in computer hardware and software technology. As a result, the Company must continually change and improve its products in response to such advances and changes in operating systems, application software, computer and communications hardware, networking software, programming tools and computer language technology. The introduction of products embodying new technologies and the emergence of new industry standards may render existing products obsolete or unmarketable. The Company's future operating results will depend upon the Company's ability to enhance its current products and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of the marketplace and that keep pace with technological developments, new competitive product offerings and emerging industry standards. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements that respond to technological change and evolving industry standards and customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that any new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. In the event that the Company does not respond adequately to the need to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Product Development."

    UNPROVEN MARKET FOR INTERNAL NETWORK SECURITY PRODUCTS. Many of the Company's competitors in the firewall market have largely devoted their resources to the development and marketing of perimeter firewall products ("IP Firewalls") designed primarily to protect an internal network from internet based security threats or threats from within intranets. While TCP/IP is a dominant network transport protocol, network environments often use other network transport protocols such as Novell's IPX, Digital Equipment's DECnet and IBM's SNA. The Company believes that the ability of the FIREWALL/PLUS technology to filter all commonly used network transport protocols and reside in multiple locations throughout the enterprise network offers significant advantages as a security product for internal networks. However, the Company's limited sales to date have not established that, in fact, this is a significant marketing advantage. The Company's future success depends in large part on the Company's ability to successfully market its technology and the increased awareness and demand in the market for the need to address security threats that arise from within internal networks which may require substantial marketing efforts and the expenditure of significant funds. Furthermore, firewall vendors and other vendors of network security products with substantially greater financial, technical and marketing resources than the Company may modify existing security products or develop new products which would address the internal network security market. The Company's failure to successfully implement marketing efforts emphasizing the internal network security market would have a material adverse effect on its business, financial condition and results of operations in the future. See "Business--Network-1 Strategy" and "Business--FIREWALL/PLUS Technology."

    SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company anticipates significant quarterly fluctuations in its operating results in the future. The Company generally ships orders for commercial products as they are received and, as a result, does not have any material backlog. As a result, quarterly revenues and operating results depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Operating results may also fluctuate on a quarterly basis due to factors such as the demand for the Company's products, purchasing patterns and budgeting cycles of customers, the introduction of new products and product enhancements by the Company or its competitors, market acceptance of new products introduced by the Company or its competitors and the size, timing, cancellation or delay of customer orders, including cancellation or delay in anticipation of new product introduction or enhancement. Therefore, comparisons of quarterly operating results may not be meaningful and should not be relied upon, nor will they necessarily reflect the Company's future performance. Because of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    PROPOSED EXPANSION; MANAGEMENT OF GROWTH; NEED FOR QUALIFIED
PERSONNEL. Following the consummation of this offering, the Company intends to use a substantial portion of the proceeds to expand its current level of operations and expects to significantly increase the number of its employees. This growth will result in an increase in responsibilities placed upon the Company's management and will place added pressures on the Company's operating and financial resources. The Company's success will be dependent in part on its ability to manage its growth, recruit additional management personnel, expand its sales and marketing personnel and research and development staff, improve its operational and financial systems, expand its customer support functions and train, motivate and manage additional employees, monitor operations and control costs. Competition with respect to the recruiting of highly qualified personnel in the software industry is intense and many of the Company's competitors have significantly greater resources than the Company. The Company's ability to attract and assimilate new personnel will be critical to the Company's performance and there can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to enhance its products, develop new products and conduct its operations successfully. Moreover, the Company may also use a portion of the net proceeds for the acquisition of businesses, technologies or products which it believes are complimentary to those of the Company, although there are currently no commitments or agreements with respect to any such acquisitions as of the date of this prospectus, except for the acquisition of CommHome. See "Business--CommHome Systems Corporation Acquisition."

    LIMITED PROTECTION OF PROPRIETARY RIGHTS; RELIANCE ON TRADE SECRETS. The Company's success is substantially dependent on its proprietary technologies. The Company does not hold any patents and relies on copyright and trade secret laws, non-disclosure agreements with employees, distributors and customers, including "shrink wrap" license agreements that are not signed by the customer, and technical measures to protect the ideas, concepts and documentation of its proprietary technologies and know-how to protect its intellectual property rights. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop substantially equivalent or superior technologies or obtain access to the Company's technologies, ideas, concepts and documentation. In addition, there can be no assurance that any confidentiality agreements between the Company and its employees, distributors or customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure. Furthermore, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of the Company's rights may be ineffective in such countries. The inability of the Company to protect its proprietary technologies could have a material adverse effect on the Company. The Company also licenses from a third-party certain proxy technology which is incorporated into its FIREWALL/PLUS products. The Company is dependent in part on its ability to continue to license such technology and any inability of the Company to be able to continue to utilize such technology either as a result of the Company's breach or the termination of the license agreement or otherwise, in the absence of similar available technologies, could have a material adverse effect on the Company.

    The Company received a U.S. trademark registration for the FIREWALL/PLUS name in December 1996. Although the Company is not aware of any challenges to the Company's rights to use this trademark, there can be no assurance that the use of this mark would be upheld if challenged. See "Business--Proprietary Rights."

    POTENTIAL INFRINGEMENT ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Although the Company believes that its technologies and products have been developed independently and do not infringe upon the proprietary rights of others, there can be no assurance that the Company's technologies and products do not and will not so infringe or that third parties will not assert infringement claims against the Company in the future. The Company is not aware of any patent infringement charge or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. In response to certain public statements made by CheckPoint Software Technologies, Ltd. related to a patented technology referred to as "stateful inspection" (the "Checkpoint Patent"), the Company retained patent counsel in April 1997 to review the Checkpoint Patent as compared to the Company's intellectual property and associated products. Based upon the opinion of the Company's intellectual property counsel, the Company does not believe that the CheckPoint Patent will have a material adverse effect on the Company. If, however, the Company's technologies or products were deemed to infringe upon the Checkpoint Patent, or if the Company's technologies or products were deemed to infringe upon the proprietary rights of other third parties, the Company could become liable for damages or be required to modify its products or to obtain a license. As the number of and variety of security products being offered continue to increase the functionality of such products may further overlap, which could result in increased infringement claims by software developers, including infringement claims against the Company with respect to future products. There can be no assurance that the Company would be able to modify its products or obtain a license in a timely manner, upon acceptable terms and conditions, or at all, or that the Company will have the financial or other resources necessary to defend a patent infringement or other proprietary rights infringement action. Failure to do any of the foregoing could have a material adverse effect on the Company, including possibly requiring the Company to cease marketing its products. See "Business--Proprietary Rights."

    DEPENDENCE ON REVENUES FROM LIMITED PRODUCT LINE; NON-RECURRING
REVENUES. Since 1996, a substantial portion of the Company's revenues have been derived from licenses of its FIREWALL/PLUS products. For the year ended December 31, 1997 and the six months ended June 30, 1998, revenues from FIREWALL/PLUS products accounted for approximately 60% and 35% of the Company's revenues, respectively. A decline in revenues from FIREWALL/PLUSproducts would have a material adverse effect on the Company. In addition, revenues from the Company's products are generally non-recurring in nature. There can be no assurance that the Company will not remain dependent upon non-recurring revenues from FIREWALL/PLUS products licensed to a limited number of customers, which revenues could constitute a considerable portion of the Company's revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    DEPENDENCE ON CONTINUED GROWTH OF THE INTERNET AND INTERNAL NETWORKS. Since the Company's products are designed to protect internal networks from unauthorized access and attacks via the Internet and from within internal networks, the Company's success is substantially dependent upon the widespread acceptance and use of the Internet, intranets and extranets as effective means of communication and commerce. Rapid growth in the use of and interest in the Internet, intranets and extranets is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of consumers will adopt and continue to use the Internet, intranets and extranets as means of communication and commerce. The Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, or if the Internet and online services do not become a viable commercial marketplace, market demand for the Company's products may not develop or be maintained. See "Business--Industry Background."

    FOCUS ON WINDOWS NT PLATFORM. Currently, the Windows NT operating system is the principal platform for the Company's FIREWALL/PLUS family of products. According to a recent International Data Corporation survey, Windows NT shipments are expected to assume a majority market share by 1999. While the Windows NT platform is perceived to have security weaknesses, many of the Company's competitors currently offer Windows NT based firewalls and the Company believes that the use of Windows NT as the preferred operating system will continue to grow dramatically over the next five years. In the event that demand for Windows NT based firewalls declines, or other platforms become the preferred platforms, and the Company is unable to adapt its products to the preferred platforms on a timely basis, the Company's business, financial condition and results of operations may be materially adversely affected. See "Business--Industry Background" and "Business--FIREWALL/PLUS Technology."


    POTENTIAL LIABILITY EXPOSURE. Since the Company's products are network security products and are used to prevent unauthorized access to and attacks upon critical enterprise information, the Company may be exposed to potential liability claims for damage caused to a network as a result of an actual or alleged failure of an installed product. Although the Company's license agreements typically contain provisions that are designed to limit the Company's exposure to potential product liability or related claims, including provisions that limit the Company's liability for special, consequential or incidental damages, there can be no assurance that such provisions will be enforceable under the laws of applicable domestic or foreign jurisdictions. The Company's consulting engagements often involve development, implementation and maintenance of networking systems that are critical to the operations of its clients' businesses. The Company's failure or inability to meet a client's expectations in the performance of its services could harm the Company's business reputation or result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure or inability. In addition, in the course of performing services, the Company's personnel often gain access to technologies and content which include confidential or proprietary client information. Any unauthorized disclosure or use of such information could result in a claim for substantial damages. The Company currently maintains product liability insurance coverage in the amount of $2,000,000 that, subject to customary exclusions, covers claims resulting from failure of the Company's products or services to perform the function or to serve the purpose intended. There can be no assurance that the Company's insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at reasonable cost. A partially or completely uninsured successful claim against the Company could have a material adverse effect on the Company. See "Business--Proprietary Rights."


    RISK OF PRODUCT DEFECTS. Software products as complex as those offered by the Company may contain undetected errors or result in failures when first introduced or when new versions are released. In particular, the personal computer hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by the Company and by current and potential customers, there can be no assurance that errors will not be found in new products or enhancements after commencement of commercial shipments. The occurrence of these errors could result in adverse publicity, loss of or delay in market acceptance, claims by customers against the Company, or could cause the Company to incur additional costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Products" and "Business--Product Development."

    LENGTHY SALES CYCLE. Licensing of the Company's software products generally involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures for complex technology. Accordingly, the sales cycle for the Company's products can be lengthy and generally commences at the time a prospective customer demonstrates an interest in purchasing a FIREWALL/PLUS solution, typically includes a 30-day free evaluation period and ends upon execution of a purchase order by the customer. The length of the sales cycle varies depending on the type and sophistication of the customer and the complexity of the operating system and may extend for periods of six to nine months. As a result of the Company's lengthy sales cycle, sales of the Company's products generally require the Company to make expenditures and use significant resources prior to receipt, if any, of corresponding revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    LICENSING IN FOREIGN MARKETS. The Company relies on software licenses to foreign customers for a portion of its revenues. For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, licensing of the Company's software products to foreign customers accounted for approximately 7%, 16% and 2%, respectively, of the Company's revenues. The Company is seeking to increase the licensing of its products in foreign markets, but there can be no assurance that the Company will be successful or that such markets will prove to be viable. To the extent that the Company is able to successfully expand its licenses to foreign markets, the Company will become increasingly subject to risks inherent in foreign trade, including shipping delays, increased collection risks, trade restrictions, export duties and tariffs and international political, regulatory and economic developments, all of which could have an adverse effect on the Company's operating margins and results of operations and exacerbate the risks inherent in the Company's business. The Company may seek to limit its exposure to the risk of currency fluctuations by engaging in foreign currency hedging transactions that could expose the Company to substantial risk of loss. The Company is not currently engaged in any currency hedging or other activities involving derivative financial instruments. The Company has limited experience in managing international transactions and has not yet formulated a strategy to protect the Company against currency fluctuations. See "Business--Sales and Marketing."


    DEPENDENCE UPON KEY PERSONNEL; NEW MANAGEMENT. The success of the Company will be largely dependent on the personal efforts of Avi A. Fogel, President and Chief Executive Officer, William Hancock, Chief Technology Officer, and Robert
P. Olsen, Vice President of Product Management. Although the Company has entered into employment agreements with each of Messrs. Fogel, Hancock and Olsen, the loss of the services of any of such officers could have a material adverse effect on the Company's business and prospects. Prior to the consummation of this offering, the Company will obtain "key-man" life insurance on each of the lives of Messrs. Fogel and Olsen in the amount of $2,000,000. The Company has been unable to obtain key-man life insurance on the life of Mr. Hancock due to his health. Messrs. Fogel and Olsen as well as Murray P. Fish, Chief Financial Officer, only joined the Company in May 1998. In addition, Joseph A. Donohue, Vice President of Engineering, and Joseph D. Harris, Vice President of International Sales, only joined the Company in July 1998 and August 1998, respectively. There can be no assurance that such officers will become sufficiently familiar with the Company's operations on a timely basis, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."



    CONTROL BY MANAGEMENT. Upon consummation of this offering, the Company's officers and directors, will beneficially own, in the aggregate, approximately 37.2% of the outstanding Common Stock. Accordingly, such persons will continue to exert significant influence over the outcome of all matters submitted to a vote of the holders of Common Stock, including the election of directors, amendments to the Company's Certificate of Incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be beneficial to other stockholders. See "Management" and "Principal Stockholders."



    BENEFITS TO RELATED PARTIES; USE OF PROCEEDS TO REPAY INDEBTEDNESS AND TRADE PAYABLES. Upon consummation of this offering, the Company will issue 562,836 shares of Series C Preferred Stock (subject to adjustment in the event the Underwriter's over-allotment option is exercised) in exchange for cancellation of promissory notes, plus accrued interest, of approximately $2,954,888, including 382,696 shares of Series C Preferred Stock to be issued to Applewood Associates, L.P., a principal stockholder of the Company, in exchange for the cancellation of promissory notes, plus accrued interest, of $2,009,156, an aggregate of 74,081 shares of Series C Preferred Stock to be issued to Charles
P. Stevenson, Jr., a principal stockholder of the Company, and affiliated entities in exchange for the cancellation of promissory notes, plus accrued interest, of $388,926, and an aggregate of 40,521 shares of Series C Preferred Stock to be issued to Corey M. Horowitz, Chairman of the Board of Directors and a principal stockholder of the Company, and CMH Capital Management Corp., whose sole stockholder is Mr. Horowitz, in exchange for the cancellation of promissory notes, plus accrued interest, of $212,734. In addition, the Company has allocated $585,000 (7.2%) of the net proceeds of this offering to repay outstanding indebtedness, of which $102,811 will be paid to Charles P. Stevenson, Jr. and affiliated entities, $75,000 will be paid to Applewood Associates, L.P., and $56,235 will be paid to Corey M. Horowitz and CMH Capital Management Corp. In the event the Underwriter exercises the over-allotment option in whole or in part, the Company will use 50% of the net proceeds to repay a portion of the promissory notes, pro rata among the holders of such promissory notes, including Applewood Associates, L.P. and Messrs. Stevenson and Horowitz and their affiliated entities, and the number of shares of Series C Preferred Stock to be issued to such persons will be proportionately reduced. In addition, simultaneously with the consummation of this offering, the Company is acquiring CommHome, of which Avi A. Fogel is President and Chief Executive Officer and a principal stockholder, in exchange for 46,667 shares of Common Stock and the assumption of approximately $200,000 of liabilities, of which $55,000 and $50,000 are owed to Mr. Fogel and Robert P. Olsen, Vice President of Product Management, respectively. Messrs. Fogel and Olsen have agreed to cancel such obligations in exchange for the issuance of 9,167 and 8,333 shares of Common Stock, respectively, upon the consummation of this offering. Furthermore, the Company has allocated approximately $595,000 (7.3%) of the proceeds of this offering to pay past due trade payables including approximately $95,000 of CommHome trade payables. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities--Preferred Stock" and "Certain Transactions."


    POTENTIAL CONFLICTS OF INTERESTS AS TO PRIOR TRANSACTIONS. The Company has from time to time entered into transactions with certain of its officers, directors and principal stockholders and their affiliates. Although the Company believes that transactions with such persons and their affiliates were on terms no less favorable than could have been obtained from unaffiliated third parties, the Company lacked sufficient disinterested independent directors at the time of certain of such transactions. See "Certain Transactions."


    BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $1,685,000 (20.7%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Management will have broad discretion as to the application of such proceeds. Furthermore, to the extent cash flow from operations is insufficient for such purposes, a portion of the proceeds allocated to working capital may be utilized to pay a portion of the salary of the Company's officers over the twelve months following the consummation of this offering (such aggregate salaries estimated to be approximately $840,000). See "Use of Proceeds."



    IMMEDIATE AND SUBSTANTIAL DILUTION. This offering involves an immediate and substantial dilution of $4.46 per share (or 74.3%) between the adjusted net tangible book value per share of Common Stock after this offering and the initial public offering price per share. See "Dilution."


    NO DIVIDENDS. The Company has never paid any dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all earnings for use in connection with the operation and expansion of its business. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company's Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, the general financial condition of the Company, the preferences of any series of Preferred Stock which may be designated in the future, the general business conditions and future contractual restrictions on payments of dividends, if any. See "Dividend Policy" and "Description of Securities--Common Stock."


    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Upon the consummation of this offering, the Company will have 4,925,467 shares of Common Stock outstanding (assuming the conversion of the outstanding shares of Series C Preferred Stock into 562,836 shares of Common Stock), of which the 1,700,000 shares being offered hereby will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,225,467 shares of Common Stock outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may be sold only pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, on various dates following the date of this Prospectus, or pursuant to another exemption under the Securities Act. The Company has granted certain registration rights with respect to an aggregate of 1,126,750 shares of Common Stock, and the Company has granted the Underwriter demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. While all of the Company's principal securityholders, officers and directors, have agreed not to
(i) sell or otherwise dispose of any shares of Common Stock in any public market transaction (including pursuant to Rule 144) or (ii) exercise any registration rights for a period of twelve months following the date of this Prospectus without the Underwriter's prior written consent, the possibility that a substantial number of the Company's securities may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities" and "Shares Eligible for Future Sale."


    SIGNIFICANT OUTSTANDING OPTIONS AND WARRANTS; POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK. Upon the consummation of this offering, there will be outstanding options and warrants to purchase an aggregate of 1,656,102 shares of Common Stock (including 170,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants) at exercise prices ranging from $1.61 to $9.66 per share. To the extent that outstanding options and warrants are exercised, dilution to the percentage ownership of the Company's stockholders will occur and any sales in the public market of the Common Stock underlying such options and warrants may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely effected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants. See "Management--Stock Option Plan," "Description of Securities--Warrants and Options" and "Underwriting."


    NO ASSURANCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK. Prior to this offering, there has been no public trading market for the Common Stock. There can be no assurance that a regular trading market for the Common Stock will develop after this offering or that, if developed, it will be sustained. The initial public offering price of the Common Stock has been determined arbitrarily by negotiation between the Company and the Underwriter and is not necessarily related to the assets, book value or potential earnings of the Company or any other recognized criteria of value and may not be indicative of the prices that may prevail in the public market. In addition, the market price for the Common Stock following this offering may be highly volatile as has been the case with the securities of other companies in emerging businesses. Factors such as the Company's operating results, announcements of the Company or its competitors, introduction of new products or technologies by the Company or its competitors and various factors affecting the network security industry generally or the market for firewall products in particular may have a significant impact on the market price of the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Underwriting."

    POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; RISKS RELATING TO LOW-PRICED STOCKS. It is currently anticipated that the Common Stock will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in net tangible assets (total assets, other than goodwill, less total liabilities), and a $1,000,000 market value of the public float. In addition, continued inclusion requires two market-makers, a minimum bid price of $1.00 per share and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock from Nasdaq, and trading, if any, in the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Common Stock.

    In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.


    ADVERSE EFFECT OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS AFFECTING STOCKHOLDERS. The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue 5,000,000 shares of "blank check" Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further stockholder approval. Upon consummation of this offering, there will be 562,836 shares of Series C Preferred Stock outstanding. The holders of the Series C Preferred Stock will be entitled to a liquidation preference of $5.25 per share plus any declared but unpaid dividends before any payments are made to holders of Common Stock, in the event of liquidation, dissolution or winding up of the Company or, if elected by a majority of the outstanding shares of Series C Preferred Stock, upon the sale of all or substantially all of the assets of the Company or the merger of the Company into any other entity. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of the Series C Preferred Stock or additional Preferred Stock that may be designated and issued in the future. The ability to issue additional series of Preferred Stock without stockholder approval could have the effect of making it more difficult for a third party to acquire a majority of the voting stock of the Company thereby delaying, deferring or preventing a change in control of the Company. Moreover, following the consummation of this offering, the Company will be subject to the State of Delaware's "business combination" statute, which prohibits a publicly-traded Delaware corporation from engaging in various business combination transactions with any of its 15% stockholders for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless certain approvals are obtained or other events occur. The statute could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company and, accordingly, may discourage attempts to acquire the Company. See "Description of Securities."


    TAX LOSS CARRYFORWARD. The Company's net operating loss carryforwards ("NOLs") expire in the years 2009 to 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. The additional equity financing obtained by the Company in connection with recent financings and this offering will result in an ownership change and, thus, will limit the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash reserves. The Company is unable to determine the availability of such NOLs since this availability is dependent upon profitable operations, which the Company has not achieved in prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H to Notes to Financial Statements.



    LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify any director or officer. In addition, the Company's By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. See "Management--Limitation of Liability and Indemnification Matters."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,700,000 shares of Common Stock offered hereby, (after deducting underwriting discounts and commissions and other expenses of the offering) are estimated to be approximately $8,145,000 ($9,476,100 if the Underwriter's over-allotment option is exercised in full). The Company expects to use the net proceeds (assuming no exercise of the Underwriter's over-allotment option) during the twelve months following this offering approximately as follows:



                                                                             APPROXIMATE    APPROXIMATE PERCENTAGE
APPLICATION OF NET PROCEEDS                                                 DOLLAR AMOUNT       OF NET PROCEEDS
--------------------------------------------------------------------------  --------------  -----------------------
Sales and marketing(1)....................................................   $  3,620,000               44.4%
Software development(2)...................................................      1,310,000               16.1
Payment of trade payables(3)..............................................        595,000                7.3
Repayment of outstanding indebtedness(4)..................................        585,000                7.2
Purchase of computer equipment(5).........................................        200,000                2.5
Relocation of offices(6)..................................................        150,000                1.8
Working capital and general corporate purposes(7).........................      1,685,000               20.7
                                                                            --------------             -----
    Total.................................................................   $  8,145,000              100.0%
                                                                            --------------             -----
                                                                            --------------             -----


------------------------


(1) Represents (i) approximately $1,870,000 for sales, marketing and promotional activities related to the Company's software products and (ii) approximately $1,750,000 for the salaries and related costs of up to 20 additional sales and marketing personnel. See "Business--Sales and Marketing."



(2) Represents estimated costs associated with software development, including the salaries of up to 12 additional software engineers and developers. See "Business--Product Development."



(3) Represents payment of (i) estimated past due trade payables and (ii) approximately $95,000 of certain liabilities assumed by the Company in connection with the CommHome Acquisition. See "Business-- CommHome Systems Corporation Acquisition," "Certain Transactions" and Financial Statements.



(4) Represents amounts to repay (i) $575,000 principal amount of promissory notes issued from February 1997 through October 1998, plus estimated accrued interest thereon at annual rates between 6% and 10%, including $102,811 which will be paid to Charles P. Stevenson, Jr., a principal stockholder of the Company, and affiliated entities, $75,000 which will be paid to Applewood Associates, L.P., a principal stockholder of the Company, and $56,235 which will be paid to Corey M. Horowitz, Chairman of the Board of Directors and a principal stockholder of the Company, and CMH Capital Management Corp., of which Mr. Horowitz is the sole stockholder. The Company used the net proceeds from the issuance of the promissory notes for working capital and general corporate purposes. See "Certain Transactions."



(5) Represents expenditures to purchase hardware and software as well as servers and test equipment for the Company's operations.


(6) Represents costs associated with relocating the Company's principal office location to the Boston, Massachusetts area, including rent and related costs. See "Business--Facilities."


(7) Represents amounts which may be used to pay a portion of the compensation for executive officers (such aggregate salaries are estimated to be $840,000 during the twelve months following the consummation of this offering), rent, trade payables, consulting fees and professional fees.



    If the Underwriter's over-allotment option is exercised in full, the Company will realize additional net proceeds of $1,331,100, of which 50% will be allocated to working capital and general corporate purposes and 50% will be allocated to repay additional indebtedness. See "Certain Transactions."

    The allocation of the net proceeds from this offering set forth above represents the Company's best estimate based upon its currently proposed plans and assumptions relating to its operations and certain assumptions regarding general economic conditions. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, technologies, or products which it believes are complimentary to those of the Company, although there are currently no commitments or agreements with respect to any such acquisitions as of the date of this Prospectus, except for the acquisition of CommHome. See "Business-- CommHome Systems Corporation Acquisition."

    Based on currently proposed plans and assumptions relating to its operations, and implementation of its business plan (including the timetable of costs and expenses associated with, and success of, its marketing efforts) the Company anticipates that the net proceeds of this offering, together with projected revenues from operations, will be sufficient to fund the Company's operations and capital requirements for approximately twelve months following the consummation of this offering. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the net proceeds of this offering and projected revenues otherwise prove to be insufficient to fund the implementation of the Company's business plan or working capital requirements, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms or at all.

    Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, or other similar short-term, interest bearing investments.

                                    DILUTION


    The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company attributable to Common Stock (total tangible assets less total liabilities less the amount of equity representing the liquidation preferrence of any outstanding preferred stock) by the number of outstanding shares of Common Stock without giving effect to the conversion of any convertible securities, unless otherwise indicated.



    At June 30, 1998, the negative net tangible book value of the Company attributable to Common Stock was ($1,428,000) or $(.85) per share ($(.36) per share, on a pro forma basis after giving effect to (i) the conversion of the outstanding shares of Series B Convertible Preferred Stock into 310,399 shares of Common Stock upon consummation of this offering, and (ii) the issuance of 596,741 shares of Common Stock in exchange for the cancellation of outstanding warrants and options to purchase 789,521 shares of Common Stock on July 8, 1998 (collectively, the "Pro Forma Adjustments")). After also giving effect to the sale by the Company of the 1,700,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated expenses of this offering) and the Offering Adjustments (see footnote 2 of "Prospectus Summary--Summary Financial Information"), the adjusted net tangible book value of the Company attributable to Common Stock at June 30, 1998 would have been $6,733,000, or $1.54 per share, representing an immediate increase in net tangible book value of $1.90 per share to the existing stockholders and an immediate dilution of $4.46 (74.3%) per share to new investors. The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:



Initial public offering price.................................             $    6.00
  Pro forma net tangible book value before offering...........  $    (.36)
  Increase attributable to new investors......................       1.90
                                                                ---------
Adjusted net tangible book value after offering...............                  1.54
                                                                           ---------
Dilution per share to new investors...........................             $    4.46
                                                                           ---------
                                                                           ---------



    The following table sets forth, with respect to the Company's existing stockholders (after giving effect to the Pro Forma Adjustments and the Offering Adjustments and assuming conversion of the Series C Preferred Stock into 562,836 shares of Common Stock) and new investors in this offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.



                                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                                   -----------------------  --------------------------       AVERAGE
                                                     NUMBER      PERCENT       AMOUNT        PERCENT     PRICE PER SHARE
                                                   ----------  -----------  -------------  -----------  -----------------
Existing Stockholders............................   3,225,467        65.5%  $  10,199,208        50.0%      $    3.16
New Investors....................................   1,700,000        34.5      10,200,000        50.0            6.00
                                                   ----------       -----   -------------       -----
Total............................................   4,925,467       100.0%  $  20,399,208       100.0%
                                                   ----------       -----   -------------       -----
                                                   ----------       -----   -------------       -----



    The above tables assume no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the Company will use 50% of the net proceeds therefrom ($665,550) to repay certain indebtedness and, as a result, 126,771 shares of Series C Preferred Stock will not be issued and existing stockholders will have paid $9,533,658 for 3,098,696 shares. In addition, the new investors will have paid $11,730,000 for 1,955,000 shares of Common Stock, representing approximately 55.2% of the total consideration, for 38.7% of the total number of shares of Common Stock outstanding. In addition, the above tables do not give effect to shares issuable upon exercise of outstanding warrants and options to purchase 1,656,102 shares of Common Stock, including options to purchase 855,216 shares of Common Stock issued under the Stock Option Plan and 170,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Stock Option Plan," Description of Securities--Warrants and Options" and "Underwriting."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and does not intend to declare or pay cash or other dividends in the foreseeable future. The Board of Directors currently expects to retain any future earnings for use in the operation and expansion of its business. The declaration and payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, the general financial condition of the Company, the preferences of any series of Preferred Stock which may be designated in the future, the general business conditions and future contractual restrictions on payment of dividends, if any.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of June 30, 1998 and (ii) as adjusted to give effect to the sale of the Common Stock offered hereby, the anticipated application of the estimated net proceeds therefrom and the Pro Forma Adjustments (see "Dilution") and the Offering Adjustments (see footnote 2 of "Prospectus Summary -- Summary Financial Information"). The information set forth below should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                             JUNE 30, 1998
                                                                                     -----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  --------------
Short-term debt....................................................................  $   2,582,000        --
                                                                                     -------------  --------------
                                                                                     -------------  --------------
Stockholders' equity (deficit)(1):
  Preferred Stock, $.01 par value, 5,000,000 shares authorized.....................
    Series A Preferred Stock, no shares issued or outstanding, actual, and as
      adjusted.....................................................................       --              --
    Series B Convertible Preferred Stock, 500,000 shares issued and outstanding,
      actual; no shares issued and outstanding, as adjusted........................  $       5,000        --
    Series C Convertible Preferred Stock, no shares issued and outstanding, actual;
      562,836 shares issued and outstanding, as adjusted (liquidation preference
      $2,954,888)(2)...............................................................       --        $        6,000
  Common Stock, $.01 par value; 25,000,000 shares authorized; 1,678,104 shares issued and outstanding, actual; 4,362,631 shares issued and outstanding, as
    adjusted(3)....................................................................         17,000          43,000
  Additional paid-in capital.......................................................      9,432,000      20,969,000
  Accumulated deficit..............................................................     (9,460,000)    (10,758,000)
  Unearned portion of compensatory stock options...................................       (572,000)       (572,000)
                                                                                     -------------  --------------
    Total stockholders' equity (deficit)...........................................       (578,000)      9,688,000
                                                                                     -------------  --------------
      Total capitalization.........................................................  $    (578,000) $    9,688,000
                                                                                     -------------  --------------
                                                                                     -------------  --------------


------------------------

(1) See Note F to Notes to Financial Statements.


(2) See Note J [2] to Notes to Financial Statements.



(3) Does not include (i) 855,216 shares of Common Stock issuable upon exercise of stock options (of which options to purchase 448,875 shares were granted as of June 30, 1998) under the Stock Option Plan, (ii) 630,886 shares of Common Stock issuable upon exercise of other outstanding options and warrants and (iii) 170,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants.

                            SELECTED FINANCIAL DATA

    The following selected financial data for the years ended December 31, 1996 and December 31, 1997 and at December 31, 1997 have been derived from the Company's audited financial statements. The following selected financial data for the six month periods ended June 30, 1997 and 1998 and at June 30, 1998 have been derived from unaudited financial statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information presented. The results for the six month period ended June 30, 1998 are not necessarily indicative of the results to be expected for any other interim period or the fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

STATEMENT OF OPERATIONS DATA:

                                                               YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                                             ----------------------------  ----------------------------
                                                                 1996           1997           1997           1998
                                                             -------------  -------------  -------------  -------------
Revenues:
  Licenses.................................................  $     624,000  $   1,132,000  $     506,000  $     412,000
  Royalties................................................       --              500,000        500,000       --
  Services.................................................        403,000        737,000        421,000        490,000
                                                             -------------  -------------  -------------  -------------
      Total revenues.......................................      1,027,000      2,369,000      1,427,000        902,000
                                                             -------------  -------------  -------------  -------------
Cost of revenues:
  Amortization of software development costs...............        246,000        321,000        125,000        267,000
  Cost of licenses.........................................        193,000        176,000         52,000        128,000
  Cost of services.........................................        390,000        418,000        212,000        272,000
                                                             -------------  -------------  -------------  -------------
      Total cost of revenues...............................        829,000        915,000        389,000        667,000
                                                             -------------  -------------  -------------  -------------
Gross profit...............................................        198,000      1,454,000      1,038,000        235,000
Operating expenses:
  Product development......................................        892,000        792,000        235,000        283,000
  Selling and marketing....................................      1,614,000        926,000        524,000        351,000
  General and administrative...............................      1,931,000      1,573,000        919,000      1,153,000
                                                             -------------  -------------  -------------  -------------
      Total operating expenses.............................      4,437,000      3,291,000      1,678,000      1,787,000
                                                             -------------  -------------  -------------  -------------
Loss from operations.......................................     (4,239,000)    (1,837,000)      (640,000)    (1,552,000)
Interest expense...........................................       (260,000)      (553,000)      (141,000)      (438,000)
                                                             -------------  -------------  -------------  -------------
Net loss...................................................  $  (4,499,000) $  (2,390,000) $    (781,000) $  (1,990,000)
                                                             -------------  -------------  -------------  -------------
                                                             -------------  -------------  -------------  -------------
Loss per share (1).........................................  $       (2.46) $       (1.29) $        (.40) $       (1.17)
Weighted average number of shares outstanding (1)..........      1,825,163      1,855,244      1,934,334      1,699,120

BALANCE SHEET DATA:


                                                                       DECEMBER 31, 1997         JUNE 30, 1998
                                                                       -----------------  ----------------------------
                                                                            ACTUAL           ACTUAL      AS ADJUSTED
                                                                       -----------------  ------------  --------------
Cash and cash equivalents............................................    $      60,000    $    634,000  $    8,349,000
Working capital (deficit)............................................         (661,000)     (2,429,000)      8,187,000
Total assets.........................................................        2,404,000       3,129,000      10,494,000
Total liabilities....................................................        2,479,000       3,707,000         806,000
Accumulated deficit..................................................       (7,470,000)     (9,460,000)    (10,758,000)
Total stockholders' equity (deficit).................................          (75,000)       (578,000)      9,688,000


------------------------

(1) See Notes A and B to Notes to Financial Statements for an explanation of shares used in net loss per share calculations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THOSE CONCERNING THE COMPANY'S STRATEGY AND GROWTH PLANS. BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS."

GENERAL

    The Company develops, markets, licenses and supports a family of network security software products designed to provide comprehensive security to computer networks including Internet based systems and internal networks and computing resources. The Company also offers to its customers a full range of consulting services in network security, network design and support. From inception (July 1990) through December 31, 1994, the Company was primarily engaged in providing consulting and training services. In 1995, the Company began to shift its focus from consulting and training to the development and marketing of network security software products. The Company introduced its first FIREWALL/PLUS software product in June 1995. Accordingly, the Company has a limited relevant operating history as a software developer upon which an evaluation of its prospects and future performance can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the operation and expansion of a new business and the shift from research and product development to commercialization of products based on rapidly changing technologies in a highly specialized and emerging market. The Company will be required to significantly expand its product and development capabilities, introduce new products, introduce enhanced features to existing products, expand its in-house sales force, establish and maintain distribution channels through third-party vendors, increase marketing expenditures, further expand its management team and attract additional qualified personnel. In addition, the Company must adapt to the demands of an emerging and rapidly changing computer network security market, intense competition and rapidly changing technology and industry standards. There can be no assurance that the Company can successfully address such risks, and the failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

    To date, the Company has incurred significant losses and, at June 30, 1998, had an accumulated deficit of $9,460,000. Inasmuch as the Company intends to increase its level of activities following the consummation of this offering and will be required to make significant up-front capital expenditures in connection with its sales and marketing and continuing research and product development efforts, the Company anticipates that losses will continue until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will ever achieve profitable operations. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements for the year ended December 31, 1996 and December 31, 1997, stating that certain factors raise substantial doubt about the Company's ability to continue as a going concern.


    The Company has only recently employed certain members of senior management relating to expansion of its operations and this offering, including Avi A. Fogel, President and Chief Executive Officer, Robert P. Olsen, Vice President of Product Management, Murray P. Fish, Chief Financial Officer, Joseph A. Donohue, Vice President of Engineering and Joseph D. Harris, Vice President of International Sales. In addition, the Company intends to hire approximately 12 additional software engineers and developers and 20 additional sales and marketing personnel within twelve months of consummation of this offering, as well as expand its finance and administrative staff and increase expenses for employee benefits, facilities, consulting, insurance, and other general operating expenses. See "Business--Sales and Marketing," "Business--Product Development" and "Management."

    The Company's FIREWALL/PLUS family of software products has not yet achieved market acceptance. The future success of the Company is largely dependent upon market acceptance of its FIREWALL/PLUS family of software products. While the Company believes that its FIREWALL/PLUS family of software products offer advantages over competing products for network security, license revenues and royalties from FIREWALL/PLUS products since their introduction (June 1995) through June 30, 1998 has only been $2,561,000, including a non-refundable pre-paid royalty of $500,000. There can be no assurance that FIREWALL/PLUS will gain significant market acceptance. Revenue from such commercial products depend on a number of factors, including the influence of market competition, technological changes in the network security market, the Company's ability to design, develop and introduce enhancements on a timely basis, and the ability of the Company to successfully establish and maintain distribution channels. The failure of FIREWALL/PLUS to achieve significant market acceptance, as a result of competition, technological change or other factors, would have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's revenues are generated primarily from product license fees for the use of the Company's software products (license revenues) and service fees for consulting services, including training and maintenance (service revenues). Revenues from licenses are recognized upon (i) delivery of the software or, if the customer has evaluation software, delivery of the software key, and (ii) issuance of the related license, assuming that no significant vendor obligations or customer acceptance rights exist. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, SOFTWARE REVENUE RECOGNITION, which the Company adopted, effective January 1, 1997. Such adoption had no effect on the Company's methods of recognizing revenue from its license and maintenance activities. Prior to 1997, the Company's revenue policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, SOFTWARE REVENUE RECOGNITION.

    The Company recognizes service revenue upon delivery of the service or ratably over the period of service. Consulting fees are recognized as such services are performed. Annual maintenance, which may be purchased in conjunction with the licensing of a product, is offered for an annual fee generally equal to 15% of the then current license fee and is recorded as service revenue ratably over the contract term.

    The Company markets and licenses its products and services primarily through third parties, such as VARs, systems integrators, resellers, distributors and OEMs, and to a lesser extent, through the Company's limited in-house sales force. Licenses through distributors typically have a lower gross margin than in-house generated licenses since distributors usually receive discounts. Revenues from third-party distributors accounted for approximately 23% and 72% of the Company's license revenues for the years ended December 31, 1996 and 1997, respectively, and 60% of the Company's license revenues for the six months ended June 30, 1998. The Company expects that the percentage of license revenues generated from third-party distributors to increase in future periods. Pricing is based upon the number of concurrent connections, the nature of the user's operating system and whether hardware is needed. Selling and marketing expenses are expected to increase as a result of proposed expansion of distribution channels and marketing programs and hiring of additional personnel.

    The Company has committed significant product and development resources to its FIREWALL/PLUS family of products. The Company's anticipated levels of expenditures for product development are based on its plans for product enhancements and new product development. The Company capitalizes and amortizes software development costs in accordance with Statement of Financial Accounting Standards No. 86. These costs consist of salaries, consulting fees and applicable overhead. The Company intends to use a portion of the proceeds of this offering to significantly increase its product development expenditures. See "Business--Product Development."

    The Company's net operating loss carryforwards ("NOLs") expire in the years 2009 to 2012. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. The additional equity financing obtained by the Company in connection with recent financings and this offering will result in an ownership change and, thus, will limit the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash reserves. The Company is unable to determine the availability of such NOL's since this availability is dependent upon profitable operations, which the Company has not achieved in prior periods. See Note H to Notes to Financial Statements.


RESULTS OF OPERATIONS
    SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997 Revenues decreased by $525,000 or 37%, from $1,427,000 for the six months ended June 30, 1997 to $902,000 for the six months ended June 30, 1998, primarily as a result of the Company's receipt of a non-refundable pre-paid royalty of $500,000 during the six months ended June 30, 1997.
    License revenues decreased by $94,000 or 19%, from $506,000 for the six months ended June 30, 1997 to $412,000 for the six months ended June 30, 1998, primarily due to a lack of financial resources for marketing of the Company's software products during the six months ended June 30, 1998 and certain initial product licensing payments received from international resellers during the six months ended June 30, 1997. During the six months ended June 30, 1998, revenues from FIREWALL/PLUS products and third party virtual private network ("VPN") products accounted for $326,000 and $86,000 of license revenues, respectively, and during the six months ended June 30, 1997, license revenues consisted solely of licenses of FIREWALL/PLUS products. Royalties were $500,000 for the six months ended June 30, 1997 as a result of the receipt of a non-refundable pre-paid royalty of $500,000 from Trusted Information Systems, Inc. ("TIS") in June 1997 and $0 for the six months ended June 30, 1998.
    Service revenues increased by $69,000 or 16%, from $421,000 for the six months ended June 30, 1997 to $490,000 for the six months ended June 30, 1998. Service revenues from consulting increased by $71,000 or 20%, from $353,000 for the six months ended June 30, 1997 to $424,000 for the six months ended June 30, 1998. The increase in service revenues from consulting was attributable to a large consulting project serviced during the six months ended June 30, 1998.

    The Company's three largest customers, The City of Hope, Electronic Data Systems Corporation ("EDS") and The Sabre Group, Inc. accounted for 32%, 17% and 11% of the Company's revenues, respectively, during the six months ended June 30, 1998. The Company's revenues from customers in the United States represented 83% of its revenues during the six months ended June 30, 1997 and 98% of its revenues during the six months ended June 30, 1998.

    Cost of revenues consists of cost of licenses, amortization of software development costs and cost of services. Cost of licenses consist of software media (disks), documentation, product packaging, production costs, product royalties and the cost of hardware associated with sales of FIREWALL/PLUS PREMIER VERSION. Cost of licenses increased by $76,000 or 146%, from $52,000 for the six months ended June 30, 1997 to $128,000 for the six months ended June 30, 1998, representing 10% and 31% of license revenues, respectively. The increase in cost of licenses in dollar amount and as a percentage of license revenues resulted primarily from increased hardware costs associated with sales of FIREWALL/PLUS PREMIER VERSION, which includes computer hardware and, therefore, has a lower gross margin, and sales of third party VPN products. Cost of licenses as a percentage of license revenues may fluctuate from period to period due to changes in product mix, changes in the number or size of transactions recorded in a given period or an increase or decrease in licenses of products which would require the Company to pay royalties to third parties. Amortization of software development costs increased by $142,000 or 114%, from $125,000 for the six months ended June 30, 1997 to $267,000 for the six months ended June 30, 1998, representing 25% and

65% of license revenues, respectively. The increase in the amortization of software development costs for the six months ended June 30, 1998 was due to the commencement of amortization of costs of the FIREWALL/ PLUS WINDOWS NT Version
4.0 upon its release in September 1997.

    Cost of services consist of salaries, benefits and overhead associated with consulting services and maintenance. Cost of services increased by $60,000 or 28%, from $212,000 for the six months ended June 30, 1997 to $272,000 for the six months ended June 30, 1998, representing 50% and 56% of service revenues, respectively, due to increases in employees and outside consultants.

    Gross profit decreased from $1,038,000 for the six months ended June 30, 1997 to $235,000 for the six months ended June 30, 1998, representing 73% and 26% of revenues, respectively. The decrease in gross profit was due to the receipt of the non-refundable prepaid royalty of $500,000 in June 1997, decreased license revenues and the increase in cost of sales as a result of increased amortization of software costs, licenses of third party VPN products and hardware costs associated with licenses of FIREWALL/PLUS PREMIER VERSION.
    Product development consists of salaries, benefits, travel and related costs of the Company's product development personnel, including consulting fees, the costs of computer equipment used in product and technology development and third-party development contracts. Product development expense increased $48,000 or 20%, from $235,000 for the six months ended June 30, 1997 to $283,000 for the six months ended June 30, 1998, representing 16% and 31% of revenues, respectively. Total product development costs, including capitalized costs of $567,000 and $50,000, were $802,000 and $333,000 for the six months ended June 30, 1997 and June 30, 1998, respectively. The decrease in total product development costs was due to the significant costs incurred during the six months ended June 30, 1997 for the development of FIREWALL/PLUS Version 4.0 which was released in September 1997, and reduced expenditures during the six months ended June 30, 1998 resulting from the Company's lack of financial resources. The Company currently anticipates that product development costs will increase as the Company hires additional software engineers and developers to support the Company's growth. See "Business--Product Development."
    Sales and marketing expenses consist primarily of salaries, including commissions, benefits, bonuses and travel, advertising, public relations, consultants and trade shows. Selling and marketing expenses decreased by $173,000 or 33%, from $524,000 for the six months ended June 30, 1997 to $351,000 for the six months ended June 30, 1998, representing 37% and 39% of revenues, respectively. The decrease in selling and marketing expenses was due primarily to a decrease in marketing efforts during such period resulting from the Company's lack of financial resources for such purposes.
    General and administrative expenses include employee costs, including salary, benefits, travel and other related expenses associated with management, finance and accounting operations, and legal and other professional services provided to the Company. General and administrative expenses increased by $234,000 or 25%, from $919,000 for the six months ended June 30, 1997 to $1,153,000 for the six months ended June 30, 1998, representing 64% and 128% of revenue, respectively. The increase in general and administrative expenses was due primarily to non-cash charges of $583,000 during the six months ended June 30, 1998 related to the value of stock options issued to the Company's Chief Executive Officer and other securities issued to an affiliate of the Company's Chairman of the Board of Directors and third parties for services, as compared to non-cash charges of $95,000 during the six months ended June 30, 1997 related to consulting services. This increase was partially offset by reduced professional fees, recruitment fees and travel and entertainment expenses during the six months ended June 30, 1998. The Company currently anticipates that general and administrative expenses will increase significantly as the Company hires additional personnel to support its growth in future periods.
    Interest expense increased by $297,000 or 211%, from $141,000 for the six months ended June 30, 1997 to $438,000 for the six months ended June 30, 1998, representing 10% and 49% of revenues, respectively. The increase in interest expense was due primarily to an increase in the amortization of debt discount for the six months ended June 30, 1998 related to private financings consisting of notes and warrants. Interest expense is expected to be significantly reduced following consummation of this offering since (i) indebtedness of $2,954,888 will be cancelled in exchange for 562,836 shares of Series C Preferred Stock and (ii) approximately $585,000 of the proceeds of this offering will be used to repay the balance of the Company's outstanding debt. See "Certain Transactions."

    No provision for or benefit from federal, state or foreign income taxes was recorded for the six months ended June 30, 1997 or the six months ended June 30, 1998 because the Company incurred net operating losses during each period and fully reserved its deferred tax assets as their future realization could not be determined.
    As a result of the foregoing, the net loss increased by $1,209,000 or 155%, from $781,000 for the six months ended June 30, 1997 to $1,990,000 for the six months ended June 30, 1998.
    YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996 Revenues increased by $1,342,000 or 131%, from $1,027,000 for the year ended
December 31, 1996 ("1996") to $2,369,000 for the year ended December 31, 1997 ("1997"). License revenues increased by $508,000 or 81%, from $624,000 for 1996 to $1,132,000 for 1997, as a result of introduction of FIREWALL/PLUS for Windows NT. Royalties were $500,000 in 1997 and $0 in 1996 as a result of receipt of a non-refundable pre-paid royalty of $500,000 from TIS relating to licensing certain of the Company's technology in June 1997. Service revenues increased by $334,000 or 83%, from $403,000 for 1996 to $737,000 for 1997. Service revenues from consulting increased by $245,000 or 68% from $359,000 in 1996 to $604,000 in 1997, primarily as a result of servicing a large consulting project during 1997. Service revenues from maintenance increased by $89,000 or 202% from $44,000 in 1996 to $133,000 in 1997, as a result of an increase in the customer base for FIREWALL/PLUS products which purchased maintenance contracts. The Company's three largest customers, TIS, EDS and ARCO accounted for 21%, 15% and 13% of the Company's revenues, respectively, in 1997. The Company's revenues from customers in the United States represented 93% of its revenues in 1996 and 84% of its revenues in 1997.
    Cost of licenses decreased $17,000 or 9%, from $193,000 for 1996 to $176,000 for 1997, representing 31% and 16% of license revenues, respectively. The decrease in the cost of licenses resulted primarily from the hardware costs associated with decreased licenses of both FIREWALL/PLUS PREMIER VERSION and third party products. The decrease in cost of licenses as a percentage of license revenues was due to the change in product mix as license revenue from FIREWALL/PLUS PREMIER VERSION, which includes hardware, accounted for a lower percentage of license revenues in 1997. Amortization of software development costs increased by $75,000 or 30%, from $246,000 for 1996 to $321,000 for 1997, representing 39% and 28% of license revenues, respectively. The increase in amortization of software development costs was due to the commencement of amortization of costs of Windows NT Version 3.0 of FIREWALL/PLUS upon its release in December 1996 and Version 4.0 upon its release in September 1997.

    Cost of services increased by $28,000 or 7%, from $390,000 for 1996 to $418,000 for 1997, representing 97% and 57% of service revenues, respectively. The decrease in cost of services as a percentage of service revenues was due primarily to the increase in service revenues which did not require increased personnel.
    Gross profit increased from $198,000 for 1996 to $1,454,000 for 1997, representing 19% and 61% of revenues, respectively. The increase in gross profit was due to increased license revenue of $508,000, and the receipt of a $500,000 prepaid royalty in June 1997 and a $334,000 increase in service revenue.
    Product development expenses decreased by $100,000 or 11%, from $892,000 for 1996 to $792,000 for 1997, representing 87% and 33% of revenues, respectively. The decrease in product development costs was due primarily to an increased portion of time spent by developers on the development of Windows NT Versions
3.0 and 4.0 of FIREWALL/PLUS and the capitalization of such costs. During 1996 and 1997, the

Company capitalized $750,000 and $850,000, respectively, of additional software development costs associated with the development and enhancement of its FIREWALL/PLUS family of products.
    Sales and marketing expenses decreased by $688,000 or 43%, from $1,614,000 for 1996 to $926,000 for 1997, representing 157% and 39% of revenues, respectively. The decrease in sales and marketing expenses in dollar amount was due primarily to a decrease in advertising expenses and the reduction of trade shows and related travel in the aggregate amount of $633,000 due to the Company's lack of funds for sales and marketing. The decrease in sales and marketing expenses as a percentage of sales was due to the aforementioned factors, as well as the Company's significant increase in revenues.
    General and administrative expenses decreased by $358,000 or 19%, from $1,931,000 for 1996 to $1,573,000 for 1997, representing 188% and 66% of revenues for 1996 and 1997, respectively. The decrease in general and administrative expenses in dollar amount and as a percentage of revenues in 1997 was due primarily to a charge of $518,000 related to the issuance of warrants to advisory board members in 1996 and reduced professional fees, recruiting fees, office supplies and stationary, repairs and maintenance contracts, travel and bad debt expenses, partially offset by higher salaries and depreciation.
    Interest expense increased by $293,000 or 113%, from $260,000 for 1996 to $553,000 for 1997, representing 25% and 23% of revenue for 1996 and 1997, respectively. The increase in interest expense was due primarily to increased amortization of debt discount as a result of the issuance of $1,500,000 principal amount promissory notes and warrants to purchase 210,628 shares of Common Stock during 1997. Debt discount is amortized over the life of the debt instrument.
    No provision for or benefit from federal, state or foreign income taxes was recorded for 1996 or 1997 because the Company incurred net operating losses for each year and fully reserved its deferred tax assets as their future realization could not be determined.
    As a result of the foregoing, the net loss decreased by $2,109,000 or 47%, from $4,499,000 for 1996 to $2,390,000 for 1997.
LIQUIDITY AND CAPITAL RESOURCES
    The Company's capital requirements have been and will continue to be significant, and its cash requirements have been exceeding its cash flow from operations. At June 30, 1998, the Company had $634,000 of cash and cash equivalents and a working capital deficit of $2,429,000. The Company has financed its operations primarily through private sales of equity and debt securities. Net cash used in operating activities was $708,000 and $848,000 during 1997 and the six months ended June 30, 1998, respectively. Net cash used in operating activities for 1997 was primarily attributable to a net loss of $2,390,000 and an increase in accounts receivable of $309,000 which was partially offset by increases in accounts payable, accrued expenses and other current liabilities of $744,000, and amortization of debt discount of $500,000 and depreciation and amortization of $481,000. Net cash used in operating activities for the six months ended June 30, 1998 was primarily attributable to a net loss of $1,990,000 and an increase in accounts receivable of $192,000, partially offset by amortization of debt discount of $364,000, issuance of Common Stock and warrants for services rendered of $583,000 and depreciation and amortization of $346,000.

    The Company's operating activities during 1996, 1997 and the six months ended June 30, 1998 were financed primarily with $3,948,000 of net proceeds from the sale of Common Stock with respect to a private placement completed in March 1996, $1,500,000 of net proceeds from the issuance of $1,500,000 principal amount of notes and warrants to purchase 210,628 shares of Common Stock in 1997 and $1,750,000 of net proceeds from the issuance of $1,750,000 principal amount of notes and warrants to purchase 325,919 shares of Common Stock during the six months ended June 30, 1998. Upon consummation of this offering, the entire principal amount of $3,250,000 and interest accrued on such outstanding notes will be cancelled in exchange for the issuance of Series C Preferred Stock or repaid with proceeds from this offering. The Company will incur aggregate non-cash charges estimated to be $668,000 relating to the amortization of debt discount with respect to $3,250,000 principal amount promissory notes which will be repaid or cancelled in exchange for shares of Series C Preferred Stock. The Company does not currently have a line of credit from a commercial bank or other institution.



    Simultaneously with the consummation of this offering, the Company, through its wholly-owned subsidiary, will acquire CommHome in exchange for 46,667 shares of the Company's Common Stock valued at $280,000 plus the assumption of approximately $200,000 of liabilities, of which $105,000 will be satisfied with the issuance of 17,500 shares of the Company's Common Stock. Upon consummation of the acquisition, the Company will incur a charge for purchased research and development of $469,000 representing the excess of the purchase price plus the assumed liabilities over the fair value of the tangible assets acquired of $1,000. See "Business--CommHome Systems Corporation Acquisition."

    The Company is dependent on the proceeds of this offering to implement its business plan and finance its working capital requirement. The Company anticipates, based on currently proposed plans and assumptions relating to the implementation of its business plan (including the timetable of, costs and expenses associated with, and success of, its marketing efforts), that the net proceeds of this offering, together with projected revenues from operations, will be sufficient to satisfy the Company's operations and capital requirements for approximately twelve months following the consummation of this offering. There can be no assurance, however, that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise) or the net proceeds of this offering and projected revenues otherwise prove to be insufficient to fund the implementation of the Company's business plan or working capital requirements, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, requiring it to curtail and possibly cease its operations. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.
FLUCTUATIONS IN OPERATING RESULTS
    The Company anticipates significant quarterly fluctuations in its operating results in the future. The Company generally ships orders for commercial products as they are received and, as a result, does not have any material backlog. As a result, quarterly revenues and operating results depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Operating results may fluctuate on a quarterly basis due to factors such as the demand for the Company's products, purchasing patterns and budgeting cycles of customers, the introduction of new products and product enhancements by the Company or its competitors, market acceptance of new products introduced by the Company or its competitors and the size, timing, cancellation or delay of customer orders, including cancellation or delay in anticipation of new product introduction or enhancement. In addition, the Company's consulting revenues tend to fluctuate as projects, which may continue over several quarters, are undertaken or completed. Therefore, comparisons of quarterly operating results may not be meaningful and should not be relied upon, nor will they necessarily reflect the Company's future performance. Because of the foregoing factors, it is likely that in some future quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.
    Licensing of the Company's products generally involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures for complex technology. Accordingly, the sales cycle for the Company's products can be lengthy and generally commences at the time a prospective customer demonstrates an interest in licensing a FIREWALL/PLUS solution, typically includes a 30-day free evaluation period and ends upon execution of a purchase order by the customer. The length of the sales cycle varies depending on the type and sophistication of the customer and the complexity of the operating system and may extend for periods of six to nine months. As a result of the Company's lengthy sales cycle, license of the Company's products generally require the Company to make expenditures and use significant resources prior to receipt, if any, of corresponding revenues. YEAR 2000 ISSUE

    The Company has assessed the potential software issues associated with the Year 2000 and believes its software products are Year 2000 compliant and, therefore, does not expect to incur material costs related thereto. With regard to internal computing resources utilized in its operations, the Company does not expect to incur material costs to make such resources Year 2000 compliant.

                                    BUSINESS

OVERVIEW

    The Company develops, markets, licenses and supports a family of network security software products designed to provide comprehensive security to computer networks, including Internet based systems and internal networks and computing resources. The Company's FIREWALL/PLUS family of security software products enables an organization to protect its computer networks from internal and external attacks and to secure organizational communications over such internal networks and the Internet. The Company also offers its customers a full range of consulting services in network security and network design and support in order to build, maintain and enhance customer relationships and increase the demand for its software products.

    The FIREWALL/PLUS family of security solutions is designed to protect against Internet and intranet (internal networks utilizing Internet technology and applications based upon TCP/IP--the Internet network transport protocol) based security threats and to address security needs that arise from within internal networks that often utilize other network transport protocols besides TCP/IP including, among others, Novell's IPX, Digital Equipment's DECnet and IBM's SNA. The Company's FIREWALL/PLUS family of firewall products operates on the Microsoft Windows NT operating system platform. FIREWALL/PLUS' proprietary Interceptor Shim and filter engine software technology, with its unique ability to handle and filter all commonly used network transport protocols, provide organizations with a highly secure and flexible security solution. Additionally, unlike most other firewall solutions which focus on an enterprise's connection to the Internet, the FIREWALL/PLUS solution can be deployed throughout the enterprise; at the perimeter to control access to and from the Internet, between internal networks and on application servers and desktop PCs to protect data residing on such servers and PCs. The Company's FIREWALL/PLUS for Windows NT received the 1997 Internet and Electronic Commerce Conference award for "Best Intranet Solution" and the 1997 ENT Magazine Readers Choice Award for "Best NT Firewall."

INDUSTRY BACKGROUND


    A critical resource of every organization is its information and its ability to distribute and access information throughout the enterprise. Computing has moved from large centralized mainframes to distributed client/server architecture consisting of interconnected personal computers dispersed throughout an organization. Organizations utilize local area networks ("LANs") to share information and applications internally. Many organizations have connected LANs, including geographically dispersed networks, into wide area networks ("WANs"). In addition, the explosive growth in telecommuting has resulted in LANs and WANs frequently being accessed from remote locations via traditional modem dial-up, Integrated Services Digital Network ("ISDN") and recently introduced cable modems and Asymmetric Digital Subscriber Line ("ADSL") modems. There is a growing use of establishing these remote connections to an organization's central resources, via Internet links, rather than through dedicated point-to-point connections.


    This evolution from mainframe computers supporting a number of terminals, towards networks of interconnected personal computers has resulted in a wide range of technologies from a multitude of vendors being used within internal networks in order to satisfy different enterprise computing requirements. As a result, heterogeneous networks utilizing a variety of network transport protocols are commonplace within LANs and WANs. Although TCP/IP has become a widely accepted network transport protocol due to the growth of the Internet and the popularity of TCP/IP applications for use within internal networks, network transport protocols such as IPX, DECnet, AppleTalk and SNA, among others, are still utilized throughout networked environments, and the Company believes such network transport protocols will continue to be utilized due to the large investments in installed systems and applications using these protocols. Further, computing environments often run one or more incompatible versions of the same protocol suite for extended periods of time while converting to new versions or to support older

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
applications or systems which cannot use the newer versions of a given protocol suite. In addition, Windows NT is shipped from Microsoft with four complete network transport protocols (IP, IPX, AppleTalk and NetBEUI) for use with NT when connected to a corporate network.

    The Windows NT server market continues to grow and outpace sales of other popular non-NT-based servers. According to recent studies by International Data Corporation and Dataquest, in 1997, servers shipped with the Windows NT operating system exceeded shipments of servers utilizing other operating systems.

    NETWORK SECURITY

    Although open computing environments have many business advantages, their accessibility makes an organization's critical software applications and electronically stored data vulnerable to security threats. Open computing environments are inherently complex, typically involving a variety of hardware, operating systems, network transport protocols and applications supplied by a multitude of vendors, making these networks difficult to manage, monitor and protect from unauthorized access or attack. The security risk associated with network computing is complicated by the increasing popularity of the Internet, intranets and extranets (intranets which allow access to one or more users outside of the internal network). By connecting an internal private network to the Internet, unauthorized third parties are given a new means by which to access an organization's private network. The combination of TCP/IP with other commonly used network transport protocols within internal networks, increases the network security challenge because of the various avenues of attack available to both internal and external attackers.

    As a result of the explosive growth in network computing and Internet use (as well as use of intranets and extranets), protection of an organization's network and data has become a significant economic concern for businesses. According to the 1997 Annual Information Week/Ernst & Young LLP Information Security Survey of information technology managers and professionals, 42% of the respondents reported malicious acts from external sources, as compared to 16% in the prior year, and 43% of the respondents reported malicious acts by employees as compared to 29% in the prior year. According to FBI estimates, U.S. companies suffer estimated losses of $5 to $10 billion per year as a result of unauthorized access to information and data. According to the 1998 CSI/FBI Computer Crime and Security Survey, 44% of the respondents reported unauthorized access by employees. The Company believes that securely segmenting internal network areas and computing resources from unauthorized access will become paramount to insuring the integrity of both the internal network and an organization's intranet and extranet resources.

    FIREWALLS

    A firewall is a security solution that enables an organization to protect its computer resources from unauthorized access by internal and external users. Firewalls enforce security access control policies between a trusted network and an untrusted network. Only authorized traffic as defined by security policies is allowed access through the firewall. Firewalls are predominantly utilized today to provide security for a network's perimeter by preventing external breaches of the internal network (trusted network) from untrusted external sources (the public network).

    Due to the significant growth in Internet connections, a number of companies have introduced firewall products ("IP Firewalls") designed primarily to protect an internal network using TCP/IP as the network transport protocol from Internet based security threats or threats from within intranets. IP Firewalls can also filter other network transport protocols used specifically with the IP routing protocol (such as UDP and ICMP). In addition, a limited number of IP Firewalls have limited filtering capabilities for a small number of non-IP based network transport protocols.

    Firewalls can also serve to provide access control between individual sub-networks on an internal network or to control access between an internal network and a selected outside party authorized to have access to the internal network for limited purposes. IP Firewalls can accomplish this task to the extent that

TCP/IP is the network transport protocol being used within an internal network as is the case with intranets and extranets. To the extent other network transport protocols are utilized within such an internal network, IP Firewalls will disallow all data utilizing any such network transport protocol from passing through the firewall, thereby denying access entirely to a party which is intended to have such access. This reduces the effectiveness of IP Firewalls in a multi-protocol networked environment.

    The Company's FIREWALL/PLUS family of security solutions is designed to address security needs that arise from within internal networks utilizing non-TCP/IP network transport protocols, including Novell's IPX, Digital Equipment Corporation's DECnet and IBM's SNA, as well as to protect against TCP/IP based Internet and intranet security threats addressed by IP Firewalls. The Company's FIREWALL/PLUS suite of products consists of a firewall designed to control access to an organization's internal network from the public networks (the "ENTERPRISE VERSION"), a firewall controlling access between the network and a trusted application server (the "SERVER VERSION") and a firewall controlling access between the network and a trusted client workstation (the "CLIENT VERSION").

    The IP Firewall market is expected to continue to experience dramatic growth. International Data Corporation estimates that 1996 unit shipments of firewalls grew by more than 250%, compared with 1995, with 1996 revenues of approximately $220 million. Unit sales of firewalls are expected to increase from 36,610 units or approximately $220 million in 1996 to 1.1 million units or $730 million in 2001. It is anticipated that unit prices of firewalls will experience a decline in the future because of increased competition. The Company believes that these projections do not take into account the need for firewalls to protect computing environments that do not rely exclusively on TCP/IP as the network transport protocol. While an organization generally requires a small number of firewalls to restrict vulnerability to TCP/IP based threats from the Internet, it may require numerous firewalls to protect internal networks from attacks from within the organization.

    The Company believes that securely segmenting internal network areas and computing resources from unauthorized access will become paramount to insuring the integrity of both the internal network and an organization's intranet and extranet resources. The Company further believes that multiple network transport protocols will remain prevalent in computing environments because of the large installed base of non-IP based computer systems and applications. The FIREWALL/PLUS security solution is positioned to address the security issues faced by enterprises with multi-protocol networking environments seeking to prevent unauthorized access and attacks from the Internet, intranets and extranets and internal networks using network transport protocols other than TCP/IP.

NETWORK-1 STRATEGY

    The Company intends to pursue an aggressive growth strategy and to focus its efforts on marketing its FIREWALL/PLUS family of network security products. Key elements of the Company's strategy are:

    - PROVIDE COMPREHENSIVE NETWORK SECURITY SOLUTIONS. The Company's strategy is to develop, market and support a family of network security products to address a broad range of security issues confronting computer networks and computing, including concerns arising from allowing access to the Internet as well as concerns relating to the security of internal networks. The Company's comprehensive approach to network security is based on its FIREWALL/PLUS technology, which offers robust security for data communications utilizing TCP/IP as well as other network transport protocols. The FIREWALL/PLUS family of firewall products currently includes the FIREWALL/PLUS ENTERPRISE VERSION, FIREWALL/PLUS SERVER VERSION and the FIREWALL/PLUS CLIENT VERSION.

    - EMPHASIS ON INTERNAL NETWORK SECURITY. While FIREWALL/PLUS has the ability to protect an organization's computer network from Internet, intranet and extranet based security threats, the Company believes that its ability to filter multiple network transport protocols offers significant advantages as a security product for internal networks where multiple network transport protocols are common. Accordingly, the Company will seek to exploit this advantage by focusing significant marketing resources on the internal network security market. The Company intends to devote a significant portion of the proceeds of this offering for sales and marketing toward educating potential end users and third-party distributors as to the need to protect networks and computing resources from unauthorized access and attacks from within an internal network and the capabilities and benefits of the Company's products.

    - ESTABLISH AND MAINTAIN SUCCESSFUL THIRD PARTY DISTRIBUTION
      RELATIONSHIPS. The Company's marketing plan includes a multi-channel distribution strategy which emphasizes establishing and maintaining third-party distributor relationships with systems integrators, VARs, OEMs and resellers in the United States and internationally. The Company intends to increase its internal sales and support organization following the consummation of this offering primarily to provide additional support to its third-party distributors.

    - LEVERAGE CONSULTING CLIENTS. The Company has designed, planned, audited and implemented numerous networks worldwide for a broad spectrum of clients, including Fortune 500 companies, small companies with modest requirements, federal, state and foreign governments and utilities, as well as education and research institutions. The Company believes that its consulting clients provide a base of potential customers for its software products. In addition, the Company's consulting relationships may facilitate its development and enhancement of software products as the Company's consultants receive feedback and guidance directly from network administrators and other technical personnel regarding products and features needed in the marketplace. See "Business-- Consulting."

FIREWALL/PLUS TECHNOLOGY

    The Company's network security solutions are based upon its proprietary FIREWALL/PLUS technology which provides organizations with enterprise wide security to protect against unauthorized access from the Internet as well as security for internal sources of intrusion and breach. The following are key aspects of the Company's FIREWALL/PLUS solution:

    ENTERPRISE-WIDE DEPLOYMENT. Unlike most other firewall solutions which focus on an enterprise's connection to the Internet, the FIREWALL/PLUS solution, as a result of its unique architecture, may be used throughout the enterprise; at the perimeter to control access to and from the Internet, between internal networks and on application servers, including web servers, and desktop PCs to protect data residing on such servers and PCs. While competing firewall solutions must be installed on dedicated computers, FIREWALL/PLUS can operate on a Windows NT desktop computer or application server without interfering with the normal operation of such desktop computer or server. As a result, the FIREWALL/PLUS security solution can be installed on existing strategic computing resources within the enterprise without incurring the expense of additional computing hardware.

    MULTI-LAYER SECURITY. The architecture of Windows NT includes two operating modes, the "user" and "kernel" modes. The FIREWALL/PLUS solution is implemented in kernel mode to maximize performance and to provide maximum security from network intrusion to the operating system environment. Using proprietary kernel-level software code developed by the Company, FIREWALL/PLUS' Interceptor Shim and security filter engine technology introduce a security layer between the network hardware drivers and the Windows NT operating system. FIREWALL/PLUS filters all network traffic before it reaches Windows NT. Incoming data packets enter the network through the network interface card and its associated hardware driver and are immediately passed to the Interceptor Shim, which directs them to the FIREWALL/PLUS filter engine. The filter engine, using a proprietary high-speed, real-time security policy enforcement language, checks the packet and associated packet history against the security rule policy database to determine whether the packet should be allowed to enter the system. The Company believes that FIREWALL/PLUS' multi-layer approach to security strengthens Windows NT by providing a layer of security that filters packets before entering the Windows NT operating system.

    ADVANCED FILTERING SYSTEM. The Company's FIREWALL/PLUS family of products includes an advanced filtering system which currently utilizes stateful inspection and application layer filtering technology to provide security for TCP/IP related network transport protocols and applications. Stateful filtering involves the knowledge of states of protocols at specific transaction intervals during the network connection between two communicating applications between specific systems. Transaction states occur at routing, transport, session control and application layers when two programs interoperate with each other over a computer network connection. When these states are defined to FIREWALL/PLUS, FIREWALL/PLUS can take actions on conditions that violate the required or expected stateful actions of one or a simultaneous series of protocols. Most firewalls have been based upon architectures incorporating either packet filtering or proxy filtering. FIREWALL/PLUS adopts a hybrid approach which incorporates frame, packet, application layer, proxy and stateful inspection capabilities in the security management of network connections. The Company believes that this hybrid approach allows the Company to offer a firewall product that maximizes security without sacrificing performance.

    MULTI-PROTOCOL CAPABILITY. A unique aspect of FIREWALL/PLUS is its ability to provide multi-protocol filtering not available from network security products offered by other firewall vendors. FIREWALL/PLUS has the advantage of filtering not only TCP/IP, but also a multitude of other network transport protocols. The Company believes that the ability of FIREWALL/PLUS to filter multiple network transport protocols offers significant advantages as a security product for internal networks where multiple network transport protocols are common. FIREWALL/PLUS is capable of utilizing stateful inspection technology for numerous network transport protocols once the various "states" of such protocols are defined to FIREWALL/PLUS. The states of TCP/IP and several other of the more commonly used protocols are capable of being defined. For those protocols not capable of being defined, FIREWALL/PLUS performs frame, packet and application filtering. In a Windows NT based environment, it is typical for all commonly used multiple network transport protocols to co-exist, as Windows NT comes pre-equipped with TCP/IP, IPX (Novell), NetBEUI (LAN Manager) and AppleTalk. In addition, certain applications require the use of non-TCP/IP protocols to operate between sub-networks on a network. FIREWALL/PLUS' multi-protocol filtering capability is effective in supporting web servers on the Internet, intranets and extranets and other information provision systems that access information stored on mainframe computers via non-IP protocols. While some commercially available routers allow basic packet filtering for multiple network transport protocols, the Company believes its multi-protocol advanced filtering capabilities offer superior features to routing solutions such as a graphical user interface, extensive logging, reporting and alarming and security policy time management.

    TRANSPARENCY. FIREWALL/PLUS may be operated in a transparent mode. In this mode, FIREWALL/PLUS has no network address (i.e. it is not visible on the network) and therefore can not be identified for attack. The Company believes that this feature provides additional security to the operating system because when a firewall has a network address, it can be located and is more susceptible to attack. FIREWALL/PLUS provides firewall protection while operating in transparent mode, except that certain features such as remote management, proxy support and virtual private networking are not functional.

    CENTRALIZED MANAGEMENT. FIREWALL/PLUS allows for centralized management and monitoring that allows a network manager to manage and monitor a system from a local or remote location. Accordingly, large and geographically dispersed firewalls may be managed from a single location.

    CUSTOMIZED SECURITY POLICIES. FIREWALL/PLUS also allows customized security policies for individual departments, applications and individual systems and personnel within the network. Network managers may apply security rules to any version of the FIREWALL/PLUS products so that individual systems, protocols, applications, frames and many other network entities are either explicitly denied or authorized access to specific applications and other network entities.

    MULTI-PROTOCOL ENCRYPTION TUNNELS. Once firewalls are in place at multiple sites on a WAN or the Internet, the ability to establish encrypted communications links over these connections becomes possible, thereby reducing reliance on more costly dedicated telecommunications alternatives. FIREWALL/PLUS provides for integrated data encryption to protect communications over the Internet and other public networks from unauthorized access. Encryption tunnels, known as virtual private networks ("VPNs"), may be set up for any Windows NT based protocol to protect communications between different locations of an organization's internal network or between different locations and selected customers, suppliers or strategic partners. FIREWALL/PLUS extends this ability such that VPNs may be formed between locations across the Internet irrespective of the transport protocol being tunneled. The Company currently resells VPN client solutions from Aventail Corporation in conjunction with FIREWALL/PLUS.

    PROXY SUPPORT. Proxy based firewalls filter network traffic by running a separate software program that acts as a proxy for each application to be allowed through the firewall. These firewall solutions require the customer to purchase the proxies supplied by the vendor for the applications supported by the vendor's architectural model. As a result, the customer may not find all the required application proxies from a specific firewall vendor for all the application suites being used or may find that the proxies offered by the firewall vendor are not sufficient to support all the required security needs.

    FIREWALL/PLUS includes several popular proxies in addition to frame, packet, application layer, proxy and stateful inspection capabilities. These proxies implement popular features for specific application types such as HTTP and FTP. The Company currently licenses HTTP and FTP proxies from Network Associates, Inc. FIREWALL/PLUS also allows the use of other third-party proxies in conjunction with or in lieu of proxies offered by the Company. FIREWALL/PLUS' architecture allows the Company to partner and include external or third-party proxies quickly and easily to suit a variety of security requirements. Additionally, custom-written proxies for a client-server architecture at a customer site may easily be added to the FIREWALL/PLUS system by adjusting security policy rule sets in the firewall database.

    EASE OF USE. FIREWALL/PLUS was designed to be easily installed, configured and managed by a network manager with minimal or no security skills. FIREWALL/PLUS may be installed and configured by use of the graphical user interface ("GUI") by simply pointing and clicking the mouse. To facilitate implementation, FIREWALL/PLUS comes pre-programmed with a wide variety of frequently used default security policies which require the customer to simply select one of the rule-bases and save the selection. FIREWALL/PLUS does not utilize significant server resources and may therefore co-exist on the same server with other software applications on Windows NT. Unlike many other competitive firewall products offered today, FIREWALL/PLUS need not run on a separate dedicated server.

PRODUCTS

    The Company's family of FIREWALL/PLUS products offers a broad range of network security solutions. The FIREWALL/PLUS family of products includes the FIREWALL/PLUS ENTERPRISE VERSION, FIREWALL/PLUS SERVER VERSION and FIREWALL/PLUS CLIENT VERSION. The Company is currently shipping FIREWALL/PLUS VERSION 4.03. The Company first introduced the FIREWALL/PLUS ENTERPRISE VERSION for Windows NT in January 1997. As of August 31, 1998, the Company had licensed one or more of its FIREWALL/PLUS family of software products to over 180 customers. Revenue from FIREWALL/PLUS products accounted for 43%, 60% and 35% of the Company's revenues for the years ended December 31, 1996, 1997 and the six months ended June 30, 1998, respectively. Following the consummation of this offering, the Company expects that sales of its FIREWALL/ PLUS products will account for an increasing percentage of revenues, reflecting the Company's intent to emphasize the development and marketing of its software products.

    FIREWALL/PLUS ENTERPRISE VERSION. The FIREWALL/PLUS ENTERPRISE VERSION secures an organization's internal network against unwarranted intrusions from the Internet and is also used between major internal network components as well as between general access internal networks and special purpose networks such as process control, real-time and other sensitive access networks. The FIREWALL/PLUS ENTERPRISE VERSION includes extensive centralized and remote security management facilities, predefined security policy rules, multi-protocol VPN capabilities, authentication and encryption facilities, real time connection management and proxy services. The FIREWALL/PLUS ENTERPRISE VERSION supports Intel processors and Digital Equipment Corporation Alpha processors that support Windows NT. The FIREWALL/PLUS ENTERPRISE VERSION is available in scaleable models to support varying numbers of simultaneous connections for small to mid-size companies and in an unlimited session version, as well as a high-speed version. Additionally, the FIREWALL/ PLUS ENTERPRISE VERSION is also available in a PREMIER VERSION which includes the software installed on a high speed Alpha server running Windows NT. Based on the number of concurrent connections, the nature of the user's operating system and whether hardware is needed, the FIREWALL/PLUS ENTERPRISE VERSION is currently priced to end users between $3,750 and $20,000 for software only versions and from $27,500 to $30,000 for PREMIER VERSIONS, which include hardware and onsite technical support.

    FIREWALL/PLUS SERVER VERSION. The FIREWALL/PLUS SERVER VERSION is designed to improve internal security of a LAN or intranet or to protect highly sensitive systems such as key escrow facilities, web servers, digital certificate servers, database servers and authentication servers. As a server firewall, this solution provides protection against unauthorized access to network resources by internal users, where security breaches often originate. The FIREWALL/PLUS SERVER VERSION co-exists on the server being protected and resides between the network users and the protected data. FIREWALL/PLUS SERVER VERSION treats all information on the server as secure and guarded, while treating network connections to the server as unsecure. FIREWALL/PLUS can be configured using the FIREWALL/PLUS GUI to allow access to certain users, to specific applications, during designated times and under a variety of conditions. The FIREWALL/PLUS SERVER VERSION incorporates all of the major features contained in the FIREWALL/PLUS ENTERPRISE VERSION. Any other applications including web, file and print services, may be run simultaneously on the server with the FIREWALL/PLUS SERVER VERSION installed and operating. The FIREWALL/PLUS CLIENT VERSION is currently priced to end users at $1,995.

    FIREWALL/PLUS CLIENT VERSION. The FIREWALL/PLUS CLIENT VERSION is a full featured firewall which has been specifically tailored to protect data residing on Windows NT workstations without disrupting current system operations. These workstations can run applications while the firewall maintains a high level of security. When a network attack is detected, it is immediately defeated prior to the attack being able to access the NT Workstation. The FIREWALL/PLUS CLIENT VERSION is designed to protect sensitive individual desktop computers (such as a network control station, a corporate executive's personal computer or the human resources personnel system) or telecommuter systems where high speed remote access lines are used (such as cable modems, ADSL and ISDN). The FIREWALL/PLUS CLIENT VERSION is currently priced to end users at $995.

CUSTOMERS


    The Company's customers represent a wide range of industries, both commercial and government, which consider networked-data resources to be among the most important assets within their organizations. As of August 31, 1998, the Company had licensed one or more of its FIREWALL/PLUS family of products to over 180 customers. Customers for FIREWALL/PLUS products include The Sabre Group Inc., Electronic Data Systems Corporation ("EDS"), TRW, Inc., United Technologies, Inc., National Semiconductor Corp., Fairchild Semiconductor, Atlantic Richfield Company and related entities ("ARCO"), GTE, Inc., and Continental Airlines. During the year ended December 31, 1997, license revenues and royalties from TIS and EDS accounted for approximately 21% and 13% of the Company's revenues, respectively. During the six months ended June 30, 1998, license revenues from EDS and The Sabre Group, Inc. accounted for 10% and 9% of the Company's revenues, respectively.


    Examples of the varied uses of the Company's products by customers include:

    - An industry leading system integrator uses ENTERPRISE VERSIONS of FIREWALL/PLUS to secure access and communications to and from its facilities management personnel and their customers to manage the networks of one of the largest telecommunications companies. The FIREWALL/PLUS ENTERPRISE VERSIONS are used as perimeter defenses on the company's internal backbone, which supports more than 900 outside clients.

    - A leading travel service company utilizes multiple FIREWALL/PLUS ENTERPRISE and SERVER VERSIONS internally to securely filter non-TCP/IP network transport protocols between various segments of the internal network. In addition, the company functions as a service company and systems integrator dealing with many of the industry's largest travel related companies and has installed multiple FIREWALL/PLUS ENTERPRISE VERSIONS to interconnect to customer sites.

    - A worldwide petrochemical company currently uses FIREWALL/PLUS ENTERPRISE VERSION to secure data at multiple sites from internal and external breaches. Disparate network transport protocols, including TCP/IP and Novell's IPX, are securely and routinely sent from multiple data centers (each using FIREWALL/PLUS) throughout the country to a center of operations while FIREWALL/PLUS insures the integrity of the data.

    The Company believes that the FIREWALL/PLUS security solution is a scaleable product which satisfies customers' needs to secure the perimeter and internal resources within their organizations. The Company further believes that currently available IP Firewalls are not as flexible with respect to both internal and external security as the FIREWALL/PLUS solution.

    During the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, license revenue from international customers (licenses to foreign end users and international distributors) accounted for 7%, 16% and 2% of the Company's revenues, respectively. All of the Company's revenues from international licenses were denominated in U.S. dollars. The Company anticipates that revenues from international customers will account for an increasing percentage of the Company's revenues in the future.

SALES AND MARKETING

    The Company is in the process of implementing a sales and marketing plan which consists of a multi-channel distribution strategy and a promotion strategy to create consumer awareness of the Company and its FIREWALL/PLUS products and to educate the market about the need to implement network security products and of the capabilities and benefits of the Company's FIREWALL/PLUS products.

    MULTI-CHANNEL DISTRIBUTION


    IN-HOUSE SALES FORCE. The Company's internal sales force consists of five persons, consisting of a Vice President of International Sales, a Vice President of Business Development, two sales representatives and a sales engineer. The Company's sales representatives are responsible for soliciting potential customers and providing technical support to customers, as well as supporting third-party distribution channels. To date, the Company's internal sales force has not undertaken significant marketing efforts relating to product commercialization.



    Following the consummation of this offering, the Company intends to retain a Vice-President of Sales to oversee the Company's domestic sales and marketing efforts and approximately 9 additional sales representatives in connection with the expansion of the Company's marketing efforts. Although the Company's in-house sales force will continue to solicit potential customers, its primary responsibility is expected to be supporting third-party distribution channels.


    THIRD-PARTY DISTRIBUTION CHANNELS. A key element of the Company's distribution strategy is to establish and maintain relationships with third-party distributors within the United States and internationally. By engaging such third-party distributors, the Company is able to utilize the end-user sales and support infrastructure of these channels.

    The Company currently has relationships with 22 national, regional and local systems integrators, VARs and resellers in the United States, including EDS, Wang Laboratories, Inc. and BDM International, Inc. In November 1997, the Company entered into a Master Software License Agreement with EDS pursuant to which EDS has the non-exclusive right on a worldwide basis to use, market and distribute the

Company's FIREWALL/PLUS family of products including the right to promote and resell such products in conjunction with providing systems integration, outsourcing or facilities management services to its customers. The Company also currently has relationships with international system integrators, VARs, resellers and distributors in 25 countries, including Japan, Germany, Canada, United Kingdom, Republic of China, Hong Kong, Russia, Taiwan, Korea, Singapore, Malaysia, Indonesia, Thailand and Turkey.

    The Company's agreements with distributors generally grant the distributor the right to market the Company's products in specified territories on a non-exclusive basis, are terminable on short notice and do not prohibit the distributor from selling products that are competitive with the Company's products.

    The Company intends to continue to seek to establish relationships with additional third-party distributors, principally larger system integrators and VARs with the necessary resources to successfully distribute the Company's FIREWALL/PLUS products. For the year ended December 31, 1997, TIS, EDS and ARCO accounted for 21%, 15%, and 13%, respectively, of the Company's revenues and for the six months ended June 30, 1998, The City of Hope, EDS and The Sabre Group, Inc. accounted for 32%, 17% and 11%, respectively, of the Company's revenues. The Company's five largest distributors accounted for an aggregate of approximately 28% and 25% of the Company's revenues for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.


    The Company also seeks to enter into OEM or licensing arrangements whereby the Company grants to an OEM or other third party the right to incorporate and/or bundle a specific technology of the Company with the OEM's or other third-party's products. In June 1997, the Company entered into a license agreement with TIS, which was subsequently acquired by Network Associates, Inc., pursuant to which the Company licensed to TIS on a non-exclusive basis the right to incorporate and/or bundle the Company's Interceptor Shim software with TIS' family of Gauntlet-TM- firewall products. The Company received a $500,000 non-refundable pre-paid royalty in June 1997. As a result of such pre-paid royalty, royalties from TIS accounted for 21% of the Company's revenues for the year ended December 31, l997. In October 1998, Network Associates, Inc. (which acquired TIS) terminated the license agreement effective December 31, 1998. The Company expects that its arrangements with third-party distributors and OEMs will account for an increased percentage of its revenues in the future.


    ADVERTISING AND PROMOTION

    Following the consummation of this offering, the Company intends to implement an advertising and promotion strategy to create consumer awareness of the Company and its FIREWALL/PLUS products and to educate the market about network security threats and FIREWALL/PLUS' ability to address customers' needs. To date, the Company has engaged in limited advertising and promotion of its products through its website, trade publications and published product reviews. The Company intends to use a portion of the proceeds of this offering to advertise and promote its products through print advertising, Internet website advertising, direct marketing efforts and participation in trade shows and seminars which target organization security and management information system administrators and network system integrators.

    The Company's website, www.network-1.com, includes a description of the Company's FIREWALL/PLUS family of products and enables visitors to the site to download a 50-session FIREWALL/PLUS ENTERPRISE VERSION for a 30-day trial. The Company intends to use a portion of the proceeds of this offering to add content to the website, such as product information, including a user guide, network security industry information and additional content specific to distributors and end users; improve download capabilities for the trial version; and enable purchases via the website.

CONSULTING

    The Company has designed, planned, audited and implemented numerous networks worldwide for a broad spectrum of clients, including Fortune 500 companies, small companies with modest requirements, federal, state and foreign governments and utilities, as well as education and research institutions.

Mr. William Hancock, the Company's Chief Technology Officer and a director, is an industry expert who has authored networking and security books and has been a featured columnist as well as a network and security editor for a number of industry journals. The Company intends to expand its consulting activities following the consummation of this offering by utilizing the expertise of Mr. Hancock to create opportunities for consulting through speaking engagements at industry conferences, seminars and trade shows.

    Historically, the Company has offered a wide range of consulting services designed to provide solutions to networking and security problems. Such consulting services have included network surveys, network designs and traffic modeling, security penetration studies, security breach investigation, network and computer forensics services, hacker prosecutions (in connection with federal and local law enforcement agencies) and network security technical audits among other services. The Company generally provides its consulting clients with a comprehensive report containing detailed findings and recommendations. The Company offers its consulting services on a per hour or per project basis.

    The Company's consulting clients have included, among others, EDS, MCI Communications Corp., Kraft General Foods, Inc., Alcoa Aluminum Company of America, TIA-CREF, Southwestern Bell Telephone Co., Chemical Bank Corp., Hewlett Packard Co., American Airlines, Inc., Bechtel Corporation, ARCO, United Technologies Sikorsky Aircraft, Bowne, Inc., and the U.S. Government, including The Environmental Protection Agency.

    Consulting services generated 35%, 25% and 47% of the Company's revenues for the years ended 1996 and 1997 and the six months ended June 30, 1998, respectively. Consulting revenues from ARCO accounted for 9% of the Company's revenues for the year ended December 31, 1997 and consulting revenues from The City of Hope accounted for 28% of the Company's revenues for the six months ended June 30, 1998. Following the consummation of this offering, the Company expects that consulting services will account for a decreasing percentage of revenues as the Company continues to focus its efforts on developing and marketing its network security software products.

CUSTOMER SERVICE AND SUPPORT


    The Company believes that customer service and support is critical to retaining customers and attracting prospective customers. The Company provides customer service and support through its internal technical support staff of 5 persons located at its Grand Prairie, Texas office. Customers receive a 90-day warranty, which includes technical assistance and product updates. To date, the Company has not incurred any material warranty expense. Following the expiration of the 90-day warranty, customers can elect to purchase the Company's annual maintenance program at an average annual cost of 15% of the then current purchase price. The maintenance program includes technical assistance and support, product updates and general information relating to product introductions and changes. Technical support is available 24 hours a day, 7 days a week, by telephone and electronic mail. In addition, the Company provides customers with fee-based on-site installation, support and training. The Company provides its resellers with sales and technical support.


PRODUCT DEVELOPMENT

    The Company believes that development of new products and enhancements to existing products are essential for the Company to effectively compete in the network security market. The Company's product development efforts are directed toward enhancing its FIREWALL/PLUS family of security products, developing new products and responding to emerging industry standards and other technological changes. The Company intends to expand its existing product offerings and to introduce new application products for the network security market. The Company's new product development efforts are focused on enhancements to the Company's current suite of products and new network security products, including products that support Windows 95/98 operating systems. While the Company expects that certain of its new products will be developed internally, the Company may, based on timing and cost considerations, expand its product offerings through acquisitions. In addition, the Company has relied and will continue to rely on external development resources for the development of certain of its products and components.

    The Company currently has six employees devoted to research and product development. However, historically, a substantial portion of the Company's research and development activities have been undertaken by engaging third-party consultants and independent contractors. During the years ended December 31, 1996 and 1997 and six months ended June 30, 1998, the Company's total product development costs, including capitalized costs, were $1,642,000, $1,642,000 and $333,000, respectively.


    The Company intends to hire and retain approximately 12 additional software engineers and developers on a full-time basis within twelve months following the consummation of this offering and has allocated approximately $1,310,000 of the net proceeds of this offering to software development.


    The network security industry is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements, new and continuously evolving network security threats and attack methodologies and evolving industry standards in computer hardware and software technology. As a result, the Company must continually change and improve its products in response to such advances and changes in operating systems, application software, computer and communications hardware, networking software, programming tools and computer language technology. The introduction of products embodying new technologies and the emergence of new industry standards may render existing products obsolete or unmarketable.

    The Company's future operating results will depend upon the Company's ability to enhance its current products and to develop and introduce new products on a timely basis that address the increasingly sophisticated needs of the marketplace and that keep pace with technological developments, new competitive product offerings and emerging industry standards. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements that respond to technological change and evolving industry standards and customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products, or that any new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. In the event that the Company does not respond adequately to the need to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected.

COMPETITION


    The network security market in general, and the firewall product market in particular, is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies. The Company believes that the principal competitive factors affecting the market for network security products include security effectiveness, name recognition, scope of product offerings, product features, distribution channels, price, ease of use and customer service and support. Currently, the Company's principal competitors include AXENT Technologies Inc., Bay Networks, Inc. (a subsidiary of Northern Telecom Limited), CheckPoint Software Technologies, Ltd., Cisco Systems, Inc., Compaq Computer Corporation, Cyberguard Corp., International Business Machines Corporation, ISS Group, Inc., Microsoft Corporation, Network Associates, Inc. and Secure Computing Corporation. Due to the rapid expansion of the network security market, the Company may face competition from new entrants.


    Most of the Company's current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and possess substantially greater financial, technical and marketing and other competitive resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than the Company. While the Company believes that its firewall products do not compete against manufacturers of other types of security products (such as encryption and authentication products), there can be no assurance that potential customers will not perceive the products of such other companies as substitutes for the Company's products. In addition, certain of the Company's competitors may determine for strategic reasons to consolidate, to substantially lower the price of their network security products or to bundle their products with other products, such as hardware or other enterprise software products. Accordingly, it is possible that new competitors and alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company's current and potential competitors will not develop products that may be more effective than the Company's current or future products or that the Company's products would not be rendered obsolete or less marketable by evolving technologies or changing consumer demands or that the Company will otherwise be able to compete successfully. Increased competition for firewall products may result in price reductions, reduced gross margins and adversely effect the Company's ability to gain market share, any of which would adversely affect the Company's business, operating results and financial condition.

PROPRIETARY RIGHTS

    The Company's success is substantially dependent on its proprietary technologies. The Company does not hold any patents and relies on copyright and trade secret laws, non-disclosure agreements with employees, distributors and customers, including "shrink wrap" license agreements that are not signed by the customer, and technical measures to protect the ideas, concepts and documentation of its proprietary technologies and know-how to protect its intellectual property rights. Such methods may not afford complete protection, and there can be no assurance that third parties will not independently develop substantially equivalent or superior technologies or obtain access to the Company's technologies, ideas, concepts and documentation. In addition, there can be no assurance that any confidentiality agreements between the Company and its employees, distributors or customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure. Any inability to protect its proprietary technologies could have a material adverse effect on the Company. Furthermore, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of the Company's rights may be ineffective in such countries.

    The Company also licenses from a third party certain proxy technology which is incorporated into its FIREWALL/PLUS products. The Company is dependent in part on its ability to continue to license such technology. Any inability of the Company to be able to continue to utilize such technology either as a result of the Company's breach or the termination of a license agreement or otherwise, in the absence of similar available technologies, could have a material adverse effect on the Company.

    The Company received a U.S. trademark registration for the FIREWALL/PLUS name in December 1996. Although the Company is not aware of any challenges to the Company's rights to use this trademark, there can be no assurance that the use of this mark would be upheld if challenged.

    Although the Company believes that its technologies and products have been developed independently and do not infringe upon the proprietary rights of others, there can be no assurance that the Company's technologies and products do not and will not so infringe or that third parties will not assert infringement claims against the Company in the future. The Company is not aware of any patent infringement charge or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. In response to certain public statements made by CheckPoint Software Technologies, Ltd. related to a patented technology referred to as "stateful inspection" (the "Checkpoint Patent"), the Company retained patent counsel in April 1997 to review the Checkpoint Patent as compared to the Company's intellectual property and associated products. Based upon the opinion of the Company's intellectual property counsel, the Company does not believe that the CheckPoint Patent will have a material adverse effect on the Company. If, however, the Company's technologies or products were deemed to infringe upon the Checkpoint Patent, or if the Company's technologies or products were deemed to infringe upon the proprietary rights of other third parties, the Company could become liable for damages or be required to modify its products or to obtain a license.

    As the number of security products being offered continue to increase the functionality of such products may further overlap, which could result in increased infringement claims by software developers, including infringement claims against the Company with respect to future products. There can be no assurance that the Company would be able to modify its products or obtain a license in a timely manner, upon acceptable terms and conditions, or at all, or that the Company will have the financial or other resources necessary to defend a patent infringement or other proprietary rights infringement action. Failure to do any of the foregoing could have a material adverse effect on the Company, including possibly requiring the Company to cease marketing its products.

COMMHOME SYSTEMS CORPORATION ACQUISITION


    On September 11, 1998, the Company entered into a merger agreement with CommHome, effective upon consummation of this offering, pursuant to which the CommHome stockholders have agreed to exchange all of the outstanding common stock of CommHome for 46,667 shares of Common Stock of the Company valued at $280,000. Pursuant to the merger agreement, the Company has agreed to assume approximately $200,000 of liabilities of CommHome, which include $55,000 and $50,000 owed to Avi A. Fogel and Robert P. Olsen, respectively. Messrs. Fogel and Olsen have agreed to accept 9,167 and 8,333 shares of Common Stock, respectively, in full satisfaction of such indebtedness. Mr. Fogel, President, Chief Executive Officer and a director of the Company, is also President, Chief Executive Officer and a director of CommHome and owns 51% of the outstanding shares of CommHome. Mr. Olsen, Vice President of Product Management of the Company, is the former Vice President of Marketing of CommHome. See "Certain Transactions."


    CommHome, incorporated in June, 1997, is a development stage company that has not achieved revenues from operations. At June 30, 1998, CommHome had a stockholders' deficiency of $188,831 and an accumulated deficit of $188,861. Upon consummation of the CommHome Acquisition, the Company will incur a charge for purchased research and development of $469,000, representing the excess of the purchase price plus the assumed liabilities over the fair value of the tangible assets acquired of $1,000.

    CommHome is engaged in the design and development of residential networking solutions for high speed Internet access to the home. CommHome's designs are intended to provide easy access to the Internet throughout the home. These solutions include secure connections to high speed networking technologies, such as ADSL and cable modem technology, and easy distribution at all phone connections. It is currently expected that CommHome's designs will be incorporated into the Company's future security products.

EMPLOYEES


    As of October 20, 1998, the Company had 24 full time employees, including 6 in sales and marketing, 6 in product research and development, 8 in consulting and technological support and 4 in administration and finance. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relationship with its employees to be good.


    Competition with respect to the recruiting of highly qualified personnel in the software industry is intense and many of the Company's competitors have significantly greater resources than the Company. The Company's ability to attract and assimilate new personnel will be critical to the Company's performance and there can be no assurance that the Company will be successful in attracting or retaining the personnel it requires to enhance its products, develop new products and conduct its operations successfully.

FACILITIES


    The Company currently subleases on a month-to-month basis approximately 700 square feet of office space in Wellesley Hills, Massachusetts for its principal executive offices. Following the consummation of this offering, the Company intends to lease new principal executive offices in the Boston, Massachusetts area. The Company's technical support, warehouse and distribution facilities are located in Grand Prairie, Texas, where the Company leases approximately 7,500 square feet pursuant to a written lease which expires on July 31, 1999.


LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:


NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Avi A. Fogel.........................................          44   President, Chief Executive Officer and Director
William Hancock......................................          41   Chief Technology Officer and Director
Robert P. Olsen......................................          44   Vice President of Product Management
Murray P. Fish.......................................          47   Chief Financial Officer
Joseph A. Donohue....................................          45   Vice President of Engineering
Joseph D. Harris.....................................          42   Vice President of International Sales
Robert M. Russo......................................          48   Vice President of Business Development and Secretary
Corey M. Horowitz....................................          43   Chairman of the Board of Directors
Marcus J. Ranum......................................          35   Director
Barry Rubenstein.....................................          55   Director
Irwin Lieber.........................................          59   Director


    AVI A. FOGEL has served as President, Chief Executive Officer and a director since May 1998. From March 1998 until May 1998, Mr. Fogel served as a consultant to the Company. From June 1997 until the consummation of this offering, Mr. Fogel served as President and Chief Executive Officer of CommHome, a development stage company engaged in the business of developing residential networking solutions, which he co-founded in June 1997. From January 1997 to June 1997, Mr. Fogel was engaged in pre-incorporation activities related to CommHome. Effective upon the consummation of this offering, CommHome will be acquired by the Company. From October 1995 to December 1996, Mr. Fogel was employed by Digital Equipment Corp. as Vice President, Global Marketing. From July 1994 to October 1995, Mr. Fogel was Executive Vice President, Global Marketing and Business Development of LANNET Data Communications, Ltd., a manufacturer of LAN switching hubs located in Tel Aviv, Israel. From July 1990 to July 1994, Mr. Fogel served as President and Chief Executive Officer of LANNET, Inc., the U.S. subsidiary of LANNET Data Communications, Ltd.

    WILLIAM HANCOCK co-founded the Company and has served as its Chief Technology Officer since May 1998 and as a director since inception. From inception until May 1998, Mr. Hancock served as Executive Vice President and Secretary. Mr. Hancock is a leading international expert in computer and network design and security with over 20 years of experience in computer science, network technologies and electrical engineering. From June 1982 to July 1990, Mr. Hancock was an independent computer and networking consultant to Fortune 500 companies, including Digital Equipment Corporation, AT&T and IBM. Mr. Hancock participated in the operating system and network design teams at both Digital Equipment Corporation and IBM. He was instrumental in the design and selection of the Integrated System Digital Network plug connector and is the author of the implementation of the RSA encryption algorithm for the CCITT X.32 network standard. Mr. Hancock has been involved in the architecture and writing of the networking and security standards for the International Organization for Standardization. Mr. Hancock is a Certified Information Systems Security Professional.

    ROBERT P. OLSEN has served as Vice President of Product Management since May 1998. From March 1998 until May 1998, Mr. Olsen served as a consultant to the Company. From July 1997 to December 1997, Mr. Olsen served as Vice President of Marketing of CommHome. From July 1996 to July 1997, Mr. Olsen was Vice President of Marketing for Netphone, Inc., a developer of computer servers. From December 1991 to June 1996, Mr. Olsen was Vice President of Marketing for Agile Networks, Inc., a company engaged in the design manufacturing, marketing and support of ethernet and ATM switches, which he co-founded.

    MURRAY P. FISH has served as Chief Financial Officer since May 1998. From August 1997 to May 1998, Mr. Fish was an independent financial consultant. From April 1991 to August 1997, Mr. Fish served as President, Chief Executive Officer and a director of RealWorld Corporation, a manufacturer of accounting software. From March 1989 to April 1991, Mr. Fish served as Vice President and Controller of Goldman Financial Group, Inc., a manufacturer of chemical and machine tools.

    JOSEPH A. DONOHUE has served as Vice President of Engineering since July 1998. From April 1987 to July 1998, Mr. Donohue was employed by Stratus Computer Inc., having held the positions of Director-- Windows/NT Software Development from November 1997 to July 1998, Director--Proprietary OS from July 1994 to November 1997 and Manager--Kernel Development from July 1993 to July 1994. From April 1987 to July 1993, Mr. Donohue was employed by Stratus Computer, Inc. in various engineering positions.

    JOSEPH D. HARRIS has served as Vice President of International Sales since August 1998. From November 1996 until August 1998, Mr. Harris served as Vice President of Sales and Managing Director-- Asia Pacific of Proginet Corporation, a developer of cross-platform database technologies. From October 1990 until November 1996, Mr. Harris served as President and Chief Executive Officer of KnowledgeNet Incorporated, a company also engaged in development of cross-platform database technologies, which he founded. Mr. Harris also served as Director of Architecture for System Software Associates, Inc., a developer of business planning software, from January 1988 to October 1990.

    ROBERT M. RUSSO co-founded the Company and has served as Vice President of Business Development and Secretary since May 1998. Mr. Russo served as President and a director of the Company from inception until May 1998, and as Chief Operating Officer of the Company from December 1993 to May 1998. From May 1987 to June 1990, Mr. Russo served as Vice President of Sales and Marketing of Essential Resources, Inc., a computer consulting and training company. From December 1979 to February 1987, Mr. Russo served as President of the North American Division of H&M Systems Software, Inc., a software developer.

    COREY M. HOROWITZ became Chairman of the Board of Directors of the Company in January 1996 and has been a member of the Board of Directors since April 1994. Mr. Horowitz is a private investor and President and sole shareholder of CMH Capital Management Corp., a New York investment advisory and merchant banking firm, which he founded in September 1991. From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership. From July 1984 to December 1985, Mr. Horowitz was a general partner at Lafer Amster & Co., an investment partnership. From August 1980 to June 1984, Mr. Horowitz was an associate at the New York law firm of Skadden, Arps, Slate, Meagher & Flom.

    MARCUS J. RANUM has served as a director of the Company since June 1998. Mr. Ranum currently serves as President and Chief Executive Officer of Network Flight Recorder, Inc., a development stage networking software company which he founded in March 1996. From October 1994 to February 1996, Mr. Ranum served as Chief Scientist and Executive Manager of V-One Corporation, a company engaged in the development and marketing of network security products. From June 1994 to October 1994, he served as a consultant in network security, software analysis and testing, software development and related matters. From November 1992 to June 1994, Mr. Ranum served as Senior Scientist of Trusted Information Systems, Inc. From August 1991 to November 1993, Mr. Ranum served as a consultant to Digital Equipment Corporation.


    BARRY RUBENSTEIN has served as a director of the Company since July 1998. During the period March 1996 until July 1998, Mr. Rubenstein served as a member of the Company's advisory board. Since June 1994, Mr. Rubenstein has served as President, a director and a shareholder of InfoMedia Associates,

Ltd., which is a general partner of the 21st Century Communications Partners, L.P. and affiliated partnerships. Mr. Rubenstein also serves as Chief Executive Officer of Wheatley Partners, L.L.C., the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P. He is also a general partner of Applewood Associates, L.P., Seneca Ventures and Woodland Venture Fund, each of which is an investment partnership. Prior to his experience as an investor, Mr. Rubenstein served as a co-founder of several technology companies, including Applied Digital Data Systems, Inc., Cheyenne Software, Inc. and Novell, Inc. Mr. Rubenstein also serves as a director of Infonautics, Inc., The Millbrook Press, Inc., Source Media, Inc. and USWeb Corporation.


    IRWIN LIEBER has served as a director of the Company since July 1998. During the period March 1996 until July 1998, Mr. Lieber served as a member of the Company's advisory board. Since 1979, he has served as Chairman and Chief Executive Officer of GeoCapital LLC, an investment advisory firm which he founded. Mr. Lieber is also a general partner of Applewood Associates, L.P., and a principal of 21st Century Communications, L.P., each of which is an investment partnership. Mr. Lieber also serves as President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, both of which are investment partnerships. Mr. Lieber also serves as a director of LeaRonal Inc. and Giga Information Group, Inc.


    All Directors serve until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected by, and serve at the discretion of, the Board of Directors. Corey M. Horowitz was elected a director pursuant to a stockholders' agreement which provided that certain principal stockholders agreed to vote their shares to elect Mr. Horowitz to the Board of Directors. The stockholders' agreement terminates upon the effective date of the offering. There are no family relationships among any of the Company's directors or executive officers.

    The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised and currently does not intend to exercise its right to designate such a person.

BOARD COMMITTEES

    In August 1998, the Board of Directors established an Audit Committee, consisting of Irwin Lieber, Marcus Ranum and Avi Fogel, and a Compensation Committee, consisting of Corey M. Horowitz and Barry Rubenstein. The Audit Committee will review the qualifications of the Company's independent auditors, make recommendations to the Board of Directors regarding the selection of independent auditors, review the scope, fees and results of any audit, and review non-audit services and related fees provided by the independent auditors. The Compensation Committee will be responsible for determining compensation for the executive officers of the Company, including bonuses and benefits, and will administer the Company's compensation programs, including the Stock Option Plan.

    The Board of Directors does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

    To date, directors of the Company have received no cash compensation for their services as directors. The Company does not currently compensate directors who are also employees of the Company for service on the Board of Directors. All Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its committees. Each non-employee director first joining the Board of Directors in the future will be granted an option to purchase 20,000 shares of Common Stock when such director is first elected or appointed to the Board of Directors, with the option shares vesting over a one year period in equal quarterly amounts, under the Stock Option Plan. In addition, each non-employee director will receive an automatic option grant to purchase 5,000 shares of Common Stock on each year anniversary that such director is a member of the Board of Directors with the option shares vesting over a one year period in equal quarterly amounts, under the Stock Option Plan. All option grants to non-employee directors will be at a per share exercise price equal to the fair market value of the Common Stock at the time of grant. See "Management--Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company in all capacities during the year ended December 31, 1997 to its then President and Chief Operating Officer and to each of its executive officers whose compensation for such year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                           -------------
                                                                   ANNUAL COMPENSATION        SHARES
                                                 YEAR ENDED     -------------------------   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION(1)                  DECEMBER 31,    SALARY ($)    BONUS ($)     OPTIONS(#)      COMPENSATION
---------------------------------------------  ---------------  ----------  -------------  -------------  -----------------
Robert Russo,................................          1997     $  145,000(2)      --           --               --
  President and Chief Operating Officer
William Hancock,.............................          1997        160,000(3)      --           --               --
  Executive Vice President
Peter Mearsheimer,...........................          1997        155,000(4)      --           21,728           --
  Vice President of Sales

------------------------
(1) Does not include the following executive officers who were employed by the Company beginning in 1998 and are receiving annual compensation in excess of $100,000: Avi A. Fogel, President and Chief Executive Officer; Robert P. Olsen, Vice President of Product Management; Murray P. Fish, Chief Financial Officer; Joseph D. Harris, Vice President of International Sales; and Joseph
    A. Donohue, Vice President of Engineering. See "Employment Agreements."

(2) Includes $51,692 of deferred salary.

(3) Includes $6,154 of deferred salary.

(4) Includes $5,962 of deferred salary. Effective August 1998, Mr. Mearsheimer was no longer employed by the Company.

    The following table provides information relating to stock options awarded to each of the executive officers during the year ended December 31, 1997. All such options were awarded under the Stock Option Plan.

                                                                           OPTION GRANTS IN 1997
                                                      ----------------------------------------------------------------
                                                         NUMBER OF          % OF TOTAL
                                                          SHARES        OPTIONS GRANTED TO     EXERCISE
                                                        UNDERLYING           EMPLOYEES         PRICE PER   EXPIRATION
NAME                                                  OPTIONS GRANTED       IN 1997(1)         SHARE (2)      DATE
----------------------------------------------------  ---------------  ---------------------  -----------  -----------
Peter Mearsheimer(3)................................         3,104                   2%        $    6.44     5/12/2006
                                                            18,624                  15%        $    4.83     9/15/2007

------------------------
(1) The number of options granted to employees during 1997 used to compute this percentage excludes options to purchase 35,075 shares of Common Stock due to the termination of such options pursuant to their terms.

(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Board of Directors.


(3) Mr. Mearsheimer was no longer employed by the Company effective August 1998, and his options expired in September 1998.

EMPLOYMENT AGREEMENTS

    On May 18, 1998, the Company entered into an employment agreement with Avi
A. Fogel, pursuant to which Mr. Fogel serves as the Company's Chief Executive Officer and President for a four year term at an annual base salary of $150,000 per year subject to annual increases in base salary of up to 20% at the discretion of the Compensation Committee of the Board of Directors. Mr. Fogel is eligible to receive an additional cash bonus of up to $50,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In addition, upon execution of his employment agreement, Mr. Fogel received five year options to purchase 294,879 shares of the Company's common stock at an exercise price of $2.42 per share. The options granted to Mr. Fogel vested as to 34% of the shares covered thereby at the time of execution of his employment agreement and vest as 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fogel's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to
(i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year's base salary or the base salary for the balance of the term of the agreement. Mr. Fogel has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

    On June 30, 1998, the Company entered into an employment agreement with Mr. William Hancock pursuant to which Mr. Hancock agreed to continue to serve as the Company's Chief Technology Officer for a three year term at an annual salary of $160,000 per annum, subject to additional bonus compensation as determined by the Compensation Committee of the Board of Directors in its discretion. In the event Mr. Hancock's employment is terminated for cause (as defined in the agreement), the Company will have the right to repurchase 50% of the securities owned by him at the time at a purchase price of $1.00 per share. In the event Mr. Hancock's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to receive the lesser of six months base salary or the base salary for the balance of the term of the term of the agreement. Mr. Hancock has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

    On May 18, 1998, the Company entered into an employment agreement with Robert P. Olsen pursuant to which Mr. Olsen agreed to serve as the Company's Vice President of Product Management for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. Upon execution of his employment agreement, Mr. Olsen received an incentive stock option to purchase 58,976 shares of the Company's common stock at an exercise price of $5.60 per share. The options granted to Mr. Olsen vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Olsen's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year base salary or the base salary for the balance of the term of the agreement. Mr. Olsen has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

    On May 19, 1998, the Company entered into an employment agreement with Murray P. Fish pursuant to which Mr. Fish agreed to serve as the Company's Chief Financial Officer for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by Compensation Committee of the Board of Directors in its discretion. Upon execution of his employment agreement, Mr. Fish received an incentive stock option to purchase 58,500 shares of the Company's common stock at an exercise price of $5.60 per share. The options granted to Mr. Fish vested as to 34% of the shares covered thereby upon execution of the agreement and vest as to 22% on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fish's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Fish has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.


    On July 31, 1998, the Company entered into an employment agreement with Joseph A. Donohue pursuant to which Mr. Donohue agreed to serve as the Company's Vice President of Engineering for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In connection with his employment, Mr. Donohue received an incentive stock option to purchase 62,500 shares of the Company's common stock at an exercise price of $6.00 per share. The options granted to Mr. Donohue vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Donohue's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Donohue has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.



    On August 24, 1998, the Company entered into an employment agreement with Joseph D. Harris pursuant to which Mr. Harris agreed to serve as the Company's Vice President of International Sales for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by Compensation Committee of the Board of Directors in its discretion. In connection with his employment, Mr. Harris received an incentive stock option to purchase 40,000 shares of the Company's common stock at an exercise price of $6.00 per share. The options granted to Mr. Harris vested as to 25% of the shares covered thereby upon execution of the agreement and vest as to 25% on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Harris' employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Harris has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.


    On April 4, 1994, the Company entered into an employment agreement with Robert M. Russo pursuant to which Mr. Russo agreed to then serve as the Company's President and Chief Operating Officer for a three year term at a base salary of $145,000 per annum, subject to an additional cash bonus as determined by the Board of Directors in its discretion. In February 1996, the Company and Mr. Russo agreed to extend the term of his employment agreement, upon the same terms and conditions, expiring April 1999. In accordance with his agreement, Mr. Russo has agreed not to disclose any confidential information of the Company during the term of his employment or at anytime thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause. In May 1998, Mr. Russo agreed to serve the Company for the balance of the term of his employment agreement as its Vice President of Business Development at a base salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors.

    The Company's aggregate salary commitment pursuant to employment agreements with the foregoing officers is $804,000, $820,000, $790,000, $470,000 and
$56,000 for the years ending December 31, 1998, 1999, 2000, 2001 and 2002, respectively.

STOCK OPTION PLAN

    On March 7, 1996, the Board of Directors and stockholders of the Company approved the adoption of the Stock Option Plan. The Stock Option Plan, as amended, is intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the ownership and growth of the Company through the grant of incentive and non-qualified options (collectively, the "Options"). Under the Stock Option Plan, key employees (including officers and employee directors) are eligible to receive grants of incentive stock options. Employees (including officers), directors of the Company or any affiliates and consultants are eligible to receive grants of non-qualified options. Incentive stock options granted under the Stock Option Plan are intended to be "Incentive Stock Options" as defined by
Section 422 of the Internal Revenue Code of 1986, as amended.

    The Stock Option Plan has been administered by the Board of Directors and following the consummation of this offering will be administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee of the Board of Directors will consist of members who have been determined by the Board of Directors to be "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act or any future corresponding rule.

    The Compensation Committee will determine who shall receive Options, the number of shares of Common Stock that may be purchased under the Options, the time and manner of exercise of Options and exercise prices. The term of Options granted under the Stock Option Plan may not exceed 10 years (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company) (a "10% Holder"). The exercise price for incentive stock options shall not be less than 100% of the "fair market value" of the shares of Common Stock at the time the Option is granted; provided, however, that with respect to an incentive stock option, in the case of a 10% Holder, the purchase price per share shall be at least 110% of such fair market value. The exercise price for non-qualified options is set by the Compensation Committee in its discretion. The aggregate fair market value of the shares of Common Stock as to which an optionee may exercise incentive stock options may not exceed $100,000 in any calendar year. Payment for shares purchased upon exercise of Options is to be made in cash, check or other instrument, and at the discretion of the Committee, may be made by delivery of other shares of Common Stock of the Company. If any Option granted under the Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to the Option will once again be available for additional Option grants.

    Under certain circumstances involving a change in the number of outstanding shares of Common Stock including a stock split, consolidation, merger or payment of stock dividend, the class and aggregate number of shares of Common Stock in respect of which Options may be granted under the Stock Option Plan, the class and number of shares subject to each outstanding Option and the exercise price per share will be proportionately adjusted.


    An aggregate of 1,050,000 shares of Common Stock has been reserved for issuance upon exercise of the Options to be granted under the Stock Option Plan. As of the date of this Prospectus, the Company has granted Options to purchase 855,216 shares of Common Stock under the Plan, of which Options to purchase 94,362, 94,185, 93,750, 88,464, 65,000, 25,000 and 25,000 shares of Common Stock have been granted to Messrs. Olsen, Fish, Donohue, Fogel, Harris, Hancock and Russo, respectively. The Options granted to Messrs. Olsen and Fish are exercisable at a prices of $5.60 and $6.00 per share. The Options granted to Messers. Donohue, Fogel, Harris, Russo and Hancock are exercisable at a price of $6.00 per share. In addition, each of the non-employee directors, Messrs. Horowitz, Rubenstein, Lieber and Ranum, have been granted Options to purchase 20,000 shares of Common Stock at $6.00 per share.


401(K) PLAN

    The Company maintains the "Network-1 Security Solutions 401(k) Plan", a defined contribution pension plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). The 401(k) Plan is intended to qualify under Section 401(a) of the Code, so that contributions, and income earned thereon, are not taxable to employees until withdrawn. All regular full-time Company employees over the age of 21 are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective pre-tax salary deferrals up to 15% of his or her annual compensation, subject to statutory limits. The Company also may make discretionary annual matching contributions in amounts determined by the Compensation Committee of the Board of Directors, subject to statutory limits. The Company's policy is to base its contributions on Company profitability. The Trustee of the 401(k) Plan invests each employee's account at the direction of the employee, who may choose among several investment alternatives, which do not include shares of the Company's Common Stock. The Company did not make any contributions to the 401(k) Plan during 1997.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity. The Company currently maintains liability insurance for its officers and directors.

    At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a material claim for such indemnification.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information, as of the date of this Prospectus (after giving effect to the Pro Forma Adjustments and the CommHome Acquisition) and as adjusted to reflect the sale by the Company of 1,700,000 shares of Common Stock offered hereby, relating to the beneficial ownership of shares of Common Stock by: (i) each person or entity who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock; (ii) each director or person who has agreed to become a director of the Company; (iii) the executive officers; and (iv) all directors and executive officers of the Company as a group.



                                                                         NUMBER OF           PERCENT OF SHARES
                                                                          SHARES           BENEFICIALLY OWNED (1)
                                                                        BENEFICIALLY ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                       OWNED      BEFORE OFFERING   AFTER OFFERING
----------------------------------------------------------------------  -----------  -----------------  ---------------
Applewood Associates, L.P. (2)........................................     954,659            29.6%             19.4%
Corey M. Horowitz (3).................................................     953,503            28.4              18.9
  CMH Capital Management Corp.
  Pisces Investors, L.P.
  Security Partners, L.P.
Robert Russo (4)......................................................     306,819             9.5               6.2
William Hancock (5)...................................................     243,557             7.5               4.9
Charles P. Stevenson, Jr. (6).........................................     187,316             5.8               3.8
Avi A. Fogel (7)......................................................     163,380             4.9               3.2
Barry Rubenstein (8)..................................................     150,112             4.6               3.0
Irwin Lieber (9)......................................................      77,944             2.4               1.6
Robert P. Olsen (10)..................................................      40,416             1.2                 *
Murray P. Fish (11)...................................................      32,023               *                 *
Joseph A. Donohue (12)................................................      31,875               *                 *
Joseph D. Harris (13).................................................      16,250               *                 *
Marcus Ranum (14).....................................................       5,000               *                 *
All directors and executive officers as group (11 persons)............   2,020,879            54.2%             37.2%


------------------------

*   Less than 1%.


(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised and converted. Assumes a base of 3,225,467 shares of Common Stock outstanding prior to this offering (including 562,836 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock to be issued upon consummation of this offering) and a base of 4,925,467 shares of Common Stock outstanding immediately after this offering (including 562,836 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock to be issued upon consummation of this offering), before any consideration is given to outstanding options, warrants or convertible securities.



(2) Includes 382,696 shares of Common Stock issuable upon conversion of Series C Preferred Stock held by Applewood Associates, L.P. ("Applewood"). Does not include (i) 31,040, 23,280, 31,040, 4,656 and 3,104 shares of Common Stock held by Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber, respectively, each of whom is a general partner of Applewood and (ii) an aggregate of 109,328 shares of Common Stock subject to currently exercisable warrants and options held by Barry Rubenstein (54,664 shares) and Irwin Lieber (54,664 shares). Each of Messrs. Rubenstein, I. Lieber, Fingerhut, S. Lieber and J. Lieber disclaims beneficial ownership of the shares held by Applewood, except to the extent of their equity interest therein. Applewood's business address is 80 Cuttermill Road, Great Neck, New York 11021.



(3) Includes (i) 374,906 shares of Common Stock held by Mr. Horowitz, (ii) 7,846 shares of Common Stock issuable upon conversion of Series C Preferred Stock held by Mr. Horowitz, (iii) 5,000 shares of Common Stock subject to currently exercisable stock options issued to Mr. Horowitz, (iv) 206,933 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by Pisces Investors, L.P., a limited partnership whose general partner is CMH Capital Management Corp. ("CMH"), a corporation whose sole stockholder and officer is Mr. Horowitz, (v) 145,887 shares of Common Stock (including 62,080 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock) owned by Security Partners, L.P. (CMH is the general partner of Security Partners, L.P. and Mr. Horowitz is a limited partner), (vi) 55,320 shares of Common Stock held by CMH, (vii) 32,675 shares of Common Stock issuable upon conversion of Series C Preferred Stock held by CMH and (viii) 124,936 shares of Common Stock subject to currently exercisable warrants held by CMH. Does not include 15,000 shares of Common Stock subject to stock options which are not currently exercisable. Mr. Horowitz disclaims beneficial ownership of the shares held by Pisces Investors, L.P. and Security Partners, L.P. except to the extent of his equity interest therein. The address of CMH Capital Management Corp. is 885 Third Avenue, New York, New York 10022 and the address of Pisces Investors, L.P. and Security Partners, L.P. is c/o CMH Capital Management Corp., 885 Third Avenue, New York, New York 10022.



(4) Includes 8,500 shares of Common Stock subject to currently exercisable stock options issued to Mr. Russo pursuant to the Stock Option Plan. Does not include 16,500 shares of Common Stock subject to stock options which are not current exercisable.



(5) Includes 8,500 shares of Common Stock subject to currently exercisable stock options issued to Mr. Hancock pursuant to the Stock Option Plan. Does not include 16,500 shares of Common Stock subject to stock options which are not current exercisable.



(6) Includes (i) 16,586, 50,432 and 7,064 shares of Common Stock held by Mr. Stevenson, Navigator Fund, L.P. and Navigator Global Fund, respectively, issuable upon conversion of Series C Preferred Stock and (ii) 47,990, 6,039 and 49,381 shares of Common Stock held by Navigator Fund, L.P., Navigator Global Fund and CAPCOR Employee Pension Plan, respectively. Mr. Stevenson is the President and sole stockholder of the general partner of Navigator Fund, L.P. and Navigator Global Fund. Mr. Stevenson is also the trustee and beneficiary of CAPCOR Employee Pension Plan. The address of Mr. Stevenson, Navigator Fund, L.P., Navigator Global Fund and CAPCOR Employee Pension Plan is 45 Rockefeller Plaza, Suite 1776, New York, New York 10111.



(7) Includes (i) 130,337 shares of Common Stock subject to currently exercisable stock options, (ii) 23,876 shares of Common Stock to be issued to Mr. Fogel in connection with the CommHome Acquisition and (iii) 9,167 shares of Common Stock to be issued to Mr. Fogel in satisfaction of indebtedness owed to Mr. Fogel by CommHome. Does not include 253,006 shares subject to stock options which are not currently exercisable.



(8) Includes (i) 54,664 shares of Common Stock subject to currently exercisable warrants and options owned by Mr. Rubenstein, and (ii) 41,128 and 23,280 shares of Common Stock held by Woodland Venture Fund and Seneca Ventures, respectively. Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is also President and sole director of Woodland Services Corp. Does not include
    (i) 571,963 shares of Common Stock held by Applewood, of which Mr. Rubenstein is a general partner, (ii) 382,696 shares of Common Stock issuable upon conversion of Series C Preferred Stock held by Applewood and
    (iii) 15,000 shares of Common Stock subject to stock options which are not currently exercisable. Mr. Rubenstein disclaims beneficial ownership of the shares of Common Stock held by Applewood, except the extent of his equity interest therein. The address of Woodland Venture Fund and Seneca Ventures is c/o Barry Rubenstein, 68 Wheatley Road, Brookville, New York 11545.



(9) Includes 54,664 shares of Common Stock subject to currently exercisable warrants and options owned by Mr. Lieber. Does not include (i) 571,963 shares of Common Stock held by Applewood, of which Mr. Lieber is a general partner, (ii) 382,696 shares of Common Stock issuable upon conversion of Series C Preferred Stock held by Applewood and (iii) 15,000 shares of Common Stock subject to stock options which are not currently exercisable. Mr. Lieber disclaims beneficial ownership of the shares of Common Stock held by Applewood, except to the extent of his equity interest therein.



(10) Includes (i) 32,083 shares of Common Stock subject to currently exercisable stock options issued to Mr. Olsen pursuant to the Stock Option Plan and (ii) 8,333 shares of Common Stock to be issued to Mr. Olsen in satisfaction of indebtedness owed to Mr. Olsen by CommHome. Does not include 62,279 shares of Common Stock subject to stock options which are not currently exercisable.



(11) Includes 32,023 shares of Common Stock subject to stock options issued to Mr. Fish pursuant to the Stock Option Plan. Does not include 62,162 shares of Common Stock subject to stock options which are not currently exercisable.



(12) Includes 31,875 shares of Common Stock subject to stock options issued to Mr. Donohue pursuant to the Stock Option Plan. Does not include 61,875 shares of Common Stock subject to stock options which are not currently exercisable.



(13) Includes 16,250 shares of Common Stock subject to stock options issued to Mr. Harris pursuant to the Stock Option Plan. Does not include 48,750 shares of Common Stock subject to stock options which are not currently exercisable.



(14) Includes 5,000 shares of Common Stock subject to stock options issued to Mr. Ranum pursuant to the Stock Option Plan. Does not include 15,000 shares of Common Stock subject to stock options which are not currently exercisable.

                              CERTAIN TRANSACTIONS


    In February and April 1997, the Company issued an aggregate principal amount of $1,000,000 of notes bearing interest at the rate of 6% per annum, and warrants to purchase an aggregate of 139,679 shares of the Company's Common Stock at an exercise price of $6.44 per share in private financings (the "February and April 1997 Private Financings"). In connection with the February and April 1997 Private Financings, the Company issued (i) promissory notes in the aggregate principal amount of $450,000 and warrants to purchase an aggregate of 62,856 shares of Common Stock to Charles P. Stevenson, Jr., Navigator Fund L.P. and Navigator Global Fund, (ii) a promissory note in the principal amount of $250,000 and warrants to purchase 34,920 shares of Common Stock to Applewood Associates, L.P. ("Applewood"), a principal stockholder of the Company, and
(iii) a promissory note in the principal amount of $50,000 and warrants to purchase 6,984 shares of Common Stock to Herb Karlitz. Charles P. Stevenson, Jr. is a principal stockholder of the Company and the President and sole stockholder of the general partner of Navigator Fund, L.P. and Navigator Global Fund. Barry Rubenstein, a director and a principal stockholder of the Company, and Irwin Lieber, a director of the Company, are general partners of Applewood. Herb Karlitz is the brother-in-law of Corey M. Horowitz, Chairman of the Board of Directors and a principal stockholder of the Company. In connection with the February and April 1997 Private Financings, Robert Russo, Vice President of Business Development and Secretary of the Company, delivered to the Company for cancellation 39,110 shares of Common Stock in consideration of $630, and William
H. Hancock, Chief Technology Officer and a director of the Company, delivered to the Company for cancellation 54,009 shares of Common Stock in consideration of $870.



    On August 30, 1996 the Company entered into an agreement (the "CMH Advisory Agreement"), as amended, with CMH Capital Management Corp. ("CMH"), a corporation wholly-owned by Corey M. Horowitz, pursuant to which CMH agreed to render advisory services to the Company in consideration of fees of $12,500 per month for a period of two years and the issuance of warrants to purchase 31,040 shares of the Company's Common Stock at an exercise price of $8.05 per share and 31,040 shares of the Company's Common Stock at an exercise price of $6.44 per share (collectively, the "CMH Advisory Warrants"). In addition, the Company agreed that in the event it completes a merger or sale of substantially all of its assets prior to January 15, 2001, CMH would be entitled to a cash fee equal to 2% of the value of the total consideration received in connection with such transaction. CMH agreed that the monthly fee of $12,500 would accrue until the Company completed a financing of a minimum of $5,000,000. On May 14, 1998, CMH agreed with the Company to convert accrued fees of $200,000 into 31,250 shares of Common Stock of the Company in full satisfaction of the Company's monthly fee obligation to CMH under the CMH Advisory Agreement.


    On August 8, 1997, CMH loaned the Company $100,000 at an interest rate of 8% per annum. As further consideration for such loan, the Company agreed to reduce the exercise price of all of the CMH Advisory Warrants to $3.22 per share. In addition, the Company agreed to reduce the exercise price of warrants to purchase 124,159 shares of Common Stock at an exercise price of $3.22 per share previously issued to Corey M. Horowitz on November 29, 1995 to $1.61 per share.


    On September 26, 1997, the Company issued to Applewood and CMH, principal stockholders of the Company, notes in the principal amounts of $350,000 and $50,000, respectively, bearing interest at the rate of 8% per annum, and warrants to purchase 62,080 and 8,869 shares of Common Stock, respectively (the "September 1997 Private Financing"). In connection with the September 1997 Private Financing, Robert Russo, Vice President of Business Development and Secretary of the Company, William Hancock, Chief Technology Officer and a director of the Company, and Kenneth Conquest, then Vice President of Engineering of the Company, delivered to the Company for cancellation 112,373, 86,112 and 10,103 shares of Common Stock, respectively, for an aggregate consideration of $3,360.


    On November 21, 1997, CMH loaned the Company $50,000 at an interest rate of 8% per annum pending the Company's receipt of a certain accounts receivable. As additional consideration for the loan, the Company agreed to further reduce the exercise price of the CMH Advisory Warrants to $1.61 per share from $3.22 per share. The aforementioned loan was repaid in full by the Company on December 12, 1997.


    From March 2, 1998 through May 14, 1998, the Company issued an aggregate principal amount of $1,750,000 of notes, bearing interest at the rate of 8% per annum, and warrants to purchase up to 325,919 shares of Common Stock at an exercise price of $4.83 per share (the "1998 Private Financing"). In connection with the 1998 Private Financing, Applewood purchased a $1,300,000 principal amount note and warrants to purchase 242,111 shares of Common Stock, CMH purchased a $50,000 note and warrants to purchase 9,312 shares of Common Stock, Mr. Horowitz purchased a $50,000 principal amount note and warrants to purchase 9,312 shares of Common Stock and each of Herb Karlitz and Robert Graifman, brothers-in-law of Mr. Horowitz, purchased a $25,000 principal amount note and warrants to purchase 4,656 shares of Common Stock, at purchase prices of $1,300,000, $50,000, $50,000, $25,000 and $25,000, respectively. In connection with the 1998 Private Financing, Messrs. Russo and Hancock delivered to the Company for cancellation 38,800 and 23,280 shares of Common Stock, respectively, for an aggregate consideration of $1,000.


    As part of the 1998 Private Financing, in consideration of Applewood's investment of $1,000,000 in May 1998, the Company, CMH and Applewood entered into an advisory agreement, which amended the CMH Advisory Agreement, pursuant to which the Company agreed to increase the cash fee payable to CMH, if the Company completes a merger or sale of all or substantially all its assets at any time up to January 15, 2001, from 2% to 3% of the value of the total consideration received by the Company, and CMH agreed to share such consideration with Applewood. As further consideration for Applewood's $1,000,000 investment in May 1998, each of CMH, Mr. Horowitz, Pisces Investors, L.P., Security Partners, L.P., Messrs. Russo, Hancock and Conquest agreed that for a period of 24 months from the consummation of this offering, they would not sell in the public market any securities of the Company owned by them without the consent of Applewood, unless 60% of the securities owned by Applewood and affiliated parties have been sold.

    On July 8, 1998, the Company entered into an exchange agreement with certain holders of outstanding warrants and options to which the Company issued an aggregate of 596,741 shares of its Common Stock in exchange for cancellation of outstanding warrants and options to purchase 789,521 shares of the Company's Common Stock. Pursuant to such agreement, Applewood exchanged warrants to purchase 339,111 shares of Common Stock, at exercise prices of $4.83 and $6.44 per share, for 261,565 shares of Common Stock, Mr. Horowitz and CMH, exchanged warrants to purchase an aggregate of 151,652 shares of Common Stock, at exercise prices ranging from $1.61 to $4.83, for 131,207 shares of Common Stock and Herb Karlitz exchanged warrants to purchase 11,640 shares of Common Stock, at exercise prices of $4.83 and $6.44 per share, for 8,572 shares of Common Stock.


    On September 11, 1998, the Company entered into a merger agreement with CommHome Systems Corporation ("CommHome"), effective upon consummation of this offering, pursuant to which the CommHome stockholders have agreed to exchange all of the outstanding common stock of CommHome for 46,667 shares of Common Stock of the Company valued at $280,000. The Company will assume liabilities of CommHome on the effective date of the merger of approximately $200,000, which include $55,000 and $50,000 owed to Avi A. Fogel and Robert P. Olsen, respectively. Messrs. Fogel and Olsen have agreed to accept 9,167 and 8,333 shares, respectively, of the Company's Common Stock in full satisfaction of such indebtedness. Avi A. Fogel, President, Chief Executive Officer and a director of the Company, is also President, Chief Executive Officer and a director of CommHome and owns 51% of the outstanding shares of CommHome. Mr. Olsen, Vice President of Product Management of the Company, is the former Vice President of Marketing of CommHome.



    On October 1, 1998, the Company entered into an agreement with CMH to provide financial advisory services for the three-month period ending December 31, 1998 for which CMH received 10,000 shares of Common Stock.

    On October 19, 1998, Applewood loaned the Company $75,000 at an interest rate of 10% per annum which will be paid upon consummation of this offering.



    On October 20, 1998, the Company entered into an agreement, effective upon consummation of this offering, with certain of its holders of outstanding promissory notes, including accrued interest, of $3,204,888, pursuant to which the Company will issue 562,836 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $2,954,888, subject to adjustment in the event the Underwriter's over-allotment option is exercised as described below. In accordance with the agreement, Applewood will receive 382,696 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $2,009,156, Mr. Horowitz and CMH will receive an aggregate of 40,521 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $212,734, Charles P. Stevenson, Jr., Navigator Fund, L.P. and Navigator Global Fund will receive an aggregate of 74,081 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $388,926, Herb Karlitz will receive 12,260 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $64,364 and Robert Graifman will receive 3,967 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $20,828. The balance of the promissory notes in the principal amount of $250,000 will be repaid from the proceeds of this offering, including indebtedness owed to Mr. Horowitz and CMH in the aggregate amount of $56,235, Charles P. Stevenson, Jr. in the amount of $23,018, Navigator Fund L.P. in the amount of $69,990, Navigator Global Fund in the amount of $9,803, Herb Karlitz in the amount of $17,014 and Robert Graifman in the amount of $5,503. In addition, in the event the Underwriter exercises the over-allotment option in whole or in part, the Company will use 50% of the net proceeds to repay a portion of the promissory notes, pro-rata, among the holders of such promissory notes, including Applewood, Messrs. Stevenson and Horowitz and their affiliated entities, Herb Karlitz and Robert Graifman, and the number of shares of Series C Preferred Stock will be proportionately reduced.



    Upon consummation of this offering, 333,334 shares of Series B Preferred Stock owned by Pisces Investors, L.P. ("Pisces") and 100,000 shares of Series B Preferred Stock owned by Security Partners, L.P. ("Security Partners") will automatically convert into 206,933 shares and 62,080 shares of Common Stock, respectively. CMH is the general partner of Pisces and Security Partners. Mr. Horowitz and Herb Karlitz are limited partners of Security Partners. In addition, Robert Graifman is a limited partner of Pisces and Security Partners.


    The Company believes that the aforementioned transactions with its officers, directors and principal stockholders and their affiliates were on terms no less favorable than could have been obtained from unaffiliated third parties. However, the Company lacked sufficient disinterested independent directors at the time of certain of such transactions. All future transactions, including loans, between the Company and its officers, directors and stockholders beneficially owning 5% or more of the Company's outstanding voting securities, or affiliates of such persons, will be for bona fide business purposes and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties. Further, all such transactions and loans and any forgiveness of indebtedness owed by such persons to the Company must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's or independent legal counsel.

                           DESCRIPTION OF SECURITIES


    The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus (after giving effect to the Pro Forma Adjustments and the Offering Adjustments), the Company has outstanding 2,662,631 shares of Common Stock, held of record by 87 stockholders and 562,836 shares of Series C Preferred Stock held of record by 14 stockholders. Upon consummation of this offering, there will be 4,362,631 shares of Common Stock and 562,836 shares of Series C Preferred Stock outstanding.


COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of the Company standing for election. Subject to the rights of any outstanding class or series of Preferred Stock created by the authority of the Board of Directors, holders of Common Stock are entitled to received dividends as and when declared by the Board of Directors out of funds legally available therefor. Subject to the rights of any outstanding class or series of Preferred Stock created by the authority of the Board of Directors, in the event of the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock is entitled to share equally in the balance of any of the Company's assets available for distribution to stockholders. Outstanding shares of Common Stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. Holders of Common Stock have no preemptive rights to purchase pro-rata portions of new issues of Common Stock or Preferred Stock of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby will be, when issued and sold hereunder, fully paid and non-assessable.

PREFERRED STOCK


    Upon the consummation of this offering, all 500,000 shares of Series B Preferred Stock outstanding will be converted into 310,399 shares of Common Stock (See Note F(1) to Notes to Financial Statements for a description of the Series B Convertible Preferred Stock) and the Company will issue 562,836 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes in the principal amount and accrued interest of $2,954,888. See Note J[2] to Notes to Financial Statements.



    The 562,836 shares of Series C Preferred Stock may be converted into an equal number of shares of Common Stock at any time at the option of the holders, subject to adjustment in the event of a merger or consolidation of the Company, reclassification of the Company's securities or a stock split, subdivision or combination of the Company's securities. The Series C Preferred Stock is entitled to vote on all matters on which stockholders are entitled to vote, together with the holders of Common Stock. Each share of Series C Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares may be converted. Holders of the Series C Preferred Stock will be entitled to equivalent dividends and distributions as those paid on shares of Common Stock. The holders of the Series C Preferred Stock will be entitled to a liquidation preference of $5.25 per share plus any declared but unpaid dividends before any payments are made to holders of Common Stock, in the event of liquidation, dissolution or winding up of the Company or, if elected by a majority of the outstanding shares of Series C Preferred Stock, upon the sale of all or substantially all of the assets of the Company or a merger of the Company into any other entity.


    The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

WARRANTS AND OPTIONS


    As of the date of this Prospectus, the Company has outstanding warrants to purchase 336,007 shares of Common Stock (excluding the Underwriter's Warrants to purchase 170,000 shares of Common Stock) and options to purchase 294,879 shares of Common Stock (excluding options to purchase 855,216 shares of Common Stock issued pursuant to the Stock Option Plan). All outstanding warrants are currently exercisable and outstanding options are currently exercisable to purchase 100,259 shares of Common Stock (excluding currently exercisable options issued pursuant to the Stock Option Plan). The outstanding warrants are exercisable at prices ranging from $1.61 to $9.66 and expire between February 2002 and May 2008. The outstanding options are exercisable at $2.42 per share and expire May 2003.


    The warrants also entitle the holder to certain registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants. No warrantholder has any stockholder rights with respect to the shares issuable upon exercise of warrants held by such holder until such warrants are exercised and the purchase price is paid for the shares. Each of the warrants and options also provides, among other things, for the adjustment of the price per share and number of shares issuable upon exercise of such warrants and options upon a merger or consolidation of the Company, reclassification of the Company's securities, a stock split, subdivision or combination of the Company's securities, the payment of a dividend in Common Stock of the Company or of certain other dividends or distributions with respect to the Common Stock of the Company.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of 1,040,614 shares of Common Stock (including warrants exercisable to purchase 62,856 shares of Common Stock) have been granted certain demand registration rights, including the right to request on up to two occasions that the Company file a registration statement with respect to such shares under the Securities Act and use its best efforts to effect any such registration. In addition, the holders of 1,462,757 shares of Common Stock (including warrants exercisable to purchase 336,007 shares) are entitled to piggyback registration rights with respect to such shares. If the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required to notify these holders and, subject to certain conditions and limitations, to include in such registration all of the shares of Common Stock requested to be included by such holders. All holders of registration rights have agreed to waive such rights in connection with this offering and not to exercise any such rights for one year from the date of this Prospectus, without the Underwriter's prior written consent.

    In connection with this offering, the Company has agreed to grant the Underwriter certain demand and piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of the Underwriter's Warrants. See "Underwriting."

DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq SmallCap Market from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder" unless the business combination is approved in a prescribed manner. A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original or amended certificate of incorporation or an express provision in its Bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

TRANSFER AGENT

    The Transfer Agent for the Company's Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the consummation of this offering, the Company will have 4,925,467 shares of Common Stock outstanding (assuming the conversion of outstanding Series C Preferred Stock into 562,836 shares of Common Stock), of which the 1,700,000 shares being offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate of the Company" (in general, a person who has a controlling position with regard to the Company), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.



    All of the remaining 3,225,467 shares of Common Stock currently outstanding or issuable upon conversion of outstanding shares of Series C Preferred Stock are "restricted securities" or owned by "affiliates" (as those terms are defined in Rule 144) and thus may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. Of the 3,225,467 restricted shares, an aggregate of 2,566,714 shares will be eligible for sale, without registration, under Rule 144 (subject to certain volume limitations prescribed by such rule and to the contractual restrictions described below), following the date of this Prospectus and the balance of such shares will become eligible for sale at various times thereafter. The holders of 3,141,976 shares have agreed not to sell or otherwise dispose of any shares of Common Stock in the public markets and all holders of registration rights have agreed not to exercise any such rights to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act, in each case, for a period of 12 months following the date of this Prospectus, without the Underwriter's prior written consent.



    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 49,255 shares immediately following the consummation of this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the consummation of this offering.


    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

    Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING


    Whale Securities Co., L.P. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,700,000 shares of Common Stock offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the shares of Common Stock offered hereby if any of such securities are purchased. The shares of Common Stock are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain legal matters by counsel and to certain other conditions.


    The Underwriter has advised the Company that it proposes to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus. The Underwriter may allow certain dealers who are member of the National Association of Securities Dealers, Inc. (the "NASD")
concessions, not in excess of $   per share, of which not in excess of $   per
share may be reallowed to other dealers who are members of the NASD.


    The Company has granted to Underwriter an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 255,000 shares at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares offered hereby.


    The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the shares offered hereby, including any securities sold prior to the Underwriter's over-allotment option, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the shares offered under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.


    The Company has agreed to sell to the Underwriter and its designees, for an aggregate of $100, warrants (the "Underwriter's Warrants") to purchase up to 170,000 shares of Common stock at an exercise price of $9.30 per share (155% of the public offering price per share). The Underwriter's Warrants may not be assigned or hypothecated for one year following the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group, and are exercisable at any time, in whole or in part, during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock. To the extent that the Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected, since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants may be deemed additional underwriting compensation. The Underwriter's Warrants contain a cashless exercise provision. Subject to certain limitations and exclusions, the Company has agreed that, upon the request of the holders of the majority of the Underwriter's Warrants, the Company will (at its own expense), on one occasion during the Warrant Exercise term, register the Underwriter's Warrants and the securities underlying the Underwriter's Warrants under the Securities Act and that it will include the Underwriter's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company under the Securities Act during the seven years following the date of this Prospectus.


    The Company has agreed, for a period of five years from the date of this Prospectus, if so requested by the Underwriter, to recommend and use its best efforts to elect a designee of the Underwriter as a director of the Company. The Company's officers, directors and principal stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised and currently does not intend to exercise its right to designate such a person.


    All of the Company's officers, directors and securityholders owning an aggregate of 3,141,976 shares of Common Stock have agreed not to sell or otherwise dispose any of their securities in the public markets for a period of twelve months from the date of this Prospectus without the Underwriter's prior written consent.


    The Underwriter has informed the Company that it does not expect sales of the securities offered discretionary accounts to exceed 1% of the shares offered hereby.

    The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act.

    Prior to this offering there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock will be determined by negotiation between the Company and the Underwriter and may not necessarily be related to the Company's asset value, net worth or other established criteria of value. Factors to be considered in determining such price include the Company's financial condition and prospects, an assessment of the Company's management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.


    In order to facilitate the offering, the Underwriter may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Specifically, the Underwriter may over-allot in connection with the offering, creating a short position in the Common Stock for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriter may bid for, and purchase, shares of Common Stock in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock in the offering, if the Underwriter repurchases previously distributed Common Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.


                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Bizar Martin & Taub, LLP. Certain legal matters in connection with this offering will be passed upon for the Underwriter by Tenzer Greenblatt LLP. Bizar Martin & Taub, LLP owns currently exercisable warrants to purchase 9,312 shares of the Company's Common Stock at an exercise price of $6.44 per share.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") systems are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

    Upon consummation of this offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                                                                                                                PAGE
                                                                                                                -----
INDEX TO FINANCIAL STATEMENTS
  Independent auditors' report.............................................................................         F-2
  Balance sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited)............................         F-3
  Statements of operations for the years ended December 31, 1996 and 1997 and for the six months ended June
    30, 1997 and 1998 (unaudited)..........................................................................         F-4
  Statements of stockholders' equity (deficiency) for the years ended December 31, 1996 and 1997 and for
    the six months ended June 30, 1998 (unaudited).........................................................         F-5
  Statements of cash flows for the years ended December 31, 1996 and 1997 and for the six months ended June
    30, 1997 and 1998 (unaudited)..........................................................................         F-6
  Notes to financial statements............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Network-1 Security Solutions, Inc.
Wellesley, Massachusetts

    We have audited the accompanying balance sheets of Network-1 Security Solutions, Inc. (the "Company") as of December 31, 1996 and 1997 and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Network-1 Security Solutions, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred substantial losses from operations, and as of December 31, 1997 has a working capital deficiency of $661,000 and a stockholders' deficiency of $75,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Richard A. Eisner & Company, LLP

New York, New York
June 17, 1998

With respect to Note F[3]
July 8, 1998

With respect to the third paragraph of Note A
July 17, 1998


With respect to Note J
October 20, 1998

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                                 BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                                          --------------------------    JUNE 30,
                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $    217,000  $     60,000  $    634,000
  Accounts receivable--net of allowance for doubtful accounts of $5,000,
    $70,000 and $88,000, respectively...................................       191,000       435,000       609,000
  Prepaid expenses and other current assets.............................        30,000        30,000        35,000
                                                                          ------------  ------------  ------------
        Total current assets............................................       438,000       525,000     1,278,000
  Equipment and fixtures................................................       518,000       400,000       323,000
  Capitalized software costs--net.......................................       729,000     1,258,000     1,042,000
  Security deposits.....................................................       193,000       131,000       136,000
  Deferred offering costs...............................................                      90,000       350,000
                                                                          ------------  ------------  ------------
                                                                          $  1,878,000  $  2,404,000  $  3,129,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
LIABILITIES
Current liabilities:
  Accounts payable......................................................  $    275,000  $    776,000  $    598,000
  Accrued fee--related party............................................                     138,000
  Accrued expenses and other current liabilities........................       155,000       201,000       302,000
  Notes payable--related parties, net of discount.......................                                 1,610,000
  Notes payable--others, net of discount................................                                   972,000
  Interest payable--related parties.....................................                                    72,000
  Interest payable--other...............................................                                    61,000
  Current portion of capital lease obligations..........................        24,000         8,000
  Deferred revenue......................................................        25,000        63,000        92,000
                                                                          ------------  ------------  ------------
        Total current liabilities.......................................       479,000     1,186,000     3,707,000
Capital lease obligations--less current portion.........................         8,000
Notes payable--related parties, net of discount.........................                     564,000
Notes payable--others, net of discount..................................                     670,000
Interest payable--related parties.......................................                      24,000
Interest payable--others................................................                      35,000
                                                                          ------------  ------------  ------------
                                                                               487,000     2,479,000     3,707,000
                                                                          ------------  ------------  ------------
Commitments and contingencies
STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock--$.01 par value; authorized 5,000,000 shares; Series
  A--10% cumulative, 250,000 shares authorized, none issued and outstanding
  Series B--500,000 shares authorized, issued and outstanding
  (liquidation preference $500,000).....................................         5,000         5,000         5,000
  Series C--750,000 shares authorized, none issued and outstanding
Common stock--$.01 par value; authorized 25,000,000 shares; 2,004,951,
  1,706,037 and 1,678,104 shares issued and outstanding.................        20,000        17,000        17,000
Additional paid-in capital..............................................     6,446,000     7,373,000     9,432,000
Accumulated deficit.....................................................    (5,080,000)   (7,470,000)   (9,460,000)
Unearned portion of compensatory stock options..........................                                  (572,000)
                                                                          ------------  ------------  ------------
                                                                             1,391,000       (75,000)     (578,000)
                                                                          ------------  ------------  ------------
                                                                          $  1,878,000  $  2,404,000  $  3,129,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


                       See notes to financial statements

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED           SIX MONTHS ENDED
                                                  DECEMBER 31,              JUNE 30,
                                             ----------------------  ----------------------
                                                1996        1997        1997        1998
                                             ----------  ----------  ----------  ----------
                                                                          (UNAUDITED)
Revenues:
  Licenses.................................  $  624,000  $1,132,000  $  506,000  $  412,000
  Royalties................................                 500,000     500,000
  Services.................................     403,000     737,000     421,000     490,000
                                             ----------  ----------  ----------  ----------
    Total revenues.........................   1,027,000   2,369,000   1,427,000     902,000
                                             ----------  ----------  ----------  ----------

Cost of revenues:
  Amortization of software development
    costs..................................     246,000     321,000     125,000     267,000
  Cost of licenses.........................     193,000     176,000      52,000     128,000
  Cost of services.........................     390,000     418,000     212,000     272,000
                                             ----------  ----------  ----------  ----------
    Total cost of revenues.................     829,000     915,000     389,000     667,000
                                             ----------  ----------  ----------  ----------
Gross profit...............................     198,000   1,454,000   1,038,000     235,000
                                             ----------  ----------  ----------  ----------

Operating expenses:
  Product development......................     892,000     792,000     235,000     283,000
  Selling and marketing....................   1,614,000     926,000     524,000     351,000
  General and administrative...............   1,931,000   1,573,000     919,000   1,153,000
                                             ----------  ----------  ----------  ----------
    Total operating expenses...............   4,437,000   3,291,000   1,678,000   1,787,000
                                             ----------  ----------  ----------  ----------
Loss from operations.......................  (4,239,000) (1,837,000)   (640,000) (1,552,000)
Interest expense, including amortization of
  debt discount............................    (260,000)   (553,000)   (141,000)   (438,000)
                                             ----------  ----------  ----------  ----------
Net loss...................................  $(4,499,000) $(2,390,000) $ (781,000) $(1,990,000)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

Loss per share--basic and diluted..........  $    (2.46) $    (1.29) $     (.40) $    (1.17)
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

Weighted average number of shares
  outstanding--basic and diluted...........   1,825,163   1,855,244   1,934,334   1,699,120
                                             ----------  ----------  ----------  ----------
                                             ----------  ----------  ----------  ----------

                       See notes to financial statements

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                      COMMON STOCK         PREFERRED STOCK     ADDITIONAL
                                                  ---------------------  --------------------    PAID-IN    ACCUMULATED
                                                    SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      DEFICIT
                                                  ----------  ---------  ---------  ---------  -----------  ------------
BALANCE--DECEMBER 31, 1995......................   1,164,133  $  12,000    750,000  $   7,000  $ 1,146,000   $ (581,000)
Issuance of common stock for cash--net..........     698,397      7,000                          4,141,000
Issuance of common stock and warrants for
  services rendered.............................      18,262                                       683,000
Conversion of notes payable into common stock...     108,639      1,000                            699,000
Redemption of preferred stock...................                          (250,000)    (2,000)    (248,000)
Exercise of warrants............................      15,520                                        25,000
Net loss........................................                                                             (4,499,000)
                                                  ----------  ---------  ---------  ---------  -----------  ------------
BALANCE--DECEMBER 31, 1996......................   2,004,951     20,000    500,000      5,000    6,446,000   (5,080,000)
Issuance of common stock and warrants for
  services rendered.............................       2,794                                       163,000
Warrants issued in connection with debt
  financing.....................................                                                   766,000
Repurchase and retirement of common shares......    (301,708)    (3,000)                            (2,000)
Net loss........................................                                                             (2,390,000)
                                                  ----------  ---------  ---------  ---------  -----------  ------------
BALANCE--DECEMBER 31, 1997......................   1,706,037     17,000    500,000      5,000    7,373,000   (7,470,000)
Common stock options issued to Chief Executive
  Officer.......................................                                                   938,000
Amortization of compensatory stock options......
Issuance of common stock, warrants and options
  for services rendered and payment of
  liability.....................................      34,147                                       356,000
Warrants issued in connection with debt
  financing.....................................                                                   766,000
Repurchase and retirement of common shares......     (62,080)                                       (1,000)
Net loss........................................                                                             (1,990,000)
                                                  ----------  ---------  ---------  ---------  -----------  ------------
BALANCE--JUNE 30, 1998 (UNAUDITED)..............   1,678,104  $  17,000    500,000  $   5,000  $ 9,432,000   $(9,460,000)
                                                  ----------  ---------  ---------  ---------  -----------  ------------
                                                  ----------  ---------  ---------  ---------  -----------  ------------

                                                    UNEARNED
                                                   PORTION OF
                                                  COMPENSATORY
                                                  STOCK OPTIONS     TOTAL
                                                  -------------  -----------
BALANCE--DECEMBER 31, 1995......................                 $   584,000
Issuance of common stock for cash--net..........                   4,148,000
Issuance of common stock and warrants for
  services rendered.............................                     683,000
Conversion of notes payable into common stock...                     700,000
Redemption of preferred stock...................                    (250,000)
Exercise of warrants............................                      25,000
Net loss........................................                  (4,499,000)
                                                  -------------  -----------
BALANCE--DECEMBER 31, 1996......................                   1,391,000
Issuance of common stock and warrants for
  services rendered.............................                     163,000
Warrants issued in connection with debt
  financing.....................................                     766,000
Repurchase and retirement of common shares......                      (5,000)
Net loss........................................                  (2,390,000)
                                                  -------------  -----------
BALANCE--DECEMBER 31, 1997......................                     (75,000)
Common stock options issued to Chief Executive
  Officer.......................................   $  (938,000)
Amortization of compensatory stock options......       366,000       366,000
Issuance of common stock, warrants and options
  for services rendered and payment of
  liability.....................................                     356,000
Warrants issued in connection with debt
  financing.....................................                     766,000
Repurchase and retirement of common shares......                      (1,000)
Net loss........................................                  (1,990,000)
                                                  -------------  -----------
BALANCE--JUNE 30, 1998 (UNAUDITED)..............   $  (572,000)  $  (578,000)
                                                  -------------  -----------
                                                  -------------  -----------

                       See notes to financial statements

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                            SIX MONTHS ENDED
                                                                   DECEMBER 31,                 JUNE 30,
                                                            --------------------------  ------------------------
                                                                1996          1997         1997         1998
                                                            ------------  ------------  ----------  ------------

                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................  $ (4,499,000) $ (2,390,000) $ (781,000) $ (1,990,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Amortization of debt discount.........................       306,000       500,000     128,000       364,000
    Issuance of common stock and warrants for services
      rendered............................................       683,000       163,000      95,000       583,000
    Provision for doubtful accounts.......................       (15,000)       65,000      36,000        18,000
    Depreciation and amortization.........................       368,000       481,000     200,000       346,000
    Changes in:
      Accounts receivable.................................       131,000      (309,000)   (330,000)     (192,000)
      Prepaid expenses and other current assets...........       (15,000)                                 (5,000)
      Accounts payable, accrued expenses and other current
        liabilities.......................................       196,000       744,000     147,000        (1,000)
      Deferred revenue....................................        25,000        38,000      (3,000)       29,000
                                                            ------------  ------------  ----------  ------------
        Net cash used in operating activities.............    (2,820,000)     (708,000)   (508,000)     (848,000)
                                                            ------------  ------------  ----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of equipment and fixtures..................      (235,000)      (42,000)    (32,000)       (3,000)
  Capitalized software costs..............................      (750,000)     (850,000)   (506,000)      (50,000)
  Security deposit........................................      (164,000)       62,000      64,000        (5,000)
                                                            ------------  ------------  ----------  ------------
        Net cash used in investing activities.............    (1,149,000)     (830,000)   (474,000)      (58,000)
                                                            ------------  ------------  ----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable and warrants....       700,000     1,550,000   1,000,000     1,750,000
  Repayment of notes payable..............................      (400,000)      (50,000)
  Proceeds from exercise of options and warrants..........        25,000
  Net proceeds from sale of common stock..................     4,148,000
  Repayment of capital lease obligations..................       (23,000)      (24,000)                   (8,000)
  Purchase of treasury shares.............................                      (5,000)     (1,000)       (1,000)
  Repayment of line of credit.............................       (62,000)
  Repayment of stockholder's loan.........................       (48,000)
  Redemption of preferred stock...........................      (250,000)
  Deferred offering costs.................................                     (90,000)    (25,000)     (261,000)
                                                            ------------  ------------  ----------  ------------
        Net cash provided by financing activities.........     4,090,000     1,381,000     974,000     1,480,000
                                                            ------------  ------------  ----------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......       121,000      (157,000)     (8,000)      574,000
Cash and cash equivalents--beginning of period............        96,000       217,000     217,000        60,000
                                                            ------------  ------------  ----------  ------------
CASH AND CASH EQUIVALENTS--END OF PERIOD..................  $    217,000  $     60,000  $  209,000  $    634,000
                                                            ------------  ------------  ----------  ------------
                                                            ------------  ------------  ----------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest..............................................  $     32,000  $      1,000
  Noncash transaction:
    Issuance of stock in connection with repayment of
      debt................................................  $    700,000

                       See notes to financial statements

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE A--THE COMPANY AND BASIS OF PRESENTATION

    Network-1 Security Solutions, Inc. (the "Company"), formerly known as Network-1 Software & Technology, Inc., develops, markets, licenses and supports its proprietary network security software products designed to provide comprehensive security to computer networks. The Company also provides maintenance and network consulting and training services.

    The accompanying financial statements have been prepared on a going concern basis. As reflected in the accompanying financial statements, the Company has incurred substantial losses from operations and as of December 31, 1997 has a working capital deficiency of $661,000 and a stockholders' deficiency of $75,000. Subsequent to December 31, 1997 through May 14, 1998, the Company received $1,750,000 in short-term debt financing, a significant portion of which was from principal stockholders of the Company. However, the Company will require additional financing to satisfy its obligations and fund its operations through December 31, 1998. Also, in May 1998, the Company signed a letter of intent with an underwriter for the sale of its securities in an initial public offering (the "Offering"). There is no assurance, however, that the Offering will be consummated or that the Company will be able to obtain alternative financing. As of June 30, 1998, the Company's working capital deficiency increased to $2,429,000 and its stockholders' deficiency increased to $578,000. The above factors give rise to substantial doubt as to the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    On July 17, 1998, the stockholders approved a 1:1.610831 reverse split of the outstanding shares of the Company's common stock. The accompanying financial statements have been retroactively adjusted to reflect the split and all references to numbers of common shares, options, warrants and per share amounts have been restated to give effect to the split.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

[1] CASH EQUIVALENTS:

   The Company considers all highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents.

[2] REVENUE RECOGNITION:

   In October 1997, the AICPA issued Statement of Position ("SOP") No. 97-2,
    "Software Revenue Recognition," which the Company adopted, effective January 1, 1997. Such adoption had no effect on the Company's methods of recognizing revenue from its license and service activities. Prior to 1997, the Company's revenue recognition policy was in accordance with SOP No. 91-1, "Software Revenue Recognition."

   License revenue is recognized upon delivery of software or delivery of a required software key. Service revenues consist of maintenance, consulting and training services. Annual renewable maintenance fees are a separate component of each contract, and are recognized ratably over the contract term. Consulting and training revenues are recognized as such services are performed.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
[3] EQUIPMENT AND FIXTURES:

   Equipment and fixtures are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five years.

[4] SOFTWARE DEVELOPMENT COSTS:

   Costs to maintain developed programs and development costs incurred to establish the technological feasibility of computer software are expensed as incurred. The Company capitalizes costs incurred in producing computer software after technological feasibility of the software has been established. Such costs are amortized based on current and estimated future revenue of each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. The Company estimates the economic life of its software to be three years. At each balance sheet date, the unamortized capitalized software costs of each product are compared with the net realizable value of that product and any excess capitalized costs are written off.

[5] INCOME TAXES:

   The Company utilizes the liability method of accounting for income taxes.
    Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date. The resulting asset or liability is adjusted to reflect enacted changes in tax law.

[6] LOSS PER SHARE:

   During 1997, the Company adopted Statement of Financial Accounting Standards
    No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 requires the reporting of basic and diluted earnings/loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the year. Diluted per share data includes the dilutive effects of options, warrants and convertible securities. As all potential common shares are anti-dilutive, they are not included in the calculation of diluted loss per share. Loss per share for 1996 has been presented to conform to SFAS No. 128.

[7] USE OF ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[8] FINANCIAL INSTRUMENTS:

   The carrying amounts of accounts receivable, accounts payable, accrued expenses, capitalized lease obligations and notes payable approximate their fair value as the interest rates on the Company's

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) indebtedness approximate current market rates and due to the short period to maturity of these instruments.

[9] STOCK-BASED COMPENSATION:

   In October 1995, the Financial Accounting Standards Board issued Statement of
    Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation". SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for its employee stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees" and to disclose the pro forma effect on net loss per share had the fair value of options been expensed. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the estimated market value of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

[10] INTERIM FINANCIAL STATEMENTS:

   The accompanying balance sheet as of June 30, 1998, the statement of changes in stockholders' equity for the six-month period then ended and the statements of operations and cash flows for the six-month periods ended June 30, 1997 and 1998 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six-month period ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ended December 31, 1998.

NOTE C--EQUIPMENT AND FIXTURES

    Equipment and fixtures are summarized as follows:


                                                 DECEMBER 31,
                                             --------------------   JUNE 30,
                                               1996       1997        1998
                                             ---------  ---------  -----------
Office and computer equipment..............  $ 669,000  $ 661,000   $ 664,000
Furniture and fixtures.....................     59,000     59,000      59,000
Leasehold improvements.....................     46,000     46,000      46,000
                                             ---------  ---------  -----------
                                               774,000    766,000     769,000
Less accumulated depreciation..............   (256,000)  (366,000)   (446,000)
                                             ---------  ---------  -----------
                                             $ 518,000  $ 400,000   $ 323,000
                                             ---------  ---------  -----------
                                             ---------  ---------  -----------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE D--CAPITALIZED SOFTWARE COSTS


                                                                                                          SIX
                                                                                  YEAR ENDED             MONTHS
                                                                                 DECEMBER 31,            ENDED
                                                                           -------------------------    JUNE 30,
                                                                              1996          1997          1998
                                                                           -----------  ------------  ------------
Balance, beginning of period (net of accumulated amortization)...........  $   225,000  $    729,000  $  1,258,000
Additions................................................................      750,000       850,000        50,000
Amortization.............................................................     (246,000)     (321,000)     (266,000)
                                                                           -----------  ------------  ------------
Balance, end of period (net of accumulated amortization).................  $   729,000  $  1,258,000  $  1,042,000
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------


NOTE E--NOTES PAYABLE

    Notes payable is summarized as follows:

                                                                   DECEMBER 31,    JUNE 30,
                                                                       1997          1998
                                                                   ------------  ------------
Notes payable on the earlier of a) January 1, 1999 b) the date upon which the Company receives $6,000,000 net proceeds of equity or debt financing from one or a series of transactions
  c) a sale of all of the Company's assets or d) a merger or consolidation of the Company:
    Notes bearing interest at 6%, including $250,000 payable to a
      related party (1)..........................................   $  650,000   $    650,000
    Notes bearing interest at 6% (2).............................      350,000        350,000
    Note bearing interest at 8%, payable to a related party
      (3)........................................................      100,000        100,000
    Notes bearing interest at 8%, payable to related parties
      (4)........................................................      400,000        400,000
Notes payable (including $1,400,000 to related parties) on the earlier of a) twelve months from issuance b) the date upon which the Company receives $6,000,000 net proceeds of equity or debt financing from one or a series of transactions c) a sale of all of the Company's assets or d) a merger or consolidation
  of the Company; bearing interest at 8% (5).....................                   1,750,000
                                                                   ------------  ------------
                                                                     1,500,000      3,250,000
Less unamortized debt discount...................................     (266,000)      (668,000)
                                                                   ------------  ------------
                                                                    $1,234,000   $  2,582,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE E--NOTES PAYABLE (CONTINUED)
------------------------

(1) In connection with the issuance of the notes, including $250,000 issued to an entity which is a principal stockholder of the Company, the Company issued ten-year warrants valued at $290,000 to purchase 90,791 shares of the Company's common stock at an exercise price of $6.44 per share, increasing the effective interest rate on the notes to 91%.

(2) In connection with the issuance of the notes, the Company issued ten-year warrants valued at $159,000 to purchase 48,888 shares of the Company's common stock at an exercise price of $6.44 per share, increasing the effective interest rate to 94%.

(3) In connection with the issuance of the note to a corporation wholly owned by the Chairman of the Board and a principal stockholder of the Company, the Company agreed to reduce the exercise price of previously issued warrants to the noteholder from $6.44 per share (31,040 shares) and $8.05 per share (31,040 shares) to $3.22 per share (see Note G[5]). In addition, the Company agreed to reduce the exercise price of warrants to purchase 124,159 shares of common stock at an exercise price of $3.22 per share previously issued to the noteholder to $1.61 per share. The Company valued the modified warrants at $45,000 in excess of the value ascribed to the original warrants, increasing the effective interest rate to 96%. The warrants exercisable at $3.22 per share were further reduced to $1.61 per share in connection with the issuance in November 1997 of a note for $50,000 to the same corporation referred to above which was repaid in December 1997. This modification was valued at $22,000 in excess of the value ascribed to the warrants as previously modified.

(4) In connection with the issuance of the notes to an entity which is a principal stockholder of the Company and to the corporation referred to in
    (3) above, the Company issued ten-year warrants valued at $168,000 to purchase 70,949 shares of the Company's common stock at an exercise price of $4.83 per share, increasing the effective interest rate to 86%.

(5) The Company issued notes for $400,000, $100,000 and $1,250,000 on March 2, 1998, April 24, 1998 and May 14, 1998, respectively. In connection with the issuance of the notes, $1,400,000 of which are payable to the Chairman of the Board and the entities referred to in (4) above, the Company issued ten-year warrants valued at $766,000 to purchase 325,919 shares of the Company's common stock at an exercise price of $4.83 per share, increasing the effective interest rate to 92%.

    The proceeds from the issuance of the notes were allocated to the debt and the warrants based on their estimated fair values. The Company estimated the fair value of these warrants using the Black-Scholes pricing model and has accounted for this amount as a debt discount to be amortized over the life of the debt.

    Interest expense for the years ended December 31, 1996, 1997 and for the six months ended June 30, 1997 and 1998 includes $325,000, $267,000, $44,000 and
$323,000, respectively, of interest and amortization of debt discount on notes to related parties.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE F--STOCKHOLDERS' EQUITY

[1] PREFERRED STOCK:


   The Company has outstanding 500,000 shares of Series B convertible preferred stock. Such stock is convertible on a 1.610831-to-1 basis into common shares and automatically converts into common shares upon the completion of the Offering. The Series B convertible preferred stock has identical voting rights as the Company's common stock and has a liquidation preference of $1.00 per share.


[2] STOCK OPTIONS AND WARRANTS:


   During 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan, as amended, provides for the granting of both incentive and non-qualified options to purchase up to 1,050,000 shares of common stock of the Company.


   The term of options granted under the 1996 Plan may not exceed ten years
    (five years in the case of an incentive stock option granted to an optionee owning more than 10% of the voting stock of the Company). The option price for incentive stock options can not be less than 100% of the fair market value of the shares of common stock at the time the option is granted (110% for a 10% stockholder). The exercise price for non-qualified options is set by the Compensation Committee in its discretion.

   The following table summarizes the activity under the 1996 Plan:

                                                                YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------
                                                                                                        SIX MONTHS ENDED
                                                              1996                    1997                JUNE 30, 1998
                                                     ----------------------  ----------------------  -----------------------
                                                                 WEIGHTED                WEIGHTED                 WEIGHTED
                                                                  AVERAGE                 AVERAGE                  AVERAGE
                                                                 EXERCISE                EXERCISE                 EXERCISE
                                                      SHARES       PRICE      SHARES       PRICE       SHARES       PRICE
                                                     ---------  -----------  ---------  -----------  ----------  -----------
Options outstanding at beginning of period.........                            104,139   $    6.44      184,687   $    5.72
Granted............................................    107,398   $    6.44     159,700   $    5.54      399,832   $    5.70
Cancelled..........................................     (3,259)  $    6.44     (79,152)  $    6.30     (135,644)  $    5.60
                                                     ---------               ---------               ----------
Options outstanding at end of period...............    104,139   $    6.44     184,687   $    5.72      448,875   $    5.74
                                                     ---------               ---------               ----------
                                                     ---------               ---------               ----------
Options exercisable at end of period...............     82,256   $    6.44     184,687   $    5.72      256,761   $    5.33
                                                     ---------               ---------               ----------
                                                     ---------               ---------               ----------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE F--STOCKHOLDERS' EQUITY (CONTINUED)
    The following table presents information relating to stock options outstanding at December 31, 1997:

OPTIONS OUTSTANDING AND EXERCISABLE
-----------------------------------
                         WEIGHTED
            WEIGHTED      AVERAGE
             AVERAGE     REMAINING
            EXERCISE      LIFE IN
 SHARES       PRICE        YEARS
---------  -----------  -----------
82,876...   $    4.83         9.75
101,811..   $    6.44         9.03
---------
184,687..   $    5.72         9.35
---------
---------

    The following table presents information relating to stock options outstanding at June 30, 1998 (unaudited):

        OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
-----------------------------------  -------------------------------------
                         WEIGHTED                              WEIGHTED
            WEIGHTED      AVERAGE                WEIGHTED       AVERAGE
             AVERAGE     REMAINING                AVERAGE      REMAINING
            EXERCISE      LIFE IN                EXERCISE       LIFE IN
 SHARES       PRICE        YEARS      SHARES       PRICE         YEARS
---------  -----------  -----------  ---------  -----------  -------------
  130,989   $    4.83         9.56     130,989   $    4.83          9.56
  197,828   $    5.60         9.92      88,214   $    5.60          9.92
   37,558   $    6.44         8.42      37,558   $    6.44          8.42
   82,500   $    7.20        10.00
---------                            ---------
  448,875   $    5.74         9.70     256,761   $    5.33          9.51
---------                            ---------
---------                            ---------

    The weighted average fair value at date of grant for options granted during the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998 were $3.20, $2.76, $3.21 and $2.70 per option, respectively.
    The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following weighted average assumptions:


                                                              DECEMBER 31,            JUNE 30,
                                                          --------------------  --------------------
                                                            1996       1997       1997       1998
                                                          ---------  ---------  ---------  ---------
Risk-free interest rates................................       6.43%      6.50%      6.59%      5.62%
Expected option life in years...........................          6          6          6          6
Expected stock price volatility.........................         40%        40%        40%        40%
Expected dividend yield.................................          0%         0%         0%         0%


   Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by SFAS 123, net loss for the years ended December 31, 1996 and 1997 and for the six-month periods ended June 30, 1997 and 1998 would have been $(4,842,000), $(2,830,000), $(1,007,000) and $(2,898,000) or $(2.65), $(1.53), $(.52) and
    $(1.71), respectively, per share.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE F--STOCKHOLDERS' EQUITY (CONTINUED)
[3] The Company has the following warrants and options referred to in [4] below to purchase common stock outstanding as of December 31, 1997:

 NUMBER
   OF       EXERCISE
 SHARES       PRICE
---------  -----------
186,239..   $    1.61
62,856...        2.42
62,080...        3.22
70,949...        4.83
318,159..        6.44
93,120...        9.66
---------
  793,403
---------
---------

    From March through May 1998, in connection with the issuance of notes (see Note E[5]), the Company issued warrants to purchase 325,919 shares of the Company's common stock at an exercise price of $4.83. The Company also issued a warrant to purchase 6,208 shares of the Company's common stock at an exercise price of $6.04 for services rendered.

    On July 8, 1998, the Company entered into an agreement with certain of its option and warrant holders pursuant to which the Company issued 596,741 shares of its common stock in exchange for cancellation of outstanding warrants to purchase 789,521 shares of the Company's common stock.

[4] PRIVATE PLACEMENT:

   During March 1996, the Company completed a private placement of its securities. The Company issued 667,357 shares of its common stock for $6.44 a share, yielding gross proceeds of $4,300,000. In connection with the private placement the Company incurred costs aggregating $352,000 including $279,000 in commissions and expense allowance paid to the placement agent. The Company also issued options to purchase 66,736 shares of common stock at an exercise price of $6.44 per share expiring in March 2001 to the placement agents in connection with the private placement. The investors in the private placement were granted certain demand and piggyback registration rights. The Company also sold 31,040 shares of stock in 1996 receiving proceeds of $200,000.

NOTE G--COMMITMENTS AND CONTINGENCIES

[1] OPERATING LEASES:

   The Company leases office facilities in Florida, New York and Texas under operating leases expiring through 1999. Rental commitments for the remaining term of the Company's noncancellable leases relating to office space expiring at various dates through 1999 are as follows:

  YEAR ENDING
  DECEMBER 31,
----------------
1998............  $  120,000
1999............      31,000
                  ----------
                  $  151,000
                  ----------
                  ----------

    Rental expense for the years December 31, 1996 and 1997 and for the six-month periods ended June 30, 1997 and 1998 aggregated $142,000, $146,000, $71,000 and $71,000, respectively.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE G--COMMITMENTS AND CONTINGENCIES (CONTINUED)
[2] SOFTWARE DISTRIBUTION AGREEMENTS:

    [A] In June 1997, the Company entered into a software distribution agreement pursuant to which the Company licensed, on a nonexclusive basis, the right to incorporate and/or bundle certain technology of the Company, with the customer's products. In connection therewith, the Company, which is entitled to royalties based on the customer's sales, received a $500,000, nonrefundable prepaid royalty, which is included in license revenue for the year ended December 31, 1997 and the six months ended June 30, 1997.

    [B] In September 1997, the Company entered into a software distribution agreement, pursuant to which the Company has the right to incorporate certain technology into its software. The Company is required to make certain royalty payments based on unit sales as defined. The Company is obligated to pay a minimum of $100,000 in royalties pursuant to the agreement for the period September 1997 to March 30, 1999. As of December 31, 1997 and June 30, 1998, accrued royalty payable was approximately $29,000 and $44,000, respectively.

    [C] In July 1996, the Company entered into an agreement pursuant to which certain technology was developed for the Company. The Company is required to make certain royalty payments based on unit sales as defined, up to a maximum royalty payment of $100,000. For the year ended December 31, 1997 and the six months ended June 30, 1998, royalties owed pursuant to such agreement were de minimus.

[3] EMPLOYMENT AGREEMENTS:

   In May 1998, the Company entered into an employment agreement with its President and Chief Executive Officer which provides for a base salary of $150,000, subject to annual increases of up to 20% by the Board of Directors at their discretion. The agreement also provides for an annual bonus of up to $50,000 as determined by the Board of Directors in its discretion. The agreement expires in May 2002. In connection therewith, the Company granted the President a five-year option to purchase 294,879 shares of the Company's common stock at an exercise price of $2.42 per share. The option vests 34% immediately and then 22% per year thereafter. As the estimated fair value of the Company's common stock at the date of grant of the option ($5.60 per share) was in excess of the exercise price the Company will incur aggregate compensation expense of approximately $938,000 over the service period, $366,000 of which was charged to expense during the six months ended June 30, 1998 based on the vesting provisions of the option.

   The Company has employment agreements with six other officers providing for aggregate annual salaries of $120,000 through April 1999 with respect to one officer and aggregate annual salaries of $640,000 through May and August 2001 with respect to five officers. Certain of the agreements provide for the granting of bonuses at the discretion of the Board of Directors, as well as options to purchase shares of common stock.

   Aggregate salary commitments pursuant to employment agreements are $804,000, $820,000, $790,000, $470,000 and $56,000 for 1998, 1999, 2000, 2001 and
    2002, respectively.

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE G--COMMITMENTS AND CONTINGENCIES (CONTINUED)
[4] SAVINGS AND INVESTMENT PLAN:

   The Company has a Savings and Investment Plan which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986. The Company also may make discretionary annual matching contributions in amounts determined by the Board of Directors, subject to statutory limits. The Company did not make any contributions to the 401(k) Plan during the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998.

[5] FINANCIAL ADVISORY AGREEMENT:

   In September 1996, as amended in January 1997, the Company entered into a financial advisory agreement with a corporation owned by the Chairman of the Board and a principal stockholder, which expires in January 1999. Pursuant to such agreement, monthly fees of $12,500 were to be paid to such corporation, and the Company issued two 7-year warrants, each to purchase up to 31,040 shares of common stock at an exercise price of $6.44 and $8.05, respectively. Such exercise prices were subsequently reduced to an exercise price of $1.61 per share (see Note E[3]). The Company also agreed to pay such corporation and another corporation which is a principal stockholder of the Company, a cash fee equal to 3% of the total proceeds or other consideration received in connection with a merger or sale of substantially all of the Company's assets completed by January 2001. Expenses under the agreement, including amortization of the value ascribed to the warrants, included in general and administrative expenses, for the year ended December 31, 1997 and the six-month periods ended June 30, 1997 and 1998 amounted to $253,000, $135,000 and $121,000, respectively.

   On May 14, 1998, the Company terminated the monthly fee provision of the financial advisory agreement and issued 31,250 shares of common stock to this entity in satisfaction of amounts owed pursuant the agreement.

NOTE H--INCOME TAXES

    The principal components of deferred tax assets and valuation allowance are as follows:

                                                                                  SIX MONTHS
                                                            YEAR ENDED               ENDED
                                                   DECEMBER 31,                    JUNE 30,
                                                       1996           1997           1998
                                                   -------------  -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards...............  $   1,464,000  $   2,122,000  $   2,882,000
  Common stock and warrants issued for
    compensation and debt discount, not yet
    deducted for tax purposes....................        266,000        525,000        503,000
  Other..........................................        240,000        261,000        275,000
                                                   -------------  -------------  -------------
                                                       1,970,000      2,908,000      3,660,000
Valuation allowance..............................     (1,970,000)    (2,908,000)    (3,660,000)
                                                   -------------  -------------  -------------
Net deferred tax asset...........................  $           0  $           0  $           0
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE H--INCOME TAXES (CONTINUED)
    The Company has recorded a valuation allowance for the full amount of its deferred tax assets as the likelihood of its future realization cannot be presently determined.

    The difference between the tax benefit and the amount that would be computed by applying the statutory federal income tax rate to loss before taxes is attributable to the following:

                                                                              SIX MONTHS ENDED
                                                           YEAR ENDED
                                                          DECEMBER 31,            JUNE 30,
                                                      --------------------  --------------------
                                                        1996       1997       1997       1998
                                                      ---------  ---------  ---------  ---------
Income tax benefit--statutory rate..................      (34.0)%     (34.0)%     (34.0)%     (34.0)%
Increase in valuation allowance on deferred tax
  assets............................................       34.0%      34.0%      34.0%      34.0%
                                                      ---------  ---------  ---------  ---------
                                                              0%         0%         0%         0%
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

    At December 31, 1997, the Company has available net operating loss carryforwards to reduce future federal taxable income of approximately $5,500,000 for tax reporting purposes which expire from 2009 through 2012. Pursuant to the provisions of the Internal Revenue Code, future utilization of these past losses is subject to certain limitations based on changes in the ownership of the Company's stock that have occurred or are likely to occur.

NOTE I--OTHER MATTERS

[1] For the year ended December 31, 1997, approximately $500,000 (21%), $362,000
    (15%) and $298,000 (13%) of the Company's revenues were from three customers. For the six months ended June 30, 1998, approximately $285,000 (32%), $154,000 (17%) and $95,000 (11%) of the Company's revenues respectively, were from one customer, the second customer referred to above, and a third customer. No customer accounted for 10% or more of the Company's revenue for the year ended December 31, 1996 and one customer accounted for $500,000 in sales (35%) for the six months ended June 30, 1997.

[2] For the years ended December 31, 1996 and 1997 and for the six months ended
    June 30, 1997 and 1998, export sales of the Company's products amounted to approximately $69,000, $370,000, $237,000 and $16,000, respectively.

NOTE J--SUBSEQUENT EVENTS


[1]  In August, 1998 the Company formed a wholly owned subsidiary, Network-1
    Acquisition Corp. (the "Purchaser"). Pursuant to an agreement and plan of merger dated September 11, 1998 between the Company, the Purchaser and CommHome Systems Corporation ("CommHome"), upon closing of the Offering CommHome will be merged with and into the Purchaser with the shareholders of CommHome receiving 46,667 shares of the Company's common stock. The Company's President is also the President of CommHome and owns 51% of its outstanding common stock. The Purchaser also agreed to assume liabilities of CommHome of up to $200,000 including $105,000 which is owed to two officers of the Company and which will be satisfied by the issuance of 17,500 shares of the Company's common stock. The Company will incur a charge of approximately $469,000 for purchased research and development upon the acquisition which will be accounted for as a purchase. CommHome is a

                       NETWORK-1 SECURITY SOLUTIONS, INC.

          (UNAUDITED WITH RESPECT TO DATA AS OF JUNE 30, 1998 AND FOR
              THE SIX-MONTH PERIODS ENDED JUNE 30, 1997 AND 1998)

NOTE J--SUBSEQUENT EVENTS (CONTINUED)
    development stage company and has had no revenues. The principal activity has been the design of residential networking solutions. The Company intends to incorporate CommHome's designs into its future security products.


[2] In October 1998, the Company entered into an agreement, effective upon consummation of the Offering, with certain of its holders of outstanding promissory notes, including accrued interest, of $3,204,888 (See Note E), pursuant to which the Company will issue 562,836 shares of Series C Preferred Stock in exchange for cancellation of promissory notes, including accrued interest, of $2,954,888, subject to adjustment in the event the Underwriter's over-allotment option is exercised. The balance of the promissiory notes in the principal amount of $250,000 will be repaid from the proceeds of the Offering. In the event the Underwriter's over-allotment option is exercised in whole or in part, 50% of the net proceeds received by the Company from such exercise shall be used to repay the promissiory notes on a pro-rata basis and the 562,836 shares of Series C Preferred Stock to be issued to the holders of the promissory notes shall be proportionately reduced.



    Upon consummation of the Offering, the Company will have outstanding 562,836 shares of Series C Convertible Preferred Stock (subject to adjustment in the event the Underwriter exercises the over-allotment option). The Series C Convertible Preferred Stock is convertible on a 1-to-1 basis into common shares and has identical voting rights as the Company's Common Stock, will have a liquidation preference of $5.25 per share and will be entitled to equivalent dividends and distributions as those paid on Common Shares.



[3] In October 1998, the Company was notified by the licensee of the June 1997 software distribution agreement (see Note G[2][a]) that it was terminating the agreement effective December 31, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           7
Use of Proceeds..................................          19
Dilution.........................................          21
Dividend Policy..................................          22
Capitalization...................................          22
Selected Financial Data..........................          23
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          24
Business.........................................          32
Management.......................................          46
Principal Stockholders...........................          54
Certain Transactions.............................          57
Description of Securities........................          60
Shares Eligible for Future Sale..................          62
Underwriting.....................................          63
Legal Matters....................................          64
Experts..........................................          64
Additional Information...........................          65
Index to Financial Statements....................         F-1


                            ------------------------

    UNTIL          , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                1,700,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           WHALE SECURITIES CO., L.P.

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "GCL"), Article VI of the Company's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 hereto, includes a provision that eliminates any director's personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Such elimination of personal liability does not apply to the following: (i) breach of the duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
(iii) payment of an illegal dividend or an illegal redemption or purchase of the Company's stock, pursuant to Section 174 of the GCL; or (iv) any transaction from which the director derived an improper benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company with respect to events occurring prior to the time of such repeal or modification.

    As permitted by Section 145 of the GCL, pursuant to Article VII of the Company's Amended and Restated Certificate of Incorporation, the Company, to the fullest extent permitted by the provisions of the GCL, as now or hereafter in effect, indemnifies any director, officer, employee or agent of the Company and certain other persons serving at the request of the Company in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which that person is or is threatened to be made a party by reasons of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the Company, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The indemnification provided by Article VII of the Company's Amended and Restated Certificate of Incorporation does not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the Bylaws of the Company, by agreement, vote of the stockholders or vote of disinterested directors of the Company or otherwise.

    The Company believes that the indemnification provisions contained in
Article VI and Article VII of the Company's Amended and Restated Certificate of Incorporation have assisted and will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

    The Underwriting Agreement, filed as Exhibit 1.1 hereto, provides for indemnification by the Underwriter of the Company, its directors and officers, and by the Company of the Underwriter, for certain liabilities, including liabilities under the Act, and affords certain rights of contribution with respect thereto.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered.

    The foregoing, except for the SEC Registration Fee and NASD Filing Fee are estimates.


SEC Registration Fee............................................................  $5,818.94

NASD Filing Fee.................................................................  $2,472.52

NASDAQ SmallCap Listing Fee.....................................................  $  10,000

Boston Stock Exchange Listing Fee...............................................  $   7,500

Accounting Fees and Expenses....................................................  $ 135,000

Legal Fees and Expenses (other than Blue Sky)...................................  $ 300,000

Blue Sky Fees and Expenses (including legal and filing fees)....................  $  50,000

Printing and Engraving Expenses.................................................  $ 125,000

Directors' and Officers' Liability Insurance....................................  $  70,000

Transfer Agent Fees and Expenses................................................  $   2,500

Miscellaneous...................................................................  $20,708.54
                                                                                  ---------

Total...........................................................................  $ 729,000


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Company has issued unregistered securities to the persons described below. No underwriting discounts or commissions were paid in connection with such issuance of securities, except in connection with the Company's issuance of an aggregate 667,359 shares of Common Stock on March 14, 1996 and March 21, 1996 (the "March 1996 Private Offering," as further described below under paragraph 5). In issuing the securities described below, the Company relied upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof and Regulation D promulgated thereunder, based on the fact that each investor was either an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act or such investor had such knowledge and experience in financial and business matters that such person was capable of evaluating the merits and risks of the investment. The share amounts below reflect a stock split at the rate of 12,836.97-to-1 on March 2, 1994, and a reverse stock split at the rate of 1-for-1.61083 on July 20, 1998.

(1) On November 29, 1995, the Company issued to Corey M. Horowitz warrants to purchase 124,159 shares of Common Stock at an exercise price of $3.22 per share, expiring November 29, 2005, in consideration for a loan of $150,000.

(2) On November 29, 1995, the Company issued to the CAPCOR Employee Pension Plan warrants to purchase 62,080 shares of Common Stock at an exercise price of $3.22 per share, expiring November 29, 2005, in consideration for a loan of $75,000.

(3) On March 14, 1996, the Company issued to each of Irwin Lieber, Barry Rubenstein and Eli Oxenhorn warrants to purchase 31,040 shares of Common Stock at an exercise price of $6.44 per share, expiring March 14, 2006, and warrants to purchase 31,040 shares of Common Stock at an exercise price of $9.67 per share, expiring March 14, 2006, in consideration for their agreement to serve on the Company's advisory board.

(4) On March 14, 1996, the Company issued to Bizar Martin & Taub, LLP warrants to purchase 9,312 shares of Common Stock at an exercise price of $6.44 per share, expiring March 14, 2006, in consideration for services rendered.

(5) On March 14, 1996 and March 21, 1996, in connection with the March 1996 Private Offering, the Company issued to 34 investors an aggregate 667,359 shares of Common Stock, in consideration for payment of $6.44 per share, for an aggregate consideration of $4.3 million. GKN Securities Corp. served as Placement Agent for the March 1996 Private Offering, and received a 4.5% sales commission (or $193,500). The Company also issued to GKN Securities Corp., related parties and Barington Capital Group, L.P. options to purchase an aggregate 66,736 shares of Common Stock at an exercise price of $6.44 per share, expiring March 14, 2001, in consideration of $100. The following investors participated in the March 1996 Private Offering:

NAME                                                        AMOUNT INVESTED  NUMBER OF SHARES
----------------------------------------------------------  ---------------  -----------------
ALSA, Inc.................................................   $      50,000            7,760
Applewood Associates, L.P.................................       2,000,000          310,399
Neil Bellet...............................................          25,000            3,880
Jay H. Bernstein..........................................          50,000            7,760
Stanley H. Blum...........................................          50,000            7,760
Elliott Broidy............................................         100,000           15,520
Eliot Brown...............................................          25,000            3,880
Kenneth D. Cole...........................................          25,000            3,880
Dalewood Associates, L.P..................................         150,000           23,280
E&M RP Trust..............................................         100,000           15,520
Craig Effron..............................................          35,000            5,432
Steven Etra...............................................          50,000            7,760
Barry K. Fingerhut........................................         200,000           31,040
Lloyd Goldman.............................................          25,000            3,880
Richard C. Kaufman &
Elaine J. Lenart JTRWOS...................................          50,000            7,760
Irwin Lieber..............................................         150,000           23,280
Jonathan Lieber...........................................          20,000            3,104
Seth Lieber...............................................          30,000            4,656
Lyonshare Venture Capital.................................          50,000            7,760
Mariwood Investments......................................          35,000            5,432
Jody Miller...............................................          25,000            3,880
Eli Oxenhorn..............................................         200,000           31,040
Jonathan Robinson.........................................          25,000            3,880
Andrew Rosen..............................................          25,000            3,880
Steven Rosen..............................................          25,000            3,880
Barry Rubenstein..........................................         200,000           31,040
Curtis Schenker...........................................          30,000            4,656
Seneca Ventures...........................................         150,000           23,280
Matthew Smith.............................................          10,000            1,552
David Thalheim............................................          50,000            7,760
Michael Weissman..........................................          25,000            3,880
Lance Wolfson.............................................          25,000            3,880
William Wolfson...........................................          25,000            3,880
Woodland Venture Fund.....................................         265,000           41,128
                                                            ---------------         -------
Total.....................................................   $   4,300,000          667,359

(6) On March 14, 1996, the Company issued to Corey M. Horowitz 24,832 shares of Common Stock and 83,808 shares of Common Stock to Security Partners, L.P. in consideration for conversion of outstanding debt in the aggregate principal amount of $700,000.

(7) On March 21, 1996, the Company issued to J. Robert Scott, Inc. 6,467 shares of Common Stock in consideration for services rendered.

(8) On April 26, 1996, the Company issued to Michael Stansky and Jill Stansky as Tenants of the Entirety, w/r/o/s, 3,880 shares of Common Stock, in consideration for payment of $6.44 per share or aggregate consideration of $25,000.

(9) On April 28, 1996, the Company issued to James J. Pallotta 7,760 shares of Common Stock, in consideration for payment of $6.44 per share or aggregate consideration of $50,000.

(10) On April 29, 1996, the Company issued to Robert Russo 2,483 shares of Common Stock in consideration for services rendered as the Company's President.

(11) On June 3, 1996, the Company issued to Navigator Fund, L.P. 17,615 shares of Common Stock in consideration for payment of $6.44 per share or aggregate consideration of $113,500.

(12) On June 3, 1996, the Company issued to Navigator Global Fund 1,785 shares of Common Stock in consideration for payment of $6.44 per share or aggregate consideration of $11,500.

(13) On October 3, 1996, the Company issued to each of Craig Bandes and Mona Geller 7,760 shares of Common Stock, upon the exercise of stock options by Bandes and Geller at an exercise price of $1.61 per share or aggregate consideration of $25,000. The stock options had been issued pursuant to Stock Option Agreements, dated April 4, 1994, in consideration for financial advisory services rendered to the Company.

(14) On October 11, 1996, the Company issued to CMH Capital Management Corp. ("CMH") warrants to purchase 31,040 shares of Common Stock at an exercise price of $8.05 per share, expiring October 11, 2003, in consideration for financial advisory services.

(15) On October 22, 1996, the Company issued to Communica, Inc. and related parties 9,312 shares of Common Stock in consideration for services rendered.


(16) The Company's Stock Option Plan provides for the grant of stock options to key employees, directors, and consultants of the Company (the "Stock Option Plan"). Under the Stock Option Plan, employees (including officers and employee directors) are eligible to receive grants of incentive stock options, which are intended to be "Incentive Stock Options" as defined by
    Section 422 of the Internal Revenue Code of 1986, as amended. Employees (including officers), directors of the Company or any affiliates or consultants are eligible to receive grants of non-qualified options. An aggregate of 1,050,000 shares of Common Stock has been reserved for issuance upon exercise of outstanding options issued under the Stock Option Plan. The Company believes that the Stock Option Plan grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder, because such options were granted pursuant to a written compensatory benefit plan of the Company, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant. As of October 20, 1998, pursuant to the Stock Option Plan, options to purchase an aggregate of 855,216 shares of Common Stock were outstanding, including options to purchase 86,290 shares of Common Stock at an exercise price of $4.83 per share, options to purchase 194,628 shares of Common Stock at an exercise price of $5.60 per share and options to purchase 574,298 shares of Common Stock at an exercise price of $6.00 per share. No such outstanding options had been exercised.


(17) On January 15, 1997, the Company issued to CMH warrants to purchase 31,040 shares of Common Stock at an exercise price of $6.44 per share, expiring January 15, 2004, in consideration for financial advisory services to the Company.

(18) In February and April of 1997, the Company borrowed $1 million through the issuance to ten (10) investors of unsecured promissory notes, bearing 6% interest (the "February and April 1997

    Private Financing"), and due at the earlier of (i) one year from the date of issuance, (ii) the date upon which the Company receives $4,000,000 net proceeds (after deduction of all related offering expenses) of equity or debt financing from one transaction or a series of transactions, (iii) a sale of all or substantially all of the Company's assets or (iv) a merger or consolidation of the Company. In addition, as part of the February and April 1997 Private Financing, investors received receive ten (10) year warrants to purchase an aggregate of 139,679 shares of Common Stock at an exercise price of $6.44 per share (the "Warrants"), as follows:

       (a) On February 24, 1997, the Company issued to Charles P. Stevenson, Jr. warrants to purchase 13,968 shares of Common Stock in consideration for a loan of $100,000;

       (b) On February 24, 1997, the Company issued to Albert Kalimian warrants to purchase 6,984 shares of Common Stock in consideration for a loan of $50,000;

       (c) On February 24, 1997, the Company issued to Raptur Management Co. warrants to purchase 13,968 shares of Common Stock in consideration for a loan of $100,000;

       (d) On February 24, 1997, the Company issued to Douglas Lipton warrants to purchase 6,984 shares of Common Stock in consideration for a loan of $50,000;

       (e) On February 24, 1997, the Company issued to Applewood Associates, L.P. warrants to purchase 34,920 shares of Common Stock in consideration for a loan of $250,000;

       (f) On February 24, 1997, the Company issued to Lawrence Wein warrants to purchase 3,492 shares of Common Stock in consideration for a loan of $25,000;

       (g) On February 24, 1997, the Company issued to Steven Heineman warrants to purchase 3,492 shares of Common Stock in consideration for a loan of $25,000;

       (h) On February 24, 1997, the Company issued to Herb Karlitz warrants to purchase 6,984 shares of Common Stock in consideration for a loan of $50,000;

       (i) On April 29, 1997, the Company issued to Navigator Fund, L.P. warrants to purchase 42,882 shares of Common Stock in consideration for a loan of $307,000; and

       (j) On April 29, 1997, the Company issued to Navigator Global Fund warrants to purchase 6,006 shares of Common Stock in consideration for a loan of $43,000.

(19) On February 24, 1997, the Company issued to Alan Kaufman warrants to purchase 9,312 shares of Common Stock at an exercise price of $6.44 per share, expiring February 24, 2007, in consideration for services rendered.

(20) On August 8, 1997, the Company agreed to reduce the exercise prices of warrants to purchase 31,040 shares of Common Stock, at an exercise price of $8.05 per share, issued to CMH on October 11, 1996 and warrants to purchase 31,040 shares of Common Stock, at an exercise price of $6.44 per share, issued to CMH on January 15, 1997, to an exercise price of $3.22 per share, in consideration for a loan $100,000 made by CMH. In addition, the Company agreed to reduce the exercise price of warrants to purchase 124,159 shares of Common Stock, at an exercise price of $3.22 per share, issued to Corey M. Horowitz on November 29, 1995, to an exercise price of $1.61 per share, in consideration for that same loan.

(21) On September 26, 1997, the Company issued to Applewood Associates, L.P. warrants to purchase 62,080 shares of Common Stock at an exercise price of $4.83 per share, expiring September 26, 2007, in consideration for a loan of $350,000.

(22) On September 26, 1997, the Company issued to CMH warrants to purchase 8,869 shares of Common Stock at an exercise price of $4.83 per share, expiring September 26, 2007, in consideration for a loan of $50,000.

(23) On November 12, 1997, the Company issued to Progressive Strategies, Inc. 2,793 shares of Common Stock in consideration for services rendered.

(24) On November 21, 1997, in consideration of a loan of $50,000, the Company agreed to reduce the exercise prices to $1.61 of warrants to purchase 31,040 shares of Common Stock, originally issued to CMH at an exercise price of $8.05 per share on October 11, 1996 and warrants to purchase 31,040 shares of Common Stock, originally issued to CMH at an exercise price of $6.44 per share on January 15, 1997.

(25) On February 17, 1998, the Company issued to Venture Strategies, Inc. warrants to purchase 6,207 shares of Common Stock at an exercise price of $6.04 per share, expiring February 17, 2002, in consideration for services rendered.

(26) On March 2, 1998, the Company issued an aggregate of $400,000 of promissory notes and ten year warrants to purchase up to 74,496 shares of Common Stock at an exercise price of $4.83 per share to four (4) investors including Applewood Associates, L.P. ($300,000 note and warrants to purchase 55,872 shares of common stock), CMH Capital Management Corp.($50,000 note and warrants to purchase 9,312 shares of common stock), Robert Graifman ($25,000 note and warrants to purchase 4,656 shares of common stock) and Herb Karlitz ($25,000 note and warrants to purchase 4,656 shares of common stock).

(27) On April 24, 1998, the Company issued to each of Corey Horowitz and MBF Capital Corp. ten (10) year warrants to purchase 9,312 shares of Common Stock at an exercise price of $4.83 per share in consideration for a loan of $50,000 by each party.

(28) On May 10, 1998, the Company issued 2,897 shares of Common Stock to High Tech Ventures in consideration for services rendered.

(29) On May 14, 1998, the Company issued an aggregate of $1,250,000 of promissory notes and ten (10) year warrants to purchase up to 232,799 shares of Common Stock at an exercise price of $4.83 per share to Applewood Associates, L.P. ($1,000,000 note and warrants to purchase 186,239 shares) and Bentley One, Ltd. ($250,000 note and warrants to purchase 46,560 shares).

(30) On May 14, 1998, the Company issued 31,250 shares of Common Stock to CMH in connection with advisory services rendered to the Company.

(31) On May 18, 1998, the Company issued a five (5) year option to Avi A. Fogel to purchase up to 294,879 shares of the Common Stock at an exercise price of $2.42 per share, in consideration for Mr. Fogel's execution of his employment agreement. The shares underlying the option vest as follows: 34% on the date of issuance of the option and 22% per year for each year thereafter.

(32) On July 8, 1998, the Company issued an aggregate of 596,741 shares of its Common Stock in exchange for the cancellation of outstanding warrants and options to purchase an aggregate of 789,521 shares of Common Stock, as follows:

       (a) 261,565 shares of its Common Stock to Applewood Associates, L.P. in exchange for warrants to purchase 339,111 shares of Common Stock;

       (b) 14,070 shares of its Common Stock to CMH Capital Management Corp. in exchange for warrants to purchase 18,181 shares of Common Stock;

       (c) 117,138 shares of its Common Stock to Corey M. Horowitz in exchange for warrants to purchase 133,471 shares of Common Stock;

       (d) 49,381 shares of its Common Stock to CAPCOR Employee Pension Plan in exchange for warrants to purchase 62,080 shares of Common Stock;

       (e) 9,824 shares of its Common Stock to Raptur Management Co. in exchange for warrants to purchase 13,968 shares of Common Stock;

       (f) 4,912 shares of its Common Stock to Douglas Lipton in exchange for warrants to purchase 6,984 shares of Common Stock;

       (g) 2,456 shares of its Common Stock to Lawrence Wein in exchange for warrants to purchase 3,492 shares of Common Stock;

       (h) 2,456 shares of its Common Stock to Steven Heineman in exchange for warrants to purchase 3,492 shares of Common Stock;

       (i) 8,572 shares of its Common Stock to Herb Karlitz in exchange for warrants to purchase 11,640 shares of Common Stock;

       (j) 9,824 shares of its Common Stock to Charles P. Stevenson, Jr. in exchange for warrants to purchase 13,968 shares of Common Stock;

       (k) 4,912 shares of its Common Stock to Albert Kalimian in exchange for warrants to purchase 6,984 shares of Common Stock;

       (l) 30,375 shares of its Common Stock to Navigator Fund, L.P. in exchange for warrants to purchase 42,882 shares of Common Stock;

       (m) 4,254 shares of its Common Stock to Navigator Global Fund in exchange for warrants to purchase 6,006 shares of Common Stock;

       (n) 3,625 shares of its Common Stock to Robert Graifman in exchange for warrants to purchase 4,656 shares of Common Stock;

       (o) 7,278 shares of its Common Stock to MBF Capital Corp. in exchange for warrants to purchase 9,312 shares of Common Stock;

       (p) 36,441 shares of its Common Stock to Bentley One, Ltd. in exchange for warrants to purchase 46,560 shares of Common Stock;

       (q) 6,897 shares of its Common Stock to Barington Capital Group, L.P. in exchange for options to purchase 15,520 shares of Common Stock;

       (r) 9,560 shares of its Common Stock to GKN Securities Corp. in exchange for options to purchase 21,511 shares of Common Stock;

       (s) 3,869 shares of its Common Stock to David M. Nussbaum in exchange for options to purchase 8,707 shares of Common Stock;

       (t) 3,869 shares of its Common Stock to Robert Gladstone in exchange for options to purchase 8,707 shares of Common Stock;

       (u) 3,869 shares of its Common Stock to Roger Gladstone in exchange for options to purchase 8,707 shares of Common Stock;

       (v) 593 shares of its Common Stock to Deborah L. Schondorf in exchange for options to purchase 1,335 shares of Common Stock;

       (w) 104 shares of its Common Stock to Neil Betoff in exchange for options to purchase 233 shares of Common Stock;

       (x) 455 shares of its Common Stock to Richard Buonocore in exchange for options to purchase 1,024 shares of Common Stock;

       (y) 166 shares of its Common Stock to Brian K. Coventry in exchange for options to purchase 372 shares of Common Stock; and



       (z) 276 shares of its Common Stock to Andrew G. Lazarus in exchange for options to purchase 621 shares of Common Stock.



(33) On October 1, 1998, the Company issued 10,000 shares of Common Stock to CMH in connection with advisory services to be rendered to the Company.



(34) On October 19, 1998, the Company issued 1,167 shares of Common Stock to High Tech Ventures in consideration for services rendered.



(35) On October 19, 1998, the Company issued 2,053 shares of Common Stock to Opre Systems, Inc. in consideration for services rendered.



(36) On October 20, 1998, the Company entered into an agreement, effective upon consummation of this offering, with certain of its holders of outstanding promissory notes (the "Notes"), in the principal amount plus accrued interest of $3,204,888, pursuant to which the Company will issue 562,836 shares of Series C Convertible Preferred Stock (the "Preferred Stock") in exchange for cancellation of promissory notes in the principal amount plus accrued interest of $2,954,888 (subject to adjustment in the event the Underwriter's over-allotment option is exercised in whole or in part), as follows:



       (a) 382,696 shares of Preferred Stock to Applewood Associates, L.P. in exchange for Notes and accrued interest of $2,009,156;



       (b) 32,675 shares of Preferred Stock to CMH Capital Management Corp. in exchange for Notes and accrued interest of $171,541;



       (c) 7,846 shares of Preferred Stock to Corey M. Horowitz in exchange for Notes and accrued interest of $41,193;



       (d) 16,586 shares of Preferred Stock to Raptur Management Co. in exchange for Notes and accrued interest of $87,075;



       (e) 8,293 shares of Preferred Stock to Douglas Lipton in exchange for Notes and accrued interest of $43,538;



       (f) 4,146 shares of Preferred Stock to Lawrence Wein in exchange for Notes and accrued interest of $21,769;



       (g) 4,146 shares of Preferred Stock to Steven Heineman in exchange for Notes and accrued interest of $21,769;



       (h) 12,260 shares of Preferred Stock to Herb Karlitz in exchange for Notes and accrued interest of $64,364;



       (i) 16,586 shares of Preferred Stock to Charles P. Stevenson, Jr. in exchange for Notes and accrued interest of $87,075;



       (j) 8,293 shares of Preferred Stock to Albert Kalimian in exchange for Notes and accrued interest of $43,538;



       (k) 50,432 shares of Preferred Stock to Navigator Fund, L.P. in exchange for Notes and accrued interest of $264,766;



       (l) 7,064 shares of Preferred Stock to Navigator Global Fund in exchange for Notes and accrued interest of $37,085;



       (m) 3,967 shares of Preferred Stock to Robert Graifman in exchange for Notes and accrued interest of $20,826; and

       (n) 7,846 shares of Preferred Stock to MBF Capital Corp. in exchange for Notes and accrued interest of $41,193.


ITEM 27. EXHIBITS

    The following is a list of all Exhibits filed as part of this Registration Statement.


  EXHIBIT
  NUMBER     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement***

       1.2   Form of Underwriter's Warrant***

       2.1   Merger Agreement, dated September 11, 1998, between the Company and CommHome Systems Corporation*

       3.1   Certificate of Incorporation of the Company, as amended (includes Form of Certificate of Designation of
             Series C Preferred Stock)***

       3.2   By-laws of the Company, as amended*

       4.1   Form of Common Stock Certificate*

       4.2   Company's Stock Option Plan, as amended***

       5.1   Opinion of Bizar Martin & Taub, LLP*

      10.1   Employment Agreement, dated May 18, 1998, between the Company and Avi A. Fogel, and amendment, dated May
             30, 1998*

      10.2   Employment Agreement, dated May 18, 1998, between the Company and Robert P. Olsen*

      10.3   Employment Agreement, dated May 19, 1998, between the Company and Murray P. Fish*

      10.4   Employment Agreement, dated June 30, 1998, between the Company and William Hancock*

      10.5   Employment Agreement, dated April 4, 1994, between the Company and Robert Russo, and amendments, dated
             February 16, 1996 and September 10, 1998*

      10.6   Waiver, dated June 30, 1998, of salary increases by William Hancock and Robert Russo*

      10.7   Lease and Service Agreement, dated June 5, 1998, between the Company and Alliance Wellesley L.P.*

      10.8   Lease, dated June 29, 1994, between the Company and Greenview Limited Partnership*

      10.9   Agreement, dated August 30, 1996, between the Company and CMH Capital Management Corp. ("CMH"), with respect to advisory services, and amendments, dated January 15, 1997 and January 30, 1997*

     10.10   Agreement, dated May 14, 1998, between the Company, CMH and Applewood Associates, L.P. with respect to advisory services*

     10.11   Master Software License Agreement, dated November 10, 1997, between the Company and Electronic Data
             System Corporation, and amendment, dated May 29, 1998**

     10.12   Software Distribution Agreement, dated June 5, 1997, between the Company and Trusted Information
             Systems, Inc.**

     10.13   Software Distribution Agreement, dated September 26, 1997, between the Company and Trusted Information
             Systems, Inc.**

     10.14   Reseller Agreement, dated April 17, 1998, between the Company and Aventail Software Corporation **

  EXHIBIT
  NUMBER     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
     10.15   Agreement, dated January 31, 1997, among the Company, Robert Russo and William Hancock, in which Messrs.
             Russo and Hancock surrendered shares of Common Stock*

     10.16   Agreement, dated September 26, 1997, between the Company, Robert Russo, William Hancock, and Kenneth
             Conquest, in which Messrs. Russo, Hancock, and Conquest surrendered shares of Common Stock*

     10.17   Agreement, dated May 14, 1998, among the Company, Robert Russo and William Hancock, in which Messrs.
             Russo and Hancock surrendered shares of Common Stock*

     10.18   Agreement, dated May 14, 1998, between the Company and CMH, in connection with the issuance of shares for advisory fees*

     10.19   Exchange Agreement, dated July 8, 1998, between the Company and certain of its holders of outstanding warrants and options*

     10.20   Employment Agreement, dated July 31, 1998, between the Company and Joseph A. Donohue*

     10.21   Employment Agreement, dated August 24, 1998, between the Company and Joseph D. Harris*

     10.22   Agreement, dated October 1, 1998, between the Company and CMH, with respect to advisory services

     10.23   Agreement, dated October 20, 1998, between the Company and certain of its holders of promissory notes

      21.1   List of Subsidiaries of the Company*

      23.1   Consent of Richard A. Eisner & Company, LLP

      23.2   Consent of Bizar Martin & Taub, LLP (included in Exhibit 5.1)*

      24.1   Power of Attorney (see signature page)*

      27.1   Financial Data Schedule*


------------------------

*   Previously filed.


** Previously filed and confidentiality treatment has been requested for certain provisions.



*** Amendment to previously filed document filed herewith.


ITEM 28. UNDERTAKINGS

    The Registrant will provide to the Underwriter specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim from indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    For purpose of determining any liability under the Securities of 1933, each post-effective amendment that contains a Form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    For purposes of determining any liability under the Securities Act, the information omitted from the Form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the Form of Prospectus filed by Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Township of Wellesley, Commonwealth of Massachusetts, on the 22nd day of October, 1998.


                                NETWORK-1 SECURITY SOLUTIONS, INC.

                                By:               /s/ AVI A. FOGEL
                                     -----------------------------------------
                                                   Avi A. Fogel,
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------
                                President, Chief Executive
       /s/ AVI A. FOGEL           Officer and Director
------------------------------    (principal executive        October 22, 1998
         Avi A. Fogel             officer)

              *
------------------------------  Chief Technology Officer      October 22, 1998
      William H. Hancock          and Director

                                Chief Financial Officer
              *                   (principal financial
------------------------------    officer and principal       October 22, 1998
        Murray P. Fish            accounting officer)

              *
------------------------------  Vice President of Business    October 22, 1998
         Robert Russo             Development

    /s/ COREY M. HOROWITZ
------------------------------  Chairman of the Board of      October 22, 1998
      Corey M. Horowitz           Directors

       /s/ MARCUS RANUM
------------------------------  Director                      October 22, 1998
         Marcus Ranum



*By:      /s/ AVI A. FOGEL
      ------------------------
           Avi A. Fogel,
        AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     EXHIBIT                                                                                               PAGE
-----------  -------------------------------------------------------------------------------------------------     -----

       1.1   Form of Underwriting Agreement***................................................................

       1.2   Form of Underwriter's Warrant***.................................................................

       2.1   Merger Agreement, dated September 11, 1998, between the Company and CommHome Systems
             Corporation*.....................................................................................

       3.1   Certificate of Incorporation of the Company, as amended (includes Form of Certificate of
             Designation of Series C Preferred Stock)***......................................................

       3.2   By-laws of the Company, as amended*..............................................................

       4.1   Form of Common Stock Certificate*................................................................

       4.2   Company's Stock Option Plan, as amended***.......................................................

       5.1   Opinion of Bizar Martin & Taub, LLP*.............................................................

      10.1   Employment Agreement, dated May 18, 1998, between the Company and Avi A. Fogel, and amendment, dated May 30, 1998*..............................................................................

      10.2   Employment Agreement, dated May 18, 1998, between the Company and Robert P. Olsen*...............

      10.3   Employment Agreement, dated May 19, 1998, between the Company and Murray P. Fish*................

      10.4   Employment Agreement, dated June 30, 1998, between the Company and William Hancock*..............

      10.5   Employment Agreement, dated April 4, 1994, between the Company and Robert Russo, and amendments, dated February 16, 1996 and September 10, 1998*..................................................

      10.6   Waiver, dated June 30, 1998, of salary increases by William Hancock and Robert Russo*............

      10.7   Lease and Service Agreement, dated June 5, 1998, between the Company and Alliance Wellesley
             L.P.*............................................................................................

      10.8   Lease, dated June 29, 1994, between the Company and Greenview Limited Partnership*...............

      10.9   Agreement, dated August 30, 1996, between the Company and CMH Capital Management Corp. ("CMH"),
             with respect to advisory services, and amendments, dated January 15, 1997 and January 30,
             1997.*...........................................................................................

     10.10   Agreement, dated May 14, 1998, between the Company, CMH and Applewood Associates, L.P. with respect to advisory services*....................................................................

     10.11   Master Software License Agreement, dated November 10, 1997, between the Company and Electronic
             Data Systems Corporation, and amendment, dated May 29, 1998**....................................

     10.12   Software Distribution Agreement, dated June 5, 1997, between the Company and Trusted Information
             Systems, Inc.**..................................................................................

     10.13   Software Distribution Agreement, dated September 26, 1997, between the Company and Trusted
             Information Systems, Inc.**......................................................................

     10.14   Reseller Agreement, dated April 17, 1998, between the Company and Aventail Software
             Corporation**....................................................................................

     10.15   Agreement, dated January 31, 1997, among the Company, Robert Russo and William Hancock, in which
             Russo and Hancock surrendered shares of Common Stock*............................................

     10.16   Agreement, dated September 26, 1997, between the Company, Robert Russo, William Hancock, and
             Kenneth Conquest, in which Messrs. Russo, Hancock, and Conquest surrendered shares of Common
             Stock*...........................................................................................

  EXHIBIT
  NUMBER     EXHIBIT                                                                                               PAGE
-----------  -------------------------------------------------------------------------------------------------     -----
     10.17   Agreement, dated May 14, 1998, among the Company, Robert Russo and William Hancock, in which
             Messrs. Russo and Hancock surrendered shares of Common Stock*....................................

     10.18   Agreement, dated May 14, 1998, between the Company and CMH, in connection with the issuance of shares for advisory fees*........................................................................

     10.19   Exchange Agreement, dated July 8, 1998, between the Company and certain of its holders of outstanding warrants and options*................................................................

     10.20   Employment Agreement, dated July 31, 1998, between the Company and Joseph A. Donohue*............

     10.21   Employment Agreement, dated August 24, 1998, between the Company and Joseph D. Harris*...........

     10.22   Agreement, dated October 1, 1998, between the Company and CMH, with respect to advisory services.........................................................................................

     10.23   Agreement, dated October 20, 1998, between the Company and certain of its holders of promissory notes............................................................................................

      21.1   List of Subsidiaries of the Company*.............................................................

      23.1   Consent of Richard A. Eisner & Company, LLP......................................................

      23.2   Consent of Bizar Martin & Taub, LLP (included in Exhibit 5.1)*...................................

      24.1   Power of Attorney (see signature page)*..........................................................

      27.1   Financial Data Schedule*.........................................................................


------------------------

*   Previously filed.


** Previously filed and confidentiality treatment has been requested for certain provisions.



*** Amendment to previously filed document filed herewith.